 Filed pursuant to Rule 424(b)(3)
 File No. 333-267983
PROSPECTUS
DRAGONFLY ENERGY HOLDINGS CORP.
Up to 21,512,027 Shares of Common Stock
This prospectus relates to the potential offer and resale, from time to time, of up to 21,512,027 shares of our common stock, par value $0.0001 per share (“common stock”), by the selling stockholder, Chardan Capital Markets LLC (“CCM” or the “selling stockholder”).
The shares of common stock to which this prospectus relates includes shares that have been or may be issued to CCM pursuant to a purchase agreement between us and CCM, dated October 7, 2022 (the “Purchase Agreement”) establishing an equity facility (the “ChEF Equity Facility”).
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. However, we may receive gross proceeds of up to $150 million from the sale of shares to CCM under the Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement.
CCM is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, (the “Securities Act”). See “ChEF Equity Facility” and “Plan of Distribution (Conflicts of Interest)” for more information about how CCM may sell the shares of common stock being registered pursuant to this prospectus and for a description of compensation payable to CCM.
CCM may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. The price that CCM will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. While the number of shares of common stock that CCM is required to purchase is subject to certain limitations under the Purchase Agreement, including the Beneficial Ownership Limitation, the number of shares of common stock that we can sell to CCM under the Purchase Agreement could constitute a considerable percentage of our public float at the time of such sales. As a result, the resale by CCM of shares of our common stock pursuant to this prospectus could have a significant negative impact on the trading price of our common stock. See “ChEF Equity Facility” on page 119 for more information.
In addition, we will file separate registration statements registering the issuance to and resale by certain third parties of certain shares of common stock and/or warrants issued prior to, or in connection with, the Business Combination. These third parties include CNTQ’s Sponsor, members of our senior management and our Term Loan Lenders. Any sales of such shares into the public market by such certain third parties could similarly have a significant negative impact on the trading price of our common stock.
We have agreed to bear all of the expenses incurred in connection with the registration of the shares to which this prospectus relates. CCM will pay or assume discounts, commissions, and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of shares of our common stock.
Our common stock is listed on the Nasdaq Global Market (the “Nasdaq”) under the symbol “DFLI”. On December 29, 2022, the closing price of our common stock was $10.75.
We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 11 OF THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 30, 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

INTRODUCTORY NOTE
On October 7, 2022 (the “Closing” and such date the “Closing Date”), Chardan NexTech Acquisition 2 Corp., a Delaware corporation (“CNTQ”), and Bronco Merger Sub, Inc., a Nevada corporation and newly formed wholly-owned subsidiary of CNTQ (“Merger Sub”), consummated the previously announced Business Combination (as defined below) pursuant to the terms of the Business Combination Agreement (as defined below).
On the Closing Date, (i) CNTQ changed its name to “Dragonfly Energy Holdings Corp.” (“Dragonfly” or the “Company”); (ii) Merger Sub merged with and into Dragonfly Energy Corp., a Nevada corporation (“Legacy Dragonfly”), with Legacy Dragonfly surviving the Merger as a direct, wholly-owned subsidiary of the Company (the “Merger”); and (iii) the parties to the Business Combination Agreement consummated the other transactions contemplated thereby.

FREQUENTLY USED TERMS
Unless the context otherwise requires, references in this prospectus to “Dragonfly,” the “Company,” “us,” “we,” “our” and any related terms are intended to mean Dragonfly Energy Holdings Corp. and its consolidated subsidiaries.
“$10 Warrants” means warrants to initially acquire 1,600,000 shares of common stock at an initial $10.00 per share exercise price issued at Closing in connection with the Term Loan.
“$10 Warrants Shares” means the 457,142 shares of common stock issued upon exercise of the $10 Warrants.
“Amended and Restated Charter” means the amended and restated certificate of incorporation of Dragonfly, in effect as of the date of this prospectus.
“Beneficial Ownership Limitation” means the limitation by which CCM shall not be obligated to purchase or acquire, any shares of common stock under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by CCM and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by CCM and its affiliates (on an aggregated basis) of more than 9.9% of the outstanding voting power or shares of common stock.
“Business Combination” means the Merger and the other transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means that certain Agreement and Plan of Merger, dated May 15, 2022, as amended on July 12, 2022, by and among CNTQ, Merger Sub and Dragonfly.
“Closing” means the closing of the Business Combination.
“CNTQ” means Chardan NexTech Acquisition 2 Corp., a Delaware corporation, which was renamed “Dragonfly Energy Holdings Corp.” in connection with the Closing.
“CNTQ Common Stock” means, prior to consummation of the Business Combination, to CNTQ common stock, par value $0.0001 per share, and, following consummation of the Business Combination, to the common stock, par value $0.001 per share, of Dragonfly.
“CNTQ IPO” means the initial public offering by CNTQ, which closed on August 13, 2021.
“DGCL” means the General Corporation Law of the State of Delaware, as amended.
“Dragonfly” means Dragonfly Energy Holdings Corp., a Delaware corporation.
“Dragonfly Board” means the board of directors of Dragonfly.
“Earnout Shares” means up to an additional 40,000,000 shares of Company common stock that may be issued to the Legacy Dragonfly stockholders at Closing if certain financial metrics or trading price metrics are achieved and other conditions are satisfied.
“Founder Shares” means the shares of CNTQ common stock held by the Sponsor, CNTQ’s directors, and affiliates of CNTQ’s management team.
“Legacy Dragonfly” means Dragonfly Energy Corp., a Nevada corporation, and includes the surviving corporation after the Merger. References herein to Dragonfly will include its subsidiaries, including Legacy Dragonfly, to the extent reasonably applicable.
“Merger” means the merger of Merger Sub with and into Legacy Dragonfly, with Legacy Dragonfly continuing as the surviving corporation and as a wholly-owned subsidiary of CNTQ (which changed its name to Dragonfly Energy Holdings Corp. upon the Closing), in accordance with the terms of the Business Combination Agreement.
“Merger Sub” means Bronco Merger Sub, Inc., a Nevada corporation.

“Penny Warrants” means warrants to initially acquire 2,593,056 shares of common stock at an exercise price of $0.01 per share issued at Closing in connection with the Term Loan.
“Private Warrants” means warrants to acquire shares of common stock at an $11.50 per share exercise price issued to an affiliate of the Sponsor in a private placement simultaneously with the closing of the CNTQ IPO.
“Public Warrants” means warrants to acquire shares of common stock at an $11.50 per share exercise price sold as part of the units in the CNTQ IPO (whether they were purchased in the CNTQ IPO or thereafter in the open market).
“Sponsor” means Chardan NexTech Investments 2 LLC, a Delaware limited liability company and an affiliate of CCM.
“Term Loan” means the $75 million aggregate principal amount senior secured term loan facility entered into at Closing.
“Transactions” means the Merger, and the other transactions contemplated by the Business Combination Agreement.
“Trust Account” means the trust account of CNTQ that held the proceeds from the CNTQ IPO.
“Warrants” means the Public Warrants, the Private Warrants and the Penny Warrants of Dragonfly.
“Warrant Holdings” means Chardan NexTech 2 Warrant Holdings LLC, a Delaware limited liability company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We caution readers of this prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to our customers of our products and services, the potential success of our marketing and expansion strategies, the potential for us to achieve design awards, and the potential benefits of the Business Combination (including with respect to shareholder value). These statements are based on various assumptions, whether or not identified in this prospectus, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:
•
our inability to recognize the anticipated benefits of our recent Business Combination, which may be affected by, among other things, the factors listed below;

•
our ability to successfully increase market penetration into target markets;

•
the addressable markets that we intend to target do not grow as expected;

•
the loss of any members of our senior management team or other key personnel;

•
the loss of any relationships with key suppliers including suppliers in China;

•
the loss of any relationships with key customers;

•
the inability to protect our patents and other intellectual property;

•
the failure to successfully optimize solid state cells or to produce commercially viable solid state cells in a timely manner or at all, or to scale to mass production;

•
changes in applicable laws or regulations;

•
our ability to maintain the listing of common stock on the Nasdaq;

•
the possibility that we may be adversely affected by other economic, business and/or competitive factors (including an economic slowdown or inflationary pressures);

•
the impact of the novel coronavirus disease pandemic, including any mutations or variants thereof, and its effect on business and financial conditions;

•
the inability of the Company to sell the desired amounts of shares of common stock to CCM at desired prices under the ChEF Equity Facility;

•
the potential for events or circumstances that result in the Company’s failure to timely achieve the anticipated benefits of the Company’s customer arrangements with THOR and its affiliate brands (including Keystone);

•
our ability to raise additional capital to fund our operations;

•
our ability to generate revenue from future product sales and our ability to achieve and maintain profitability;

•
the accuracy of our projections and estimates regarding our expenses, capital requirements, cash utilization, and need for additional financing;

•
changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•
the potential scope and value of our intellectual property and proprietary rights;

•
developments relating to our competitors and our industry;

•
our ability to engage target customers and successfully convert these customers into meaningful orders in the future;

•
the reliance on two suppliers for our LFP cells and a single supplier for the manufacture of our battery management system;

•
the likely dependence on a single manufacturing facility;

•
the increasing reliance on software and hardware that is highly complex and technical; and

•
other risks and uncertainties indicated in this prospectus, including those under the heading “Risk Factors.”

If any of these risks materialize or any of our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we are not presently aware of or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Dragonfly’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information and Other Data” and the financial statements included elsewhere in this prospectus.
The Company
Our business was founded in 2012. Based in Reno, Nevada, we are a manufacturer of non-toxic deep cycle lithium-ion batteries that are designed to displace lead acid batteries in a number of different storage applications and end markets including recreational vehicle (“RV”), marine vessel, and solar and off-grid industries, with disruptive solid-state cell technology currently under development. Our mission is to develop technology to deliver environmentally impactful and affordable solutions for energy storage to everyone globally.
To supplement our battery offerings, we are also a reseller of accessories for battery systems. These include chargers, inverters, monitors, controllers and other system accessories from brands such as Victron Energy, Progressive Dynamics, Magnum Energy and Sterling Power.
In addition to our conventional LFP batteries, our experienced research and development team, headed by our founder and CEO, is currently developing the next generation of LFP solid-state cells. Since our founding, we have been developing proprietary solid-state cell technology and manufacturing processes for which we have issued patents and pending patent applications, where appropriate.
The mailing address of our principal executive office is 1190 Trademark Dr. #108, Reno, Nevada 89521, and our telephone number is (775) 622-3448.
For more information about us, see the sections entitled “Business” and “Dragonfly’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2026, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including,

among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.
Risk Factors Summary
You should consider all the information contained in this prospectus before making a decision to invest in our common stock or warrants. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 11. Such risks include, but are not limited to, the following risks:
Risks Related to the ChEF
•
It is not possible to predict the actual number of shares of our common stock we will sell under the Purchase Agreement to CCM, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the ChEF Equity Facility.

•
The issuance and sale of shares of our common stock to CCM will cause dilution to other holders of shares of our common stock, and the sale of the shares of our common stock acquired by CCM, or the perception that such sales may occur, could cause the price of the shares of our common stock to fall.

•
Investors who buy common stock from CCM at different times will likely pay different prices.

Risks Related to our Existing Lithium-Ion Battery Operations
•
Our business and future growth depends on the needs and success of our customers.

•
We operate in a competitive industry. We expect that the level of competition will increase and the nature of our competitors will change as we develop new LFP battery products for, and enter into, new markets, and as the competitive landscape evolves.

•
We may not succeed in our medium- and long-term strategy of entering into new end markets for LFP batteries and our success depends, in part, on our ability to successfully develop and manufacture new products for, and acquire customers in, these new markets and successfully grow our operations and production capabilities (including, in time, our ability to manufacture solid-state cells in-house).

•
We currently rely on two suppliers to provide our LFP cells and a single supplier for the manufacture of our battery management system. Any disruption in the operations of these key suppliers could adversely affect our business and results of operations.

•
We are currently, and likely will continue to be, dependent on a single manufacturing facility. If our facility becomes inoperable for any reason, or our automation and expansion plans do not yield the desired effects, our ability to produce our products could be negatively impacted.

Risks Related to our Solid-State Technology Development
•
We face significant engineering challenges in our attempts to develop and manufacture solid-state battery cells and these efforts may be delayed or fail which could negatively impact our business.

•
We expect to make significant investments in our continued research and development of solid-state battery technology development, and we may be unable to adequately control the costs associated with manufacturing our solid-state battery cells.

•
If our solid-state batteries fail to perform as expected, our ability to further develop, market and sell our solid-state batteries could be harmed.

Risks Related to Intellectual Property
•
We rely heavily upon our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

•
We may need to defend ourselves against intellectual property infringement claims, which may be time- consuming and could cause us to incur substantial costs.

General Risk Factors
•
The uncertainty in global economic conditions, including as a result of the COVID-19 pandemic and the Russia-Ukraine conflict, could reduce consumer spending and disrupt our supply chain which could negatively affect our results of operations.

•
The loss of one or more members of our senior management team, other key personnel or our failure to attract additional qualified personnel may adversely affect our business and our ability to achieve our anticipated level of growth.

•
If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

Risks Related to our Financial Position and Capital Requirements
•
Our business is capital intensive, and we may not be able to raise additional capital on attractive terms, if at all. Any further indebtedness we incur may limit our operational flexibility in the future.

•
Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.

Risks Related to Ownership of our Common Stock
•
Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•
Insiders continue to have substantial influence over us, which could limit your ability to affect the outcome of key transactions, including a change of control.

•
We may issue additional shares of our common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

THE OFFERING
Issuer
Dragonfly Energy Holdings Corp.
Shares of common stock offered by CCM as the selling stockholder
Up to 21,512,027 shares of common stock that we may sell to CCM, from time to time after the Commencement Date (as defined in the Purchase Agreement) in accordance with the Purchase Agreement. All sales under the Purchase Agreement are at our sole discretion.
The actual number of our common stock issued and sold to CCM under the ChEF Equity Facility will vary depending on the then current market price of our common stock sold to CCM under the ChEF Equity Facility.
Terms of the Offering
CCM will determine when and how it will dispose of any shares of common stock registered under this prospectus for resale.
Use of proceeds
We will receive no proceeds from the sale of shares of common stock by CCM in this offering. We may receive up to $150 million in gross proceeds from the sale of shares to CCM pursuant to the Purchase Agreement from time to time after the Commencement Date. However, the actual proceeds we receive may be less than $150 million (before being reduced for the discount to CCM) depending on the number of shares of common stock sold and the price at which the shares of common stock are sold. Any proceeds we receive from CCM, we intend to use for working capital and general corporate purposes. Additionally, pending the uses described above, we plan to invest the net proceeds from the sale of shares of common stock to CCM, if any, in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. See “Use of Proceeds” for additional information.
Conflicts of Interest
CCM, an affiliate of the Sponsor, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is expected to act as an executing broker for the resale of common stock in this offering. CCM’s receipt of all the proceeds from resales of common stock results in a “conflict of interest” under FINRA Rule 5121. Accordingly, resales by CCM will be conducted in compliance with FINRA Rule 5121. To the extent that the common stock does not have a “bona fide public market,” as defined in FINRA Rule 5121, a qualified independent underwriter will participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement. LifeSci Capital, LLC has agreed to act as qualified independent underwriter for this offering and will receive an upfront fee of $100,000 and, beginning one year after the date of the Purchase Agreement until its termination, a quarterly fee of $25,000 for doing so, or up to $300,000 in the aggregate. Pursuant to FINRA Rule 5121, CCM will not confirm resales of common stock to any account over which it exercises discretionary authority without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest) — Conflicts of Interest.”
Nasdaq ticker symbols
Our common stock is currently listed on the Nasdaq under the symbol “DFLI”.

Risk factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.
Unless we specifically state otherwise or the context otherwise requires, the information above is as of the Closing Date, does not give effect to issuances of our common stock, warrants or options to purchase shares of our common stock, or the exercise of warrants or options after such date, and excludes:
•
2,785,950 shares initially reserved under the Dragonfly Energy Holdings Corp. 2022 Equity Incentive Plan (the “2022 Plan”);

•
2,464,400 shares initially reserved under the Dragonfly Energy Holdings Corp. Employee Stock Purchase Plan (the “ESPP”);

•
40,000,000 Earnout Shares;

•
4,627,858 shares of common stock (the “Private Warrant Shares”) issuable upon exercise of the private placement warrants that were originally issued in a private placement at the time of the CNTQ IPO;

•
9,487,500 shares of common stock (the “Public Warrant Shares”) issuable upon exercise of the Public Warrants sold as part of the units in the CNTQ IPO;

•
2,593,056 shares of common stock (the “Penny Warrants Shares”) currently issuable upon exercise of the Penny Warrants issued as part of the Term Loan; and

•
627,498 shares of common stock underlying outstanding options.

RISK FACTORS
Investment in our securities involves risk. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statement.” Please see the section entitled “Where You Can Find More Information” in this prospectus. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information and Other Data,” the financial statements and notes to the financial statements included herein.
Risks Related to the ChEF
It is not possible to predict the actual number of shares of our common stock, if any, we will sell under the Purchase Agreement to CCM, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the ChEF Equity Facility.
Under the Purchase Agreement entered into in connection with the ChEF Equity Facility, we have the right from time to time at our option to direct CCM to purchase up to a specified maximum amount of shares of our common stock, up to a maximum aggregate purchase price of $150 million, over the term of the ChEF Equity Facility. See “ChEF Equity Facility” on page 119 for more information regarding the Purchase Agreement and the ChEF Equity Facility.
We generally have the right to control the timing and amount of any common stock sales to CCM under the Purchase Agreement. The timing and amount of common stock sold by us to CCM under the Purchase Agreement will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including market conditions and the terms, conditions and limitations set forth in the Purchase Agreement (including certain limitations on CCM’s obligation to purchase shares including, among other things, daily trading volumes and the Beneficial Ownership Limitation). We may ultimately decide to sell to CCM all, some or none of the common stock shares available for our sale to CCM pursuant to the ChEF Equity Facility. Depending on market liquidity at the time, resales of those shares by CCM may cause the public trading price of our common stock to decrease.
Because the purchase price per share to be paid by CCM for shares of common stock that we may elect to sell to CCM under the ChEF Equity Facility, if any, will fluctuate based on the VWAP of our common stock during the applicable period for each purchase made pursuant to the Purchase Agreement, it is not possible for us to predict, prior to any such sales, the number of shares of common stock we will sell to CCM under the Purchase Agreement, the per share purchase price CCM will pay for such shares, or the aggregate gross proceeds that we will receive from those purchases by CCM under the Purchase Agreement, if any.
As a result of the fluctuation of the purchase price per share to be paid by CCM, we may need to issue and sell more than the number of shares that we initially expect to issue to CCM under the Purchase Agreement to receive aggregate gross proceeds equal to the maximum aggregate purchase price of $150 million under the Purchase Agreement, which could cause additional substantial dilution to holders of our common stock. The number of shares of common stock ultimately offered for sale by CCM is dependent upon the number of shares of common stock, if any, we ultimately sell to CCM under the ChEF Equity Facility.
Under the Purchase Agreement we may not commence sales of our common stock to CCM until all the conditions to CCM’s obligations thereunder have been satisfied, including effectiveness of this registration statement of which this prospectus is a part and required FINRA clearance. CCM is not obligated to (but may, at its option, choose to) purchase an amount of shares of common stock to the extent such amount purchased exceeds the amount of shares of common stock equal to the least of: (a) a number of shares that would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by CCM, together with its affiliates, of more than 9.9% of the outstanding voting power or shares of common stock, (b) a number of shares that would cause the aggregate purchase price on the applicable Purchase Date (as defined in the Purchase Agreement) for such purchase to exceed $3 million or (c) a number of shares that would equal 20% of the total number of shares of Common Stock that would count towards VWAP on the applicable Purchase Date of such purchase. Our inability to access a portion or the full amount available under the ChEF Equity Facility, in the absence of any other financing sources, could have a material adverse effect on our business.
CCM is an affiliate of CNTQ’s Sponsor. See “Selling Stockholders” on page 115 for more information about CCM and its affiliates’ beneficial ownership of our shares of common stock. In light of the Beneficial Ownership Limitation set forth above, the Sponsor has agreed that the Private Warrants may not be exercised to the extent the Sponsor and its affiliates are deemed to beneficially own, or it would cause the Sponsor and such affiliates to be deemed to beneficially own, more than 7.5% of our common stock.
The issuance and sale of shares of our common stock to CCM will cause dilution to other holders of shares of our common stock, and the sale of the shares of our common stock acquired by CCM, or the perception that such sales may occur, could cause the price of the shares our common stock to fall.
The purchase price for the shares that we may sell to CCM under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of shares of our common stock to fall.
If and when we do sell shares to CCM, after CCM has acquired the shares, CCM may resell all, some, or none of those shares at any time or from time to time in its discretion, subject to the terms of the Purchase Agreement and compliance with securities laws. Therefore, the sales of our common stock to CCM could result in substantial dilution to the interests of other holders of their shares of our common stock. Additionally, the sale of a substantial number of shares of our common stock to CCM, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
We are obligated to register for sale or resale certain shares of our common stock and/or warrants issued in conjunction with the Business Combination, and the perception that such sales may occur may cause the trading price for our common stock to fall.
In addition to the registration pursuant to this prospectus of the common stock to be issued and sold to CCM under the ChEF Equity Facility, under various registration rights agreements, we are required to file and keep effective one or more separate registration statements registering the issuance to and resale by certain third parties of certain shares of common stock and/or warrants issued prior to, or in connection with, the Business Combination. These third parties include CNTQ’s Sponsor, members of our senior management, other large historic Legacy Dragonfly shareholders and our Term Loan Lenders. The shares being registered for resale into the public markets represent a substantial majority of our outstanding common stock as of November 14, 2022. Once such separate registration statements are effective, including this registration statement, the shareholders selling pursuant to such separate registration statements will determine the timing, pricing and rate at which they sell such shares into the public market and such sales could have a significant negative impact on the trading price of our common stock. Certain of the investors/lenders who have resale rights under such separate registration statements may have an incentive to sell because they purchased shares and/or warrants at prices below the CNTQ IPO offering price. As such, while sales by the shareholders selling pursuant to such registration statements may experience a positive rate of return based on the trading price at the time they sell their shares, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the prices at which such public securityholders purchased their shares and the trading price. Given the substantial number of shares of common stock being registered for potential resale by the shareholders selling pursuant to such registration statements, the sale of shares by such shareholders, or the perception in the market that the shareholders of a large number of shares intend to sell shares, may increase the volatility of the market price of our common stock, may prevent the trading price of our securities from exceeding the CNTQ IPO offering price and may cause the trading prices of our securities to experience a further decline. Further, the 21,512,027 shares that may be resold and/or issued into the public markets pursuant to this prospectus represent approximately 50% of the shares of our common stock outstanding as of November 14, 2022. Any sales of such shares into the public market could have a significant negative impact on the trading price of our common stock. This impact may be heightened by the fact that sales to CCM will generally be at prices below the then current trading price of our common stock. If the trading price of our common stock does not recover or experiences a further decline, sales of shares of common stock to CCM pursuant to the Purchase Agreement may be a less attractive source of capital and/or may not allow us to raise capital at rates that would be possible if the trading price of our common stock were higher.
Our management team may invest or spend the proceeds from sales of our common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.
Our management will have broad discretion over the use of proceeds from the sale of shares to CCM pursuant to the Purchase Agreement, if any. We intend to use the net proceeds from the sale of shares to CCM pursuant to the Purchase Agreement, if any, for working capital and general corporate purposes. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately. The proceeds from the sale of shares to CCM pursuant to the Purchase Agreement, if any, may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.
Investors who buy common stock from CCM at different times will likely pay different prices.
Pursuant to the Purchase Agreement, the timing, price and number of shares sold to CCM will vary depending on when we choose to sell shares, if any, to CCM. If and when we elect to sell common stock to CCM pursuant to the Purchase Agreement, after CCM has acquired such common stock, CCM may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from CCM in this offering at different times will likely pay different prices for those shares. Investors may experience a decline in the value of the shares they purchase from CCM in this offering as a result of future sales made by us to CCM pursuant to the Purchase Agreement or for other reasons.
Risks Related to Our Existing Lithium-Ion Battery Operations
Our business and future growth depends on the needs and success of our OEMs and similar customers.
The demand for our products, including sales to original equipment manufacturers (“OEMs”), ultimately depends on consumers in our current end markets (primarily owners of RVs, marine vessels and off-grid residences). The performance and growth of these markets is impacted by numerous factors, including macro-economic conditions, consumer spending, travel restrictions, fuel costs and energy demands (including an increasing trend towards the use of green energy). Increases or decreases in these variables may significantly impact the demand for our products. If we fail to accurately predict demand, we may be unable to meet our customers’ needs, resulting in the loss of potential sales, or we may produce excess products, resulting in increased inventory and overcapacity in our production facilities, increasing our unit production cost and decreasing our operating margins.
An increasing proportion of our revenue has been and is expected to continue to be derived from sales to RV OEMs. Our RV OEM sales have been on a purchase order basis, without firm revenue commitments, and we expect that this will likely continue to be the case. For example, under our supply arrangement with Keystone RV Company (“Keystone”), the largest manufacturer of towable RVs in North America, Keystone has agreed to fulfill certain of its LFP battery requirements exclusively through us for at least one year, with potential annual renewals. However, although in time we expect Keystone to be a significant contributor to our projected growth in RV OEM battery sales, this arrangement may not deliver the anticipated benefits, as there are no firm purchase commitments, sales will continue to be made on a purchase order basis, Keystone is permitted to purchase other LFP batteries from third parties and this arrangement may not be renewed. In addition, in July 2022, we agreed to a strategic investment by THOR Industries (“THOR”), which, among other things, contemplates a future, mutually agreed exclusive distribution agreement with THOR in North America. Although we expect that THOR will be a be significant contributor to our projected growth in RV OEM battery sales, this arrangement may not deliver the anticipated benefits and this distribution agreement may, in the future, preclude us from dealing with other large RV

OEMs and their associated brands in North America or otherwise could negatively impact our relationships with those RV OEMs to whom we may be permitted to supply our batteries. Increased overall RV OEM sales may not materialize as expected or at all and we may fail to achieve our targeted sales levels. Future RV OEM sales are subject to a number of risks and uncertainties, including the number of RVs that these OEMs manufacture and sell (which can be impacted by a variety of events including those disrupting our OEM customers’ operations due to supply chain disruptions or labor constraints); the degree to which our OEM customers incorporate/design-in our batteries into their RV product lines; the extent to which RV owners, if applicable, opt to purchase our batteries upon initial purchase of their RV or in the aftermarket; and our continued ability to successfully develop and introduce reliable and cost-effective batteries meeting evolving industry standards and customer specifications and preferences. Our failure to adequately address any of these risks may result in lost sales which could have a material adverse effect on our business, financial condition and results of operations.
In addition, our near-term growth depends, in part, on the continued growth of the end markets in which we currently operate. Although the total addressable market for RVs, marine vessels and off-grid residences is estimated to reach $12 billion by 2025, these markets may not grow as expected or at all, and we may be unable to maintain existing customers and/or attract new customers in these markets. Our failure to maintain or expand our share of these growing markets could have a material adverse effect on our business, financial condition and results of operations.
We may not be able to engage target customers successfully and convert these customers into meaningful orders in the future.
Our success, and our ability to increase sales and operate profitably, depends on our ability to identify target customers and convert these customers into meaningful orders, as well as our continued development of existing customer relationships. Although we have developed a multi-pronged sales and marketing strategy to penetrate our end markets and reach a range of customers, this strategy may not continue to be effective in reaching or converting target customers into orders, or as we expand into additional markets. Recently, we have also dedicated more resources to developing relationships with certain key RV OEMs, such as Keystone, which we aim to convert into collaborations on custom designs and/or long-term contractual arrangements. We may be unable to convert these relationships into meaningful orders or renew these arrangements going forward, which may require us to expend additional cost and management resources to engage other target customers.
Our sales to any future or current customers may decrease for reasons outside our control, including loss of market share by customers to whom we supply products, reduced or delayed customer requirements, supply and/or manufacturing issues affecting production, reputational harm or continued price reductions. Furthermore, in order to attract and convert customers we must continue to develop batteries that address our current and future customers’ needs. Our failure to achieve any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
We operate in a competitive industry. We expect that the level of competition will increase and the nature of our competitors will change as we develop new LFP battery products for, and enter into, new markets, and as the competitive landscape evolves. These competitive and other factors could result in lost potential sales and lower average selling prices and profitability for our products.
We compete with traditional lead-acid battery manufacturers and lithium-ion battery manufacturers, who primarily either import their products or components or manufacture products under a private label. As we continue to expand into new markets, develop new products and move towards production of our solid- state cells, we will experience competition with a wider range of companies. These include companies focused on solid-state cell production, vertically integrated energy companies and other technology-focused energy storage companies. We believe our main competitive advantage in displacing incumbent lead-acid batteries is that we produce a lighter, safer, higher performing, cost-effective battery with a longer lifespan. We believe our go-to-market strategy, established brand, proven reliability and relationships with OEMs and end consumers both (i) enable us to compete effectively against other battery manufacturers and (ii) position us favorably to expand into new addressable markets. However, OEM sales typically result in lower average selling prices and related margins, which could result in overall margin erosion, affect our growth or require us to raise our prices. As a result, we may be unable to maintain this competitive advantage given the rapidly developing nature of the industry in which we operate.
Our current competitors have, and future competitors may have, greater resources than we do. Our competitors may be able to devote greater resources to the development of their current and future technologies. These competitors may also be able to devote greater resources to sales and marketing efforts, affording them greater access to customers, and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their competitive positioning. In addition, foreign producers may be able to employ labor at significantly lower costs than producers in the United States, expand their export capacity and increase their marketing presence in our major end markets. We expect actual and potential competitors to continue their efforts to develop alternative battery technologies and introduce new products with more desirable, attractive features. These new technologies and products may be introduced sooner than our offerings and could gain greater market acceptance. Although we believe we are a leader in developing solid-state battery technology (particularly for energy storage applications), new competitors may emerge, alternative approaches to solid-state battery technology may be developed and competitors may seek to market solid- state battery technologies better suited for other applications (such as electric vehicles (“EVs”)) to our target markets.
Additional competitive and other factors may result in lost sales opportunities and declines in average sales prices and overall product profitability. These include rapidly evolving technologies, industry standards, economic conditions and end-customer preferences. Our failure to adapt to or address these factors as they arise could have a material adverse effect on our business, financial condition and results of operations.
We may not succeed in our medium- and long-term strategy of entering into new end markets for LFP batteries and our success depends, in part, on our ability to successfully develop and manufacture new products for, and acquire customers in, these new markets and successfully grow our operations and production capabilities (including, in time, our ability to manufacture solid-state cells in-house).
Our future success depends, in part, upon our ability to expand into additional end markets identified by us as opportunities for our LFP batteries. These markets include solar integration, industrial, specialty and work vehicles, material handling, rail, and emergency and standby power in the medium term, and data centers, telecom and distributed on-grid storage in the longer term. Our ability to expand into these markets depends on a number of factors, including the continued growth of these markets, having sufficient capital to expand our product offerings (including in the longer term batteries incorporating, once developed, our solid- state cells) and manufacturing capacity, developing products adapted to customer needs and preferences in these markets, our successful expansion of our manufacturing capabilities in order to meet customer demand, our ability to identify and convert potential customers within these markets and our ability to attract and retain qualified personnel to assist in these efforts. Although we intend to devote resources and management time to understanding these new markets, we may face difficulties in understanding and accurately predicting the demographics, preferences and purchasing habits of customers and consumers in these markets. If we fail to execute on our growth strategies in accordance with our expectations, our sales growth would be limited to the growth of existing products and existing end markets, and this could have a material adverse effect on our business, financial condition and results of operations.
Further, if we are unable to manage the growth of our operations effectively to match the growth in sales, we may incur unexpected expenses and be unable to meet our customers’ requirements, which could materially adversely affect our business, financial condition and results of operations. A key component of our growth strategy is the expansion and automation of our manufacturing sales capacity to address expected growing product demand and to accommodate our production of solid-state cells at scale. We have experienced supply delays in obtaining the necessary components to implement our automated adhesive application systems, as well as our pilot production line for our solid-state cells, and we may continue to experience component shortages in the future, which may negatively impact our ability to achieve these aspects of our growth strategy on time or at all. The costs of our expansion and automation efforts may be greater than expected, and we may fail to achieve anticipated cost efficiencies, which could have a material adverse effect on our business, financial condition and results of operations. We must also attract, train and retain a significant number of skilled employees, including engineers, sales and marketing personnel, customer support personnel and management, and the availability of such personnel may be constrained.

Failure to effectively manage our growth could also lead us to over- invest or under-invest in development and operations; result in weaknesses in our infrastructure, systems or controls; give rise to operational mistakes, financial losses, loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees, any of which could have a material adverse effect on our business, financial condition and results of operations.
We currently rely on two suppliers to provide our LFP cells and a single supplier for the manufacture of our battery management system. Any disruption in the operations of these key suppliers could adversely affect our business and results of operations.
We currently rely on two carefully selected cell manufacturers located in China, and a single supplier, also located in China, to manufacture our proprietary battery management system, and we intend to continue to rely on these suppliers going forward.
Our dependence on a limited number of key third-party suppliers exposes us to challenges and risks in ensuring that we maintain adequate supplies required to produce our LFP batteries. Although we carefully manage our inventory and lead-times, we may experience a delay or disruption in our supply chain and/or our current suppliers may not continue to provide us with LFP cells or our battery management systems in our required quantities or to our required specifications and quality levels or at attractive prices. Our close working relationships with our China-based LFP cell suppliers to-date, reflected in our ability to increase our purchase order volumes (qualifying us for related volume-based discounts) and to order and receive delivery of cells in advance of required demand, has helped us moderate or offset increased supply-related costs associated with inflation, currency fluctuations and tariffs imposed on our battery cell imports by the U.S. government and avoid potential shipment delays. If we are unable to enter into or maintain commercial agreements with these suppliers on favorable terms, or if any of these suppliers experience unanticipated delays, disruptions or shutdowns or other difficulties ramping up their supply of products or materials to meet our requirements, our manufacturing operations and customer deliveries would be seriously impacted, potentially resulting in liquidated damages and harm to our customer relationships. Although we believe we could locate alternative suppliers to fulfill our needs, we may be unable to find a sufficient alternative supply in a reasonable time or on commercially reasonable terms.
Further, our dependence on these third-party suppliers entails additional risks, including:
•
inability, failure or unwillingness of third-party suppliers to comply with regulatory requirements;

•
breach of supply agreements by the third-party suppliers;

•
misappropriation or disclosure of our proprietary information, including our trade secrets and know- how;

•
relationships that third-party suppliers may have with others, which may include our competitors, and failure of third-party suppliers to adequately fulfill contractual duties, resulting in the need to enter into alternative arrangements, which may not be available, desirable or cost-effective; and

•
termination or nonrenewal of agreements by third-party suppliers at times that are costly or inconvenient for us.

We may not be able to accurately estimate future demand for our LFP batteries, and our failure to accurately predict our production requirements could result in additional costs or delays.
We seek to maintain an approximately nine-month supply of LFP cells and six-month supply of all other critical components by pre-ordering components in advance of expected demand. However, our business and customer product demand is impacted by trends and factors that may be outside our control. Therefore, our ability to predict our manufacturing requirements is subject to inherent uncertainty. Lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of our batteries to our customers could be delayed, which would harm our business, financial condition and results of operations.

To meet our delivery deadlines, we generally make significant decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on our estimate of demand, our past dealings with such customers, economic conditions and other relevant factors. Although we monitor our slow-moving inventory, if customer demand declines significantly, we may have excess inventory which could result in unprofitable sales or write-offs as our products are susceptible to obsolescence and price declines. Expediting additional material to make up for any shortages within a short time frame could result in increased costs and a delay in meeting orders, which would result in lower profits and negatively impact our reputation. In either case, our results of operations would fluctuate from period to period.
In addition, certain of our competitors may have long-standing relationships with suppliers, which may provide them with a competitive pricing advantage for components and reduce their exposure to volatile raw material costs, including due to inflation. As a result, we may face market-driven downward pricing pressures in the future, which may run counter to the cost of the components required to produce our products. During 2022, in particular, we have seen rising materials costs due to inflation, which we have had to counteract through increases in our product prices, where we believe it is prudent. Our customers may not view this favorably and expect us to cut our costs further and/or to lower the price of our products. We may be unable to increase our sales volumes to offset lower prices (if we choose to implement lower prices), develop new or enhanced products with higher selling prices or margins, or reduce our costs to levels enabling us to remain competitive. Our failure to accomplish any of the foregoing could have a negative impact on our profitability and our business, financial condition and results of operations may ultimately be materially adversely affected.
We are currently, and will likely continue to be, dependent on a single manufacturing facility. If our facility becomes inoperable for any reason, or our automation and expansion plans do not yield the desired effects, our ability to produce our products could be negatively impacted.
All of our battery assembly currently takes place at our 99,000 square foot headquarters and manufacturing facility located in Reno, Nevada. We currently operate two LFP battery production lines, which has been sufficient to meet customer demand. If one or both production lines were to be inoperable for any period of time, we would face delays in meeting orders, which could prevent us from meeting demand or require us to incur unplanned costs, including capital expenditures.
Our facility may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, utility and transportation infrastructure disruptions, acts of war or terrorism, or by public health crises, such as the ongoing COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our products for an extended period of time. The inability to produce our products or the backlog that could develop if our manufacturing facility is inoperable for even a short period of time may result in increased costs, harm to our reputation, a loss of customers or a material adverse effect on our business, financial condition or results of operations. Although we maintain property damage and business interruption insurance, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.
Over the next several years we plan to automate additional aspects of existing LFP battery production lines, add additional LFP battery production lines (as required) and construct and operate a pilot production line for our solid-state cells, all designed to maximize the capacity of our manufacturing facility. Our plans for automation and expansion may experience delays, incur additional costs or cause disruption to our existing production lines. For example, we have experienced supply delays in obtaining the necessary components to implement our automated adhesive application systems, as well as our pilot production line for our solid-state cells, and we may continue to experience component shortages in the future. The costs to successfully achieve our expansion and automation goals may be greater than we expect, and we may fail to achieve our anticipated cost efficiencies, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, while we are generally responsible for delivering products to the customer, we do not maintain our own fleet of delivery vehicles and outsource this function to third parties. Any shortages in trucking capacity, any increase in the cost thereof or any other disruption to the highway systems could limit our ability to deliver our products in a timely manner or at all.

Lithium-ion battery cells have been observed to catch fire or release smoke and flame, which may have a negative impact on our reputation and business.
Our LFP batteries use lithium iron phosphate (LiFePO4) as the cathode material for lithium-ion cells. LFP is intrinsically safer than other battery technologies due to its thermal and chemical stability and LFP batteries are less flammable than lead-acid batteries or lithium-ion batteries using different chemistries. On rare occasions, however, lithium-ion cells can rapidly release the energy they contain by releasing smoke and flames in a manner that can ignite nearby materials and other lithium-ion cells. This faulty result could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Further, negative public perceptions regarding the suitability or safety of lithium-ion cells or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our products, could seriously harm our business and reputation.
To facilitate an uninterrupted supply of battery cells, we store a significant number of lithium-ion cells at our facility. While we have implemented enhanced safety procedures related to the handling of the cells, any mishandling, other safety issue or fire related to the cells could disrupt our operations. In addition, any accident, whether occurring at our manufacturing facility or from the use of our batteries, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage. Such damage or injury could lead to adverse publicity and potentially a product recall, which could have a material adverse effect on our brand, business, financial condition and results of operations.
We may be subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
Product liability claims, even those without merit or that do not involve our products, could result in adverse publicity or damage to our brand, decreased partner and end-customer demand, and could have a material adverse effect on our business, financial condition and results of operations. The occurrence of any defects in our products could make us liable for damages and legal claims. In addition, we could incur significant costs to correct such issues, potentially including product recalls. We face an inherent risk of exposure to claims in the event that our products do not perform or are claimed not to have performed as expected. We also face risk of exposure to claims because our products may be installed on vehicles (including RVs and marine vessels) that may be involved in crashes or may not perform as expected resulting in death, personal injury or property damage. Liability claims may result in litigation, the occurrence of which could be costly, lengthy and distracting and could have a material adverse effect on our business, financial condition and results of operations.
In the future, we may voluntarily or involuntarily initiate a recall if any products prove to be defective or non-compliant with then-applicable safety standards. Such recalls may involve significant expense and diversion of management attention and other resources, which could damage our brand image in our target end markets, as well as have a material adverse effect on our business, financial condition and results of operations.
A successful product liability claim against us could require us to pay a substantial monetary award. While we maintain product liability insurance, the insurance that we carry may not be sufficient or it may not apply to all situations. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our products and business and could have a material adverse effect on our brand, business, financial condition and results of operations.
We currently rely on software and hardware that is complex and technical, and we expect that our reliance will increase in the future with the introduction of future products. If we are unable to manage the risks inherent in these complex technologies, or if we are unable to address or mitigate technical limitations in our systems, our business could be adversely affected.
Each of our batteries include our proprietary battery management system, which relies on software and hardware manufactured by third parties that is complex and technical. In addition, our battery communications system, expected to launch in the first half of 2023, will utilize third-party software and hardware to store, retrieve, process and manage data. The software and hardware utilized in these systems may contain errors, bugs, vulnerabilities or defects, which may be difficult to detect and/or manage. Although we attempt to remedy any issues that we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production, or may not be to the satisfaction of our customers. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in the software and hardware that we use, we may suffer damage to our brand, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business, financial condition and results of operations.
Risks Related to Our Solid-State Technology Development
We face significant engineering challenges in our attempts to develop and manufacture solid-state battery cells and these efforts may be delayed or fail which could reduce consumer spending which could negatively impact our business.
Our solid-state battery development efforts are still ongoing, and we may fail to meet our goal of commercially selling LFP batteries incorporating our manufactured solid-state cells. We may encounter delays in the design, manufacture and launch of our solid-state battery cells, and in increasing production to scale.
Development and engineering challenges could delay or prevent our production of solid-state battery cells. These difficulties may arise in connection with current and future efforts to optimize the chemistry or physical structure of our solid-state batteries with the goal of enhancing conductivity and power; maximizing cycling capabilities and power results; reducing costs; and developing related mass production manufacturing processes. If we are unable to overcome developmental and engineering challenges, our solid-state battery efforts could fail.
We currently purchase the battery cells incorporated into our LFP batteries and have no experience in manufacturing battery cells. To cost-effectively and rapidly manufacture our solid-state cells at scale for incorporation into our LFP batteries, we plan to utilize currently available spray powder deposition equipment and other commercially available equipment modified to utilize our proprietary dry spray deposition and other technologies and processes. We may experience delays or additional costs in adapting our facility, existing production equipment and LFP battery manufacturing processes (for example, designing a dry room to accommodate our dry spraying processes) to manufacture solid-state cells. Even if we achieve the development and volume production of our solid-state battery that we anticipate, if the cost, cycling and power results or other technology or performance characteristics of the solid-state battery fall short of our targets, our business and results of operations would likely be materially adversely affected.
We expect to make significant investments in our continued research and development of solid-state battery technology development, and we may be unable to adequately control the costs associated with manufacturing our solid-state battery cells.
We will require significant capital to fund our solid-state cell research and development activities, pilot line construction and expansion of our manufacturing capabilities to accommodate large-scale production of solid-state cells. We have not yet produced any solid-state battery cells at volume and our forecasted cost advantage for the production of these cells at scale, compared to conventional lithium-ion cells, will require us to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated for mature battery, battery material, and ceramic manufacturing processes, that we have not yet achieved. We may not be able to achieve our desired cost benefits and, in turn, we may not be able to provide our solid-state cells at a cost that is attractive to customers. If we are unable to cost-efficiently design, manufacture, market, sell and distribute our solid-state batteries and services, our margins, profitability and prospects would be materially and adversely affected.
If our solid-state batteries fail to perform as expected, our ability to further develop, market and sell our solid- state batteries could be harmed.
Our solid-state battery cells may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. Our solid-state batteries will incorporate components that have not been used individually or in combination in the same manner as the design of our solid-state cells, and that may result in defects and errors, particularly when produced at scale.

We may be unable to detect and fix any defects in our solid-state battery cells prior to their incorporation into our solid-state LFP batteries and sale to potential consumers. If our solid-state batteries fail to perform as expected, we could lose customers, or be forced to delay deliveries, terminate orders or initiate product recalls, each of which could adversely affect our sales and brand and would have a material adverse effect on our business, financial condition and results of operations.
We expect to rely on machinery used in other large-scale commercial applications, modified to incorporate our proprietary technologies and processes, in order to mass produce solid-state battery cells, which exposes us to a significant degree of risk and uncertainty in terms of scaling production, operational performance and costs.
We expect to rely on machinery used in other large-scale commercial applications to mass produce our solid-state battery cells. Doing so will require us to work closely with the equipment provider to modify this machinery to effectively integrate our proprietary solid-state technology and processes in order to create the equipment we need for the production of solid-state cells. This integration work will involve a significant degree of uncertainty and risk and may result in delays in scaling up production of our solid-state cells or result in additional cost to us.
Such machinery is likely to suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions may significantly affect the intended operational efficiency of, and therefore expected cost-efficiency associated with, our production equipment. In addition, because this machinery has not been used to manufacture and assemble solid-state battery cells, the operational performance and costs associated with repairing and maintaining this equipment can be difficult to predict and may be influenced by factors outside of our control, including failures by suppliers to deliver necessary components of our products in a timely manner and at prices acceptable to us, the risk of environmental hazards and the cost of any required remediation and damages or defects already present in the machinery.
Operational problems with our manufacturing equipment could result in personal injury to or death of workers, the loss of production equipment or damage to our manufacturing facility, which could result in monetary losses, delays and unanticipated fluctuations in production. In addition, we may be subject to administrative fines, increased insurance costs or potential legal liabilities. Any of these operational problems could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Our Intellectual Property
We rely heavily upon our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.
We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent unauthorized use may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition.
In addition, available intellectual property laws and contractual remedies in some jurisdictions may afford less protection than needed to safeguard our intellectual property portfolio. Intellectual property laws vary significantly throughout the world. The laws of a number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong, or as easily enforced, outside of the United States, and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult to undertake outside of the United States. In addition, while we have filed for and obtained certain intellectual property rights in commercially relevant jurisdictions, we have not sought protection for our intellectual property rights in every possible jurisdiction. Failure to adequately protect our intellectual property rights could result in competitors using our intellectual property to make, have made, use, import, develop, have developed, sell or have sold their own products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results.
We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.
Companies, organizations or individuals, including our current and future competitors, may hold or obtain intellectual property rights that would prevent, limit or interfere with our ability to make, have made, use, import, develop, have developed, sell or have sold our products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of intellectual property rights inquiring whether we are infringing their rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Entities holding intellectual property rights relating to our technology, including, but not limited to, batteries, battery materials, encapsulated powders, spray deposition of battery materials, and alternator regulators, may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. For example, patents and patent applications owned by third parties may present freedom to operate (“FTO”) questions with regards to the precoated feedstock materials for the spray deposition process depending on the final material selections that are used, although we believe that we own a patent application that pre-dates their patents and patent applications of interest such that our patent application may act as a basis for an invalidity position. However, it is possible that a court may not agree that our patent application invalidates the patents and patent applications of interest. Additionally, a prior allegation of infringement was raised by a separate third party with regards to the alternator regulators that we plan to sell, although we believe the referenced patent is invalid in view of an earlier sale of a product that the third party was made aware of and no further communications have been received from the third party since they were made aware of this position on December 18, 2020. Any such litigation or claims, whether or not valid or successful, could result in substantial costs and diversion of resources and our management’s attention. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
•
cease using, making, having made, selling, having sold, developing, having developed or importing products that incorporate the infringed intellectual property rights;

•
pay substantial damages;

•
obtain a license from the holder of the infringed intellectual property rights, which license may not be available on reasonable terms or at all; or

•
redesign our processes or products, which may result in inferior products or processes.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to or design around the infringed intellectual property rights, our business, prospects, operating results and financial condition could be materially adversely affected.
Our current and future patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
Our current and future patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products or technology similar to ours. The outcome of patent applications involves complex legal and factual questions and the breadth of claims that will be allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our current issued patents, and any patents that may be issued to us in the future, will afford protection that covers our commercial processes, systems and products or that will afford protection against competitors with similar products or technology. Numerous prior art patents and pending patent applications owned by others, as well as prior art non-patent literature, exist in the fields in which we have developed and are developing our technology, which may preclude our ability to obtain a desired scope of protection in the desired fields. In addition to potential prior art concerns, any of our existing patents, pending patent applications, or future issued patents or patent applications may also be challenged on the basis that they are invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules, and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.
Even if our current or future patent applications succeed and patents are issued, it is still uncertain whether our current or future patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than the United States. In addition, the claims under our current or future patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting our current or future patents. In addition, our current or future patents may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.
General Risk Factors
The uncertainty in global economic conditions, including as a result of the COVID-19 pandemic and the Russia- Ukraine conflict, could reduce consumer spending and disrupt our supply chain which could negatively affect our results of operations.
Our results of operations are directly affected by the general global economic conditions that impact our main end markets. The uncertainty in global economic conditions can result in substantial volatility, which can affect our business by reducing customer spending and the prices that our customers may be able or willing to pay for our products, which in turn could negatively impact our sales and result in a material adverse effect on our business financial condition and results of operations.
The COVID-19 pandemic has caused, and could in the future continue to cause, and other factors could contribute to causing, delays or disruptions in our supply chain and labor shortages and shutdowns, which would be disruptive to the production of our batteries and would adversely impact our business. For example, we experienced shortages and workforce slowdowns at our manufacturing facility due to stay-at-home mandates, delays in shipping finished products to customers and some delays in our receiving non-critical battery components. In addition, the spreading of the virus may make it more difficult for us to find alternative suppliers due to the high concentration of such suppliers located in China. Any performance failure on the part of any of our significant suppliers could interrupt production of our products, which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, the severity, magnitude and duration of the current COVID-19 pandemic is uncertain, rapidly changing and hard to predict. A prolonged or worsened COVID-19 pandemic could cause continued supply disruptions which could lead to a reduction in manufacturing, lead to extended disruption of economic activity and make it difficult for us to predict demand for our products. In addition, while the COVID-19 pandemic may, for a period, positively impact our battery sales as more consumers adopt the RV lifestyle, there is no guarantee that any such increase would be sustained, which could cause our results of operations to fluctuate.
As a result of sanctions imposed in relation to the Russia-Ukraine conflict, gas prices in the United States have risen to historic levels. This rise in price may cause a decrease in RV travel, which could ultimately negatively impact sales of our batteries for RVs. Further escalation of the Russia-Ukraine conflict and the subsequent response, including further sanctions or other restrictive actions, by the United States and/or other countries could also adversely impact our supply chain, partners or customers. The extent and duration of the situation in Ukraine, resulting sanctions and resulting future market disruptions are impossible to predict but could be significant. Any such disruptions caused by Russian military action or other actions (including cyberattacks and espionage) or resulting actual and threatened responses to such activity, boycotts or changes in consumer or purchaser preferences, sanctions, tariffs or cyberattacks, may impact the global economy and adversely affect commodity prices.

Furthermore, the cost of our components is a key element in the cost of our products. Increases in the prices of our components, including if our suppliers choose to pass through their increased costs to us, would result in increased production costs, which may result in a decrease in our margins and may have a material adverse effect on our business financial condition and results of operations. We have historically offset cost increases through careful management of our inventory of supplies, ordering six months to a year in advance, and increasing our purchase order volumes to qualify for volume-based discounts, rather than increase prices to customers. However, as we have done in 2022, we may increase prices from time to time, which may not be sufficient to offset material price inflation and which may result in loss of customers if they believe our products are no longer competitively priced. In addition, if we are required to spend a prolonged period of time negotiating price increases with our suppliers, we may be further delayed in receiving the components necessary to manufacture our products and/or implement aspects of our growth strategy.
Currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components for our battery packs or significantly increase freight charges, raw material costs and other expenses associated with our business, which could further materially and adversely affect our financial condition and results of operations.
Because our key suppliers are located in China, we are exposed to the possibility of product supply disruption and increased costs in the event of changes in the policies, laws, rules and regulations of the United States or Chinese governments, as well as political unrest or unstable economic conditions in China. For example, trade tensions between the United States and China have been escalating in recent years. Most notably, several rounds of U.S. tariffs have been placed on Chinese goods being exported to the United States. Each of these U.S. tariff impositions against Chinese exports was followed by a round of retaliatory Chinese tariffs on U.S. exports to China. Our LFP battery cells, battery management systems and other components we purchase from China have been, and may in the future be, subject to these tariffs, which could increase our manufacturing costs and could make our products, if successfully developed and approved, less competitive than those of our competitors whose inputs are not subject to these tariffs. We may otherwise experience supply disruptions or delays, and although we carefully manage our inventory and lead-times, our suppliers may not continue to provide us with LFP cells or our battery management systems in our required quantities, to our required specifications and quality levels or at attractive prices.
Further, we may be unable to control price fluctuations for these components or negotiate supply agreements on favorable terms to us. We may also be exposed to fluctuations in the value of the U.S. dollar relative to the Renminbi with any appreciation in the value of the Renminbi increasing our costs for components sourced from China. Substantial increases in the prices for our components would increase our operating costs and negatively impact our results of operations.
The loss of one or more members of our senior management team, other key personnel or our failure to attract additional qualified personnel may adversely affect our business and our ability to achieve our anticipated level of growth.
We are highly dependent on the talent and services of Denis Phares, our Chief Executive Officer, and other senior technical and management personnel, including our executive officers, who would be difficult to replace. The loss of Mr. Phares or other key personnel could disrupt our business and harm our results of operations, and we may not be able to successfully attract and retain senior leadership necessary to grow our business.
Our future success also depends on our ability to attract and retain other key employees and qualified personnel, and our operations may be severely disrupted if we lost their services. As we become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. The failure to attract, integrate, train, motivate, and retain these personnel could impact our ability to successfully grow our operations and execute our strategy.
Our website, systems, and the data we maintain may be subject to intentional disruption, security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales.
We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems, as well as with respect to the data stored on or processed by these systems. Advances in technology, and an increase in the level of sophistication, expertise and resources of hackers, could result in a compromise or breach of our systems or of security measures used in our business to protect confidential information, personal information, and other data.
The availability and effectiveness of our batteries, and our ability to conduct our business and operations, depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems used in our business (including third-party data centers and other information technology systems provided by third parties) are and will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service.
If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.
We have experienced significant growth in our business, and our future success depends, in part, on our ability to manage our business as it continues to expand. We have dedicated resources to expanding our manufacturing capabilities, exploring adjacent addressable markets and our solid-state cell research and development. If not managed effectively, this growth could result in the over-extension of our operating infrastructure, management systems and information technology systems. Internal controls and procedures may not be adequate to support this growth. Failure to adequately manage our growth in our businesses may cause damage to our brand or otherwise have a material adverse effect on our business, financial condition and results of operations.
We may expand our business through acquisitions in the future, and any future acquisition may not be accretive and may negatively affect our business.
As part of our growth strategy, we may make future investments in businesses, new technologies, services and other assets that complement our business. We could fail to realize the anticipated benefits from these activities or experience delays or inefficiencies in realizing such benefits. Moreover, an acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures, including disruption to our ongoing operations, management distraction, exposure to additional liabilities and increased expenses, any of which could adversely impact our business, financial condition and results of operations. Our ability to make these acquisitions and investments could be restricted by the terms of our current and future indebtedness and to pay for these investments we may use cash on hand, incur additional debt or issue equity securities, each of which may affect our financial condition or the value of our stock and could result in dilution to our stockholders. Additional debt would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to manage our operations.
Our operations are subject to a variety of environmental, health and safety rules that can bring scrutiny from regulatory agencies and increase our costs.
Our operations are subject to environmental, health and safety rules, laws and regulations and we may be subject to additional regulations as our operations develop and expand. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. While we believe that the policies and programs we have in place are reasonably designed and implemented to assure compliance with these requirements and to avoid hazardous substance release liability with respect to our manufacturing facility, we may be faced with new or more stringent compliance obligations that could impose substantial costs.
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records, and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents and business partners could engage in improper conduct for which we may be held responsible.
Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our reputation, business, financial condition and results of operations.
From time to time, we may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position.
We may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant and which may harm our reputation. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with customers and suppliers; intellectual property matters; personal injury claims; environmental issues; tax matters; and employment matters. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and any such exposure may be material. Regardless of outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
Environmental, social and governance matters may cause us to incur additional costs.
Some legislatures, government agencies and listing exchanges have mandated or proposed, and others may in the future further mandate, certain environmental, social and governance (“ESG”) disclosure or performance. For example, the Securities and Exchange Commission has proposed rules that would mandate certain climate-related disclosures. In addition, we may face reputational damage in the event our corporate responsibility initiatives or objectives do not meet the standards or expectations of shareholders, prospective investors, lawmakers, listing exchanges or other stakeholders. Failure to comply with ESG-related laws, exchange policies or stakeholder expectations could materially and adversely impact the value of our stock and related cost of capital, and limit our ability to fund future growth, or result in increased investigations and litigation.
Risks Related to Being a Public Company
We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and operating results.
We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company and these expenses may increase even more after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges and the listing standards of the Nasdaq, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees, enter into new insurance policies and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or our independent registered public accounting firm identifies additional material weaknesses in the internal control over financial reporting), we could incur additional costs rectifying those issues, the existence of those issues could adversely affect our reputation or investor perceptions of it and it may be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. In addition, as a public company, we may be subject to stockholder activism, which can lead to substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in our favor, these claims and the time and resources necessary to resolve them could divert the resources of our management and adversely affect our business and results of operations. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Our management team has limited experience managing a public company.
Most of the members of our management team have limited to no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team has not worked together at prior companies that were publicly traded. Our management team may not successfully or efficiently manage their new roles and responsibilities.
Our transition to being a public company subjects us to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.
Risks Related to Our Financial Position and Capital Requirements
Our business is capital intensive, and we may not be able to raise additional capital on attractive terms, if at all. Any further indebtedness we incur may limit our operational flexibility in the future.
Over time, we expect that we will need to raise additional funds, including through the issuance of equity, equity-related or debt securities or by obtaining credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs, such as research and development relating to our solid-state batteries, expansion of our facilities, and new strategic investments. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities, our existing stockholders could experience significant dilution. Any equity securities issued may provide for rights, preferences, or privileges senior to those of common stockholders. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of common stockholders.
The incurrence of additional debt could adversely impact our business, including limiting our operational flexibility by:
•
making it difficult for us to pay other obligations;

•
increasing our cost of borrowing from other sources;

•
making it difficult to obtain favorable terms for any necessary future financing for working capital, capital expenditures, investments, acquisitions, debt service requirements, or other purposes;

•
restricting us from making acquisitions or causing us to make divestitures or similar transactions;

•
requiring us to dedicate a substantial portion of our cash flow from operations to service and repay our indebtedness, reducing the amount of cash flow available for other purposes;

•
placing us at a competitive disadvantage compared to our less leveraged competitors; and

•
limiting our flexibility in planning for and reacting to changes in our business.

Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.
The agreements governing our indebtedness restrict us from engaging in specified types of transactions.
These restrictive covenants restrict our ability to, among other things:
•
incur additional indebtedness;

•
create or incur encumbrances or liens;

•
engage in consolidations, amalgamations, mergers, acquisitions, liquidations, dissolutions or dispositions;

•
sell, transfer or otherwise dispose of assets; and

•
pay dividends and distributions on, or purchase, redeem, defease, or otherwise acquire or retire for value, our stock.

Under the agreements governing our indebtedness, we are also subject to certain financial covenants, including maintaining minimum levels of Adjusted EBITDA, minimum liquidity, maximum capital expenditure levels and a minimum fixed charge coverage ratio. See “Certain Relationships and Related Person Transactions — Debt Financing.” We cannot guarantee that we will be able to maintain compliance with these covenants or, if we fail to do so, that we will be able to obtain waivers from the applicable lender(s) and/or amend the covenants. Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financing opportunities, mergers, acquisitions, investments, and other corporate opportunities that may be beneficial to our business.
A breach of any of the covenants in the agreements governing our existing or future indebtedness could result in an event of default, which, if not cured or waived, could trigger acceleration of our indebtedness, and may result in the acceleration of or default under any other debt we may incur in the future to which a cross- acceleration or cross-default provision applies, which could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our existing or future credit facilities, the applicable lenders could elect to terminate borrowing commitments and declare all borrowings and loans outstanding, together with accrued and unpaid interest and any fees and other obligations, to be immediately due and payable. In addition, our obligations under our indebtedness are secured by, among other things, a security interest in our intellectual property. During the existence of an event of default under our credit agreements, the applicable lender could exercise its rights and remedies thereunder, including by way of initiating foreclosure proceedings against any assets constituting collateral for our obligations under such credit facility.
We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As a public company, we are required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
As described elsewhere in this prospectus, our management identified material weaknesses in our internal control over financial reporting relating to (i) inadequate segregation of duties; (ii) lack of appropriate technology controls; and (iii) deficiency in the design of controls around account reconciliations and operational activity. As a result of these material weaknesses, our management concluded that our internal control over financial reporting was not effective as of December 31, 2021, and December 31, 2020.
We are in the process of developing a plan to remediate these material weaknesses. We have recently implemented an ERP system and hired a new Chief Financial Officer, and will continue to identify additional appropriate remediation measures. However, the material weaknesses will not be considered remediated until the remediation plan has been fully implemented, the applicable controls are fully operational for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, we cannot predict the success of such efforts or the outcome of future assessments of the remediation efforts. Our efforts may not remediate these material weaknesses in internal controls over financial reporting, and may not prevent additional material weaknesses from being identified in the future. Failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our consolidated financial statements, and could cause it to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in our equity value. Additionally, ineffective internal controls could expose us to an increased risk of financial reporting fraud and the misappropriation of assets, and may further subject us to potential delisting from the Nasdaq, or to other regulatory investigations and civil or criminal sanctions.
As a public company, we will be required pursuant to Section 404(a) of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in internal control over financial reporting. If in the future we are no longer classified under the definition of an “emerging growth company,” our independent registered public accounting firm will also be required, pursuant to Section 404(b) of the Sarbanes-Oxley Act, to attest to the effectiveness of our internal control over financial reporting in each annual report on Form 10-K to be filed with the SEC. We will be required to disclose material changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the Nasdaq, or other regulatory authorities, which would require additional financial and management resources.
Risks Related to Ownership of Our Common stock
If securities or industry analysts do not publish research or reports about us, or publish negative reports, our stock price and trading volume could decline.
The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us. We will not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our common stock or change their opinion, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
If we do not meet the expectations of investors, stockholders or securities analysts, the market price of our securities may decline.
In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was no public market for our stock and trading in shares of CNTQ Common Stock was not active. Accordingly, the valuation ascribed to our business and CNTQ Common Stock in the Business Combination may not prove to be indicative of the price that will prevail in the trading market.
The trading price of our common stock may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations. The trading price of our common stock will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price attributed to them in the Business Combination. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities may include:
•
actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

•
changes in the market’s expectations about our operating results;

•
the public’s reaction to our press releases, other public announcements and filings with the SEC;

•
speculation in the press or investment community;

•
actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

•
innovations or new products developed by us or our competitors;

•
manufacturing, supply or distribution delays or shortages;

•
any changes to our relationship with any manufacturers, suppliers, licensors, future collaborators, or other strategic partners;

•
the operating results failing to meet the expectation of securities analysts or investors in a particular period;

•
changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•
operating and stock price performance of other companies that investors deem comparable to ours;

•
changes in laws and regulations affecting our business;

•
commencement of, or involvement in, litigation involving us;

•
changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of our common stock available for public sale;

•
any major change in our board of directors or management;

•
sales of substantial amounts of our common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•
general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism (including the Russia-Ukraine conflict); and

•
other risk factors and other matters described or referenced under the sections “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
An active trading market for our securities may not be available on a consistent basis to provide stockholders with adequate liquidity.
We cannot assure you that an active trading market for our common stock will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our common stock when desired or the prices that you may obtain for your shares.
The exercise of Warrants to acquire our common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
The exercise of warrants to acquire our common stock will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. There are currently (i) 9,487,500 outstanding public warrants to purchase 9,487,500 shares of common stock at an exercise price of $11.50 per share; (ii) 4,627,858 private warrants outstanding exercisable for 4,627,858 shares of common stock at an exercise price of $11.50 per share; and (iii) 2,593,056 shares of common stock issuable upon exercise of the Penny Warrants. The $10 Warrants have been exercised in full and are no longer outstanding.
In addition, the Penny Warrants contain price-based anti-dilution provisions. Depending on the nature and price of any equity issuances by us, the number of shares issuable upon the exercise of such warrants could be increased and the exercise price of the Penny Warrants could be adjusted down. Under the terms of the Penny Warrants, no adjustment will be made in connection with any sale of shares of up to $150 million in gross proceeds under the Purchase Agreement (or any replacement thereof) if the sales price is higher than $5.00 (appropriately adjusted for stock splits, combinations and the like). The Sponsor has agreed that the Private Warrants may not be exercised to the extent the Sponsor and any affiliate of the Sponsor is deemed to beneficially own, or it would cause the Sponsor and such affiliates to be deemed to beneficially own, more than 7.5% of our common stock.
Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.
Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:
•
our ability to engage target customers and successfully convert these customers into meaningful orders in the future;

•
our reliance on two suppliers for LFP cells and a single supplier for the manufacture of our battery management system;

•
the size and growth of the potential markets for our batteries and our ability to serve those markets;

•
challenges in our attempts to develop and produce solid state battery cells;

•
the level of demand for any products, which may vary significantly;

•
future accounting pronouncements or changes in our accounting policies;

•
macroeconomic conditions, both nationally and locally; and

•
any other change in the competitive landscape of our industry, including consolidation among our competitors or partners.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period- to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.
This variability and unpredictability could also result in us failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when it has met any previously publicly stated revenue or earnings guidance it may provide.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We currently intend to retain any future earnings to finance the operation and expansion of our business and we do not expect to declare or pay any dividends in the foreseeable future. As a result, stockholders must rely on sales of their common stock after price appreciation as the only way to realize any future gains on their investment.
The amended and restated certificate of incorporation designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.
The amended and restated certificate of incorporation, requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, any action asserting a claim arising pursuant to any provision of the DGCL, the amended and restated certificate of incorporation or our amended and restated bylaws, any action asserting a claim governed by internal affairs doctrine of the State of Delaware or any other action asserting an “internal corporate claim” (as defined in Section 115 of the DGCL), confers jurisdiction to the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), unless we consents in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The amended and restated certificate of incorporation also provides that, unless we consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.
In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the amended and restated certificate of incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.
The amended and restated certificate of incorporation could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our management.
Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay, or prevent, a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. As our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions provide, among other things, that:
•
our board of directors will be divided into three classes, with each class serving staggered three-year terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•
our board of directors has the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•
our stockholders may not act by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

•
a special meeting of stockholders may be called only by a majority of our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•
the amended and restated certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•
our board of directors may alter certain provisions of our amended and restated bylaws without obtaining stockholder approval;

•
the approval of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of our common shares entitled to vote at an election of our board of directors is required to adopt, amend, alter or repeal our amended and restated bylaws or amend, alter, change or repeal or adopt any provision of the amended and restated certificate of incorporation inconsistent with the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

•
stockholders must provide advance notice and additional disclosures to nominate individuals for election to our board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain voting control of our common stock; and

•
our board of directors is authorized to issue shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer.

Moreover, because we incorporated in Delaware, we will be governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
We are an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:
•
not being required to have an independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•
reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•
exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, the stockholders may not have access to certain information that they may deem important. Our status as an emerging growth company will end as soon as any of the following takes place:
•
the last day of the fiscal year in which we have at least $1.235 billion in annual revenue;

•
the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;

•
the date on which we have issued, in any three-year period, more than $1.0 billion in non- convertible debt securities; or

•
the last day of the fiscal year ending after the fifth anniversary of our IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may elect to take advantage of this extended transition period and as a result, our financial statements may not be comparable with similarly situated public companies.
We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile and may decline.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of our common stock.
As a public company, we will be required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. See “We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.” We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.
We must continue to improve our internal control over financial reporting. We will be required to make a formal assessment of the effectiveness of our internal control over financial reporting and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.
Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our common stock. In addition, we could be subject to sanctions or investigations by the Nasdaq, the SEC and other regulatory authorities.
Because there are no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell our common stock at a price greater than what you paid for it.
We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. As a result, you may not receive any return on an investment in our common stock unless you sell your our common stock for a price greater than that which you paid for it.
The unaudited pro forma financial information included herein may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•
changes in the valuation of our deferred tax assets and liabilities;

•
expected timing and amount of the release of any tax valuation allowances;

•
tax effects of stock-based compensation;

•
costs related to intercompany restructurings;

•
changes in tax laws, regulations or interpretations thereof; or

•
lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of common stock by CCM in this offering. We estimate that the gross proceeds to us from the sale of shares of our common stock to CCM pursuant to the Purchase Agreement will be up to $150 million over the term of the Purchase Agreement, assuming that we sell the full amount of shares of our common stock that we have the right, but not the obligation, to sell to CCM under the Purchase Agreement, and before other estimated fees and expenses. We may sell fewer than all of the shares of our common stock offered by this prospectus, in which case our net offering proceeds may be less. Because we are not obligated to sell any shares of our common stock under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See “Plan of Distribution” elsewhere in this prospectus for more information.
We intend to use the net proceeds from this offering for working capital and general corporate purposes.
The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus and in any accompanying prospectus supplements, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from the sale of shares of our common stock to CCM, if any, in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION
The sale of our common stock to CCM pursuant to the Purchase Agreement will have a dilutive impact on our shareholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to CCM, the more shares of common stock we will have to issue to CCM pursuant to the Purchase Agreement to receive up to $150 million of gross proceeds and our existing shareholders would experience greater dilution.
The price that CCM will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock.
As of November 14, 2022, we had 43,272,728 outstanding shares of common stock. This total excludes:
•
2,785,950 shares initially reserved under the 2022 Plan;

•
2,464,400 share initially reserved under the ESPP;

•
40,000,000 Earnout Shares;

•
4,627,858 Private Warrants Shares;

•
9,487,500 Public Warrants Shares;

•
2,593,056 Penny Warrants Shares; and

•
627,498 shares underlying outstanding options.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our shares in this offering will experience further dilution. In addition, the Penny Warrants contain price-based anti-dilution provisions. Depending on the nature and price of any equity issuances by us, the number of shares issuable upon the exercise of such warrants could be increased. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

MARKET PRICE AND DIVIDEND INFORMATION
Market Information
Our common stock is currently listed on the Nasdaq under the symbol “DFLI” and our public warrants are currently listed on the Nasdaq Capital Market under the symbol “DFLIW”. As of December 29, 2022, the closing price of our common stock and warrants was $10.75 and $0.44, respectively. As of December 29, 2022, there were 105 holders of record of our common stock.
Dividend Policy
We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.
Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, references in this section to “Legacy Dragonfly” and the “Company”prior to the closing of the Business Combination are intended to mean Dragonfly Energy Corp., a Nevada corporation and “CNTQ” refers to Chardan NexTech Acquisition 2 Corp. prior to the Closing. References in this section to “Dragonfly” and the “Company” after the closing of the Business Combination are intended to mean, Dragonfly Energy Holdings Corp. and its consolidated subsidiaries.
Introduction
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of CNTQ and Legacy Dragonfly adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.
The historical financial information of CNTQ was derived from the unaudited financial statements of CNTQ as of September 30, 2022 and the audited financial statements of CNTQ for the nine months ended September 30, 2022 and as of December 31, 2021, included elsewhere in this prospectus. The historical financial information of Legacy Dragonfly was derived from the unaudited financial statements of Legacy Dragonfly as of September 30, 2022 and audited financial statements for the nine months ended September 30, 2022 and as of December 31, 2021, included elsewhere in this prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of CNTQ and Legacy Dragonfly, respectively, and should be read in conjunction with the audited historical financial statements and related notes, each of which is included elsewhere in this prospectus. This information should be read together with CNTQ’s and Legacy Dragonfly’s financial statements and related notes, the sections titled “CNTQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Dragonfly’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CNTQ is treated as the “acquired” company for financial reporting purposes. Legacy Dragonfly has been determined to be the accounting acquirer because Legacy Dragonfly, as a group, retained a majority of the outstanding shares of Dragonfly at the Closing, they nominated five of the seven members of the board of directors at the Closing, Legacy Dragonfly’s management continues to manage Dragonfly and Legacy Dragonfly’s business comprises the ongoing operations of Dragonfly.
The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes that the Business Combination and related transactions occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021. CNTQ and Legacy Dragonfly did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Business Combination
On October 7, 2022, we consummated the previously announced merger pursuant to the Business Combination Agreement. CNTQ’s stockholders approved the Transactions at a special meeting of stockholders held on October 6, 2022.
At the Closing, the total consideration received by Legacy Dragonfly Equity Holders (shares and options) from CNTQ had an aggregate deemed value equal to $415,000,000, payable, in the case of Legacy Dragonfly Equity Holders, solely in new shares of common stock. The new shares of common stock were delivered to Legacy Dragonfly Equity Holders (including to holders of the Legacy Dragonfly preferred shares to be converted to common shares) and were allocated pro rata between the holders of Legacy Dragonfly common stock and options to acquire Legacy Dragonfly common stock. Based on the number of shares of Legacy Dragonfly common stock outstanding as of September 30, 2022 (together, solely for the purposes of this calculation, with additional Legacy Dragonfly shares issued upon exercise of Legacy Dragonfly Convertible Preferred Stock) on a fully-diluted and as-converted basis, taking into account the assumptions further described below, Legacy Dragonfly Stockholders have received 38,576,648 shares of common stock.
The former holders of shares of Legacy Dragonfly common stock (including shares received as a result of the Dragonfly Preferred Stock Conversion) are entitled to receive their pro rata share of up to 40,000,000 additional Earnout Shares of common stock. The Earnout Shares are issuable in three tranches. The first tranche of 15,000,000 shares is issuable if Dragonfly’s 2023 total audited revenue is equal to or greater than $250 million and Dragonfly’s 2023 audited operating income is equal to or greater than $35 million. The second tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of at least $22.50 on or prior to December 31, 2026 and the third tranche of 12,500,000 is issuable upon achieving a volume-weighted average trading price threshold of at least $32.50 on or prior to December 31, 2028. To the extent not previously earned, the second tranche is issuable if the $32.50 price target is achieved by December 31, 2028.
Dragonfly accounts for the Earnout Shares as either equity-classified or liability-classified instruments based on an assessment of the Earnout Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, as defined below. Dragonfly has preliminarily determined that the Earnout Shares are indexed to Dragonfly’s stock and are therefore not precluded from equity classification. Such accounting determination will be assessed at each financial statement reporting date to determine whether equity classification remains appropriate. If the Earnout Shares are later determined to be liability-classified instruments, Dragonfly would recognize subsequent changes in the fair value of such Earnout Shares within earnings at each reporting period during the earnout period. The pro forma value of the Earnout Consideration was prepared utilizing a Monte Carlo simulation model. The significant assumptions utilized in determining the fair value of Earnout Consideration include the following: (1) a price for our common stock of approximately $14.00; (2) a risk-free rate of 4.24%; (3) projected revenue and EBITDA of $255,100,000 and $41,000,000 respectively; (4) expected volatility of future annual revenue and future annual EBITDA of 37.0% and 62.0% respectively; (5) discount rates ranging from 4.2%-8.8%; and (6) expected probability of change in control of 15.0%. The preliminary fair value of the Earnout Shares has been determined to be $391.3 million.
The accounting treatment of the Earnout Shares have been recognized at fair value upon the Closing and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Earnout Shares has been treated as a deemed dividend and since Dragonfly does not have retained earnings on Closing, the issuance has been recorded within additional-paid-in-capital. The unaudited pro forma condensed combined financial information does not reflect pro forma adjustments related to the recognition of these shares because there is no net impact on additional paid-in capital on a pro forma combined basis.
PIPE Investment
Pursuant to the subscription agreement, dated as of May 15, 2022 (the “Subscription Agreement”), by and between CNTQ and Chardan NexTech Investments 2 LLC (or an affiliate thereof if assigned pursuant to the Subscription Agreement, the “Sponsor”), the Sponsor agreed to purchase, and CNTQ agreed to sell to the Sponsor, an aggregate of 500,000 shares of CNTQ Common Stock for gross proceeds to CNTQ of $5 million in a private placement (the “PIPE Investment”). On September 28, 2022, the Sponsor and CCM entered into an assignment, assumption and joinder agreement, pursuant to which the Sponsor assigned all of the Sponsor’s rights, benefits and obligations under the Subscription Agreement to CCM.
Under the Subscription Agreement, the number of shares of CNTQ Common Stock that CCM was obligated to purchase was to be reduced by the number of shares of CNTQ Common Stock that CCM purchased in the open market, provided that such purchased shares were not redeemed, and the aggregate price to be paid under the Subscription Agreement was to be reduced by the amount of proceeds received by the Company because such shares are not redeemed (the “Offset”). During the week of September 26, 2022 CCM acquired in the open market in total 485,000 shares of common stock at purchase prices per share ranging from $10.33 to $10.38 (such shares, the “Purchased Shares”). The Purchased Shares were not redeemed, resulting in (i) the Company’s receipt of $5,016,547 from the Trust Account (based on a per share redemption price of $10.34) and (ii) a reduction in CCM’s purchase commitment under the Subscription Agreement to zero in accordance with the Offset. At the Closing, the Company issued an additional 15,000 shares to CCM pursuant to the terms of the Subscription Agreement.
Debt Financing
Term Loan Agreement
Consistent with the commitment letter entered into concurrently with signing of the Business Combination Agreement (the “Debt Commitment Letter”) between CNTQ and Legacy Dragonfly, CCM Investments 5 LLC, an affiliate of CCM (“CCM 5,” and in connection with the Term Loan, the “Chardan Lender”), and EICF Agent LLC (“EIP” and, collectively with the Chardan Lender, the “Initial Term Loan Lenders”), in connection with the Closing, CNTQ, Legacy Dragonfly and the Initial Term Loan Lenders entered into the Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $75 million (the “Term Loan”). The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into a backstop commitment letter, dated as of May 20, 2022 (the “Backstop Commitment Letter”), with a certain third-party financing source (the “Backstop Lender” and collectively with EIP, the “Term Loan Lenders”), pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the aggregate amount of the Term Loan held by the Chardan Lender (the “Backstopped Loans”) immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date. The accounting treatment for the Term Loan remains preliminary and is subject to final analysis.
Term Loan Warrants
In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, the Company issued (i) the penny warrants to the Term Loan Lenders exercisable to purchase an aggregate of 2,593,056 shares, which is equal to approximately 5.6% of common stock calculated on an agreed fully diluted outstanding basis on the issuance date (the “Penny Warrants”) and (ii) the $10 warrants to issue warrants to the Term Loan Lenders exercisable to purchase an aggregate of 1,600,000 shares of common stock at $10 per share (the “$10 Warrants” and, together with the Penny Warrants, the “Term Loan Warrants”). The $10 Warrants were exercised on a cashless basis on October 10, 2022, with the Company agreeing to issue 457,142 shares of Common Stock in connection with such exercise. The additional shares of common stock will dilute the pro forma ownership of the other Company stockholders of proportionately. None of CCM 5 or any of its affiliates have received or will receive any Term Loan Warrants. The Company preliminarily concluded that the Term Loan Warrants would be subject to equity accounting; however, based on the terms finalized as part of the merger, the warrants will be accounted for as liabilities. As such, the estimated fair value is recognized as a liability each reporting period, with changes in the fair value recognized within income each period. Additionally, the Penny Warrants are not considered in the weighted average number of outstanding shares for basic earnings per share as a result of this liability classification.
ChEF Equity Facility
Consistent with the equity facility letter agreement between Legacy Dragonfly and CCM 5, the Company and CCM entered into the Purchase Agreement and a Registration Rights Agreement (the

“ChEF RRA”) in connection with the Closing (the “ChEF Equity Facility”). In addition, the Company appointed LifeSci Capital, LLC as “qualified independent underwriter” with respect to the transactions contemplated by the Purchase Agreement.
Pursuant to, on the terms of and subject to the satisfaction of the conditions in the Purchase Agreement, including the filing and effectiveness of this or another registration statement registering the resale by CCM of the shares of common stock issued to it under the Purchase Agreement, the Company will have the right from time to time at its option to direct CCM to purchase an amount of shares of common stock, up to a maximum aggregate purchase price of $150 million, over the term of the equity facility.
The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:
•
the consummation of the Business Combination and reclassification of cash held in CNTQ’s Trust Account to cash and cash equivalents, net of redemptions (see below);

•
the redemptions prior to Closing;

•
the consummation of the Subscription Agreement;

•
the consummation of the Term Loan;

•
the repayment of existing debt; and

•
the accounting for certain offering costs and transaction costs incurred by both CNTQ and Dragonfly.

Prior to the Closing, CNTQ’s public stockholders holding 2,031,910 ordinary shares elected to redeem such shares.
The following summarizes the pro forma ownership of common stock of Dragonfly following the Business Combination and related transactions:
	Number of Shares	Percentage of Outstanding Shares
Dragonfly existing shareholders(1)	38,576,648	90.1%
CNTQ existing public stockholders(2)(3)	576,438	1.3%
Initial Stockholders(4)(5)	3,662,500	8.6%
Pro forma Common Stock(6)	42,815,586	100.0%

(1)
Excludes 40,000,000 Earnout Shares of common stock as the earnout contingencies have not yet been met.

(2)
Excludes 9,487,500 shares of common stock underlying the public warrants.

(3)
Reflects the redemptions of 9,556,652 Public Shares in connection with the Charter Amendment and 2,031,910 Public Shares prior to Closing, and excludes 485,000 Public Shares purchased on the open market by an affiliate of the Sponsor pursuant to the PIPE Subscription.

(4)
Excludes 4,627,858 shares of common stock underlying the private warrants.

(5)
Includes shares of common stock held by the Sponsor and its affiliates, including 500,000 shares of common stock pursuant to the PIPE Subscription held by CCM, an affiliate of the Sponsor, of which 485,000 shares were purchased in the open market and the remaining 15,000 shares issued at Closing.

(6)
Excludes shares of common stock issuable pursuant to the ChEF Equity Facility after Closing.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2022
(in thousands, except share and per share amounts)
	CNTQ (Historical)	Legacy Dragonfly (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$316	$10,517	$31,996	A	$22,644
			73,486	B
			(29,342)	C
			(39,312)	D
			(4,000)	H
			(21,017)	J
Restricted cash	—	3,044	(3,044)	D	—
Accounts receivable	—	3,820	—		3,820
Inventory	—	39,487	—		39,487
Prepaid expenses and other current assets	171	5,749	(2,709)	C	3,211
Prepaid inventory	—	3,729	—		3,729
Total current assets	487	66,346	6,058		72,891
Investments held in Trust Account	31,996	—	(31,996)	A	—
Deferred issuance costs	—	—	1,000	I	1,000
Property and equipment, net	—	9,816	—		9,816
Deferred tax asset	—	1,254	—		1,254
Operating lease right of use asset	—	4,878	—		4,878
Total assets	$32,483	$82,294	$(24,938)		$89,839
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,174	$10,851	$—		$12,025
Customer deposits	—	287	—		287
Income tax payable	39	—	—		39
Notes payable, current portion	—	16,529	(16,529)	D	—
Operating lease liability, current portion	—	1,157	—		1,157
Obligation to issue common stock	—	—	1,000	I	1,000
Promissory note – related party	400	—	(400)	C	—
Total current liabilities	1,613	28,824	(15,929)		14,508
Operating lease liability, net of current portion	—	3,821	—		3,821
Notes payable-non current, net of debt discount	—	24,182	20,537	B	18,422
			(2,115)	C
			(24,182)	D
Warrant liabilities	1,990	—	52,949	B	54,939
Total liabilities	3,603	56,827	31,260		91,690
Common stock subject to possible redemption	31,706	—	(31,706)	E	—
Convertible preferred stock	—	2,000	(2,000)	F	—
Stockholders’ equity (deficit)
Common stock	—	5	3	E	40
			34	F
			(2)	J
Additional paid-in capital	—	18,480	(28,001)	C	307
			31,703	E
			1,966	F
			(2,811)	G
			(21,015)	J
Accumulated (deficit) earnings	(2,826)	4,982	(1,535)	C	(2,198)
			(1,645)	D
			2,826	G
			(4,000)	H
Total stockholders’ equity (deficit)	(2,826)	23,467	(22,492)		(1,851)
Total liabilities, temporary equity and stockholders’ equity (deficit)	$32,483	$82,294	$(24,938)		$89,839

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022
(in thousands, except share and per share amounts)
	CNTQ (Historical)	Legacy Dragonfly (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Net Sales	$—	$66,042	$—		$66,042
Cost of goods sold	—	46,481	—		46,481
Operating expenses:
Formation and operating costs	1,623	—	—		1,623
Franchise tax expense	151	—	—		151
Research and development	—	1,951	—		1,951
General and administrative	—	13,716	—		13,716
Selling and marketing	—	9,331	—		9,331
Loss from operations	(1,774)	(5,437)	—		(7,211)
Other income (expense):
Interest expense	—	(3,657)	3,657	DD	(12,826)
			(12,826)	EE
Loss on disposition of assets	—	(62)	—		(62)
Net gain on investments held in Trust Account	469	—	(469)	AA	—
Change in fair value of warrant liability	46	—	—		46
Total other income (expense)	515	(3,719)	(9,638)		(12,842)
Income (loss) before income taxes	(1,259)	(9,156)	(9,638)		(20,053)
Income tax benefit	39	(1,700)	—		(1,661)
Net income (loss)	$(1,298)	$(7,456)	$(9,638)		$(18,392)

Net income (loss) per share (Note 4):
Weighted average shares outstanding – basic	13,957,179	21,131,993
Net income per share – basic	$(0.09)	$(0.35)
Weighted average shares outstanding –diluted	13,957,179	21,131,993
Net income per share – diluted	$(0.09)	$(0.35)
Weighted average shares outstanding –basic and diluted					42,815,586
Net loss per share – basic and diluted					$(0.43)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts)
	CNTQ (Historical)	Dragonfly (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Net Sales	$—	$78,000	$—		$78,000
Cost of goods sold	—	48,375	—		48,375
Operating expenses:
Formation and operating costs	292	—	—		292
Franchise tax expense	66	—	—		66
Research and development	—	2,689	—		2,689
General and administrative	—	10,621	19,626	BB	34,247
			4,000	CC
Selling and marketing	—	9,848	—		9,848
(Loss) income from operations	(358)	6,467	(23,626)		(17,517)
Other income (expense):
Other income	—	1	—		1
Interest expense	—	(519)	519	DD	(14,002)
			(14,002)	EE
Loss on extinguishment of indebtedness	—	—	(1,645)	DD	(1,645)
Warrant issuance costs	(19)	—	—		(19)
Loss on sale of private warrants	(1,254)	—	—		(1,254)
Net gain on investments held in Trust Account	24	—	(24)	AA	—
Change in fair value of warrant liability	3,517	—	—		3,517
Total other income (expense)	2,268	(518)	(15,152)		(13,402)
Income (loss) before income taxes	1,910	5,949	(38,778)		(30,919)
Income tax expense	—	1,611	—		1,611
Net income (loss)	$1,910	$4,338	$(38,778)		$(32,530)
Net income (loss) per share (Note 4):
Weighted average shares outstanding –basic	7,732,021	20,101,129
Net income per share – basic	$0.25	$0.15
Weighted average shares outstanding –diluted	7,991,952	21,931,108
Net income per share – diluted	$0.24	$0.13
Weighted average shares outstanding –basic and diluted					42,815,586
Net loss per share – basic and diluted					$(0.76)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1.   Basis of Presentation
The Business Combination has been accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CNTQ has been treated as the “accounting acquiree” and Legacy Dragonfly as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of Legacy Dragonfly issuing shares for the net assets of CNTQ, followed by a recapitalization. The net assets of Legacy Dragonfly have been stated at historical cost. Operations prior to the Business Combination are those of Legacy Dragonfly.
The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Business Combination and related transactions as if they occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give effect to the Business Combination and related transactions as if they occurred on January 1, 2021. These periods are presented on the basis that Legacy Dragonfly is the acquirer for accounting purposes.
The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of CNTQ and Legacy Dragonfly.
Note 2.   Accounting Policies and Reclassifications
Upon consummation of the Business Combination, management is performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Preferred Stock Conversion
Immediately prior to the consummation of the Business Combination, each share of Legacy Dragonfly’s pre-merger preferred stock has been converted into one share of Dragonfly common stock. Upon the Closing (after giving effect to the conversion of Legacy Dragonfly preferred stock into Legacy Dragonfly common stock), all shares of Legacy Dragonfly common stock outstanding have been converted into shares of Dragonfly common stock.
Accounting for Stock Option Conversion
The Company accounts for stock-based compensation arrangements with employees and non-employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options. As of the Effective Time, each Legacy Dragonfly option prior to the business combination that was then outstanding has been converted into an option to purchase shares of Dragonfly common stock upon substantially the same terms and conditions as were in effect with respect to such option immediately prior to the Effective Time, subject to specific terms and conditions. As the Legacy Dragonfly post-merger options contain only service-based vesting conditions, management will recognize the incremental fair value related to the portion of the fully vested post-merger option and subject to service-based vesting conditions as consideration transferred. As there was no change in the terms of the options, management does not expect to recognize any incremental fair value.
Note 3.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Dragonfly has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. CNTQ and Legacy Dragonfly have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Legacy Dragonfly’s ordinary shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2021.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:
A.
Reflects the reclassification of $32.0 million held in the Trust Account, inclusive of interest earned on the Trust Account, to cash and cash equivalents that is available at the Closing, prior to the additional redemptions before the closing.

B.
Represents cash proceeds of approximately $73.5 million pursuant to the Term Loan. The Term Loan involves the issuance of $75.0 million in principal amount of term loans (with an original issue discount of 3%) and the related issuance of the Term Loan Warrants (i.e., the Penny Warrants and the $10 Warrants) for net proceeds of approximately $73.5 million. Until April 1, 2023, interest will accrue on all outstanding principal amount of the term loans at 13.5% per annum, payable quarterly and partially paid-in-kind. The Company preliminarily determined that the Term Loan Warrants will be liability-classified instruments to be recognized as warrant liabilities on the balance sheet based on their fair values at issuance, and as an offset to the debt instrument to be amortized over the life of the debt instrument, with changes in fair value of the warrant liabilities being recognized within earnings at each reporting period. If the Term Loan Warrants are determined to be equity-classified instruments, the Term Loan Warrants would be recognized within equity and an offset to the debt instrument based on their relative fair values. Certain transaction costs totaling $1.5 million have been allocated to these liability-classified instruments and have been expensed (see adjustment C). For purposes of the unaudited pro forma condensed combined balance sheet, the preliminary fair value of the Term Loan Warrants of $52.9 million has been recorded as warrant liabilities with an offset against the debt as debt issuance costs. The fair value of the Term Loan Warrants was based on a Black-Scholes simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility.

An additional $2.1 million of transaction costs have been allocated to the Term Loan as debt issuance costs offset against the debt (see adjustment C).
C.
Represents the repayment of CNTQ related party promissory note of $0.4 million at closing, and payment of estimated transaction costs of $31.7 million in relation to the Business Combination, of which $28.9 million was paid at closing, and $2.7 million was paid prior to closing and included within other current assets of Legacy Dragonfly. Certain transaction costs totaling $0.7 million have been identified as direct and incremental to the execution of the Term Loan and Term Loan Warrants, of which $0.4 million was recognized as an offset against the debt, and $0.3 million was expensed based on allocation to these instruments based on their relative fair values. Certain transaction costs totaling $12.8 million, which include legal, accounting, and other services incurred related to the Business Combination have been allocated between the following financial instruments issued and assumed in the Business Combination based on their relative fair values at Closing: shares of CNTQ Common Stock, CNTQ Warrants, the Earnout Shares, the Term Loan, and the Term Loan Warrants. The allocation of these costs resulted in $1.7 million recognized as debt issuance costs offset against the Term Loan, $9.9 million recognized as equity issuance costs offset to additional paid-in capital, and $1.2 million recognized within expense. CNTQ incurred an estimated $18.1 million, inclusive of $4.1 million pursuant to a Business Combination Marketing Agreement with CCM, $7.1 million in legal costs, and $6.8 million of printing, legal, financial advisory, insurance, and accounting services including the Duff & Phelps fairness opinion, all of which were expensed and recognized to CNTQ’s accumulated deficit and reclassified to additional paid-in capital at Closing to reflect the reclassification of CNTQ’s historical accumulated deficit. Dragonfly continues to evaluate eligible costs that may need to be allocated to the respective instruments issued or assumed pursuant to the Business Combination which could impact amounts reported as equity or debt issuance costs.

D.
Represents repayment of outstanding principal indebtedness of Legacy Dragonfly totaling $42.4 million and the write off of unamortized debt discount and other settlement fees incurred totaling $1.6 million.

E.
Reflects the reclassification of approximately $31.7 million of common stock subject to possible redemption to permanent equity.

F.
Represents recapitalization of Legacy Dragonfly’s outstanding equity as a result of the reverse recapitalization and the issuance of common stock to Legacy Dragonfly Equity Holders as consideration for the reverse recapitalization.

G.
Reflects the reclassification of CNTQ’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

H.
Represents transaction bonus payments of $4.0 million to certain Legacy Dragonfly executives. The bonus payments were contingent on the cash remaining after the Business Combination after the payment of transaction expenses and repayment of existing indebtedness of Legacy Dragonfly, as well as the amount of public warrants exercised following completion of the Business Combination.

I.
Represents an obligation to issue shares of Dragonfly common stock with a discount of up to $1.0 million over the term of the ChEF Equity Facility, payable by way of a reduction of the VWAP Purchase Price. Dragonfly may terminate the facility at any time subject to the full payment of a commitment fee of $1.0 million.

J.
Reflects the additional redemptions of 2,031,910 Public Shares prior to closing, for aggregate payments to redeeming Public Shareholders of $21.0 million at a redemption price of $10.34 per share allocated to common stock and additional paid-in capital using par value $0.001 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 are as follows:
AA.
Reflects elimination of investment income on the Trust Account.

BB.
Reflects transaction costs of $19.6 million as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

CC.
Represents transaction bonus payments of $4.0 million to certain Legacy Dragonfly executives. The bonus payments were contingent on the cash remaining after the Business Combination after the payment of transaction expenses and repayment of existing indebtedness of Dragonfly, as well as the amount of public warrants exercised following completion of the Business Combination.

DD.
Represents the elimination of interest expense recognized on Legacy Dragonfly indebtedness and the recognition of a loss on extinguishment of Legacy Dragonfly indebtedness as if the Business Combination closed, and the indebtedness was settled, on January 1, 2021 (see adjustment D).

EE.
Represents the recognition of interest expense on the Term Loan as if the facility was executed on January 1, 2021, consisting of $7.6 million and $10.1 million of interest expense for the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively, calculated using an approximated rate of 13.50% per annum (as further detailed in the Term Loan Agreement), and $5.2 million and $3.9 million of amortization of debt issuance costs related to the Term Loan for the for the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively. The amortization of debt issuance costs was calculated using an effective interest rate of 70.1% based on an estimated initial book value of the Term Loan of $18.4 million after deducting the proceeds allocated to the Term Loan Warrants of $52.9 million, allocated transaction costs of $2.1 million, and a $1.5 million original issue discount (or 3% of proceeds).

Note 4.   Net Loss per Share
Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of all periods presented.
	Nine Months Ended September 30, 2022(1)	Year Ended December 31, 2021(1)
Pro forma net loss	$(18,392)	$(32,530)
Weighted average shares outstanding – basic and diluted(2)	42,815,586	42,815,586
Pro forma net loss per share – basic and diluted	$(0.43)	$(0.76)
Excluded securities:(3)
Earnout Shares	40,000,000	40,000,000
Public Warrants	9,487,500	9,487,500
Private Warrants	4,627,858	4,627,858
Dragonfly Options	3,664,975	3,664,975
Penny Warrants	2,593,056	2,593,056
$10 Warrants	1,600,000	1,600,000

(1)
Pro forma income (loss) per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
Excludes shares of common stock issuable after Closing pursuant to the ChEF Equity Facility.

(3)
The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or the issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

BUSINESS
Overview
Formed in 2012 and based in Reno, Nevada, we are a manufacturer of non-toxic deep cycle lithium-ion batteries that caters to customers in the RV, marine vessel and off-grid residence industries, with disruptive solid-state cell technology currently under development. We believe that green energy is more than just a trend. Our goal is to develop technology to deliver environmentally impactful solutions for energy storage to everyone globally. We believe that the innovative design of our lithium-ion batteries is ideally suited for the demands of modern customers who rely on consumer electronics, connected devices and smart appliances that require continuous, reliable electricity, regardless of location.
Our deep cycle LFP batteries provide numerous advantages compared to incumbent products, such as lead-acid batteries. LFP batteries are non-toxic and environmentally friendly, do not rely on scarce or controversial metals and are a highly cost-effective storage solution. LFP batteries use lithium iron phosphate (LiFePO4) as the cathode material for lithium-ion cells rather than nickel or cobalt. Although the energy density of LFP batteries is lower, they have a longer cycle life and experience a slower rate of capacity loss. LFP is also intrinsically safer due to its thermal and chemical stability, meaning our LFP batteries are less flammable than alternative products. As we develop our proprietary solid-state cell technology, we believe our use of LFP will continue to provide significant advantages over the lithium-ion technology in development by other companies, which still incorporate less stable components in their chemistries (such as sulfide glasses, which are chemically unstable and form hydrogen sulfide when exposed to air).
We have a dual-brand strategy, Dragonfly Energy (“Dragonfly Energy”) and Battle Born Batteries (“Battle Born”). Battle Born branded products are primarily sold direct to consumers, while the Dragonfly Energy brand is primarily sold to original equipment manufacturers (“OEMs”). However, with the growing popularity and brand recognition of Battle Born, these batteries have become increasingly popular with our OEM customers. Based on the extensive research and optimization undertaken by our team, we have developed a line of products with features including a proprietary battery management system and an internal battery heating feature for cold temperatures, and we expect to launch our unique battery communication system during the first half of 2023. We currently source the LFP cells incorporated into our batteries from a limited number of carefully selected suppliers that can meet our demanding quality standards and with whom we have developed long-term relationships.
We began as an aftermarket-focused business initially targeting direct-to-consumer sales in the RV market. Since 2020, we have sold over 198,000 batteries. For the nine months ended September 30, 2021 and 2022, we sold 59,082 and 72,873 batteries, respectively, and had $57.8 million and $66.0 million in net sales, respectively. For the years ended December 31, 2020 and 2021, we sold 51,434 and 74,652 batteries, respectively, and had $47.2 million and $78.0 million in sales, respectively. Over time, we have increased total sales through a combination of: increasing direct-to-consumer sales of batteries for RV applications; expanding into the marine vessels and off-grid storage markets with related direct-to-consumer sales; selling batteries to RV OEMs; increasing sales to distributors; and reselling accessories for battery systems. Our RV OEM customers currently include Keystone, who has agreed to fulfill certain of its LFP battery requirements exclusively through us for at least one year (with potential annual renewals), THOR, who has made a strategic investment in our business and with whom we intend to enter into a future, mutually agreed exclusive two-year North American distribution agreement (with potential annual renewals), Airstream, and REV, and we are in ongoing discussions with a number of additional RV OEMS to further increase adoption of our products.
We currently offer a line of batteries across our two brands, each differentiated by size, power and capacity, consisting of eight different models, four of which come with a heated option. The following chart highlights the key features of each of our models:

To supplement our battery offerings, we are also a reseller of accessories for battery systems. These include chargers, inverters, monitors, controllers and other system accessories from brands such as Victron Energy, Progressive Dynamics, Magnum Energy and Sterling Power.
Our battery packs are designed and assembled in-house in the United States. In April 2021, we opened our new 99,000 square foot facility, allowing us to increase our production capacity and giving us the ability to increase sales to existing customers and penetrate new markets. Our facility provides a streamlined, partially autonomous production process for our current batteries, which comprises module assembly and battery assembly, with the availability to expand the number of lines to handle increased volumes and the additional battery modules we intend to introduce in the near future. We plan to continue to expand our production capacity as needed and estimate that our current production facility will allow for over $500 million in manufacturing sales capacity once fully utilized.
We currently focus on three main end markets: RVs, marine vessels and off-grid storage and, in the medium- to longer-term, we plan on expanding into several new markets. Within our current markets, our aim is to replace incumbent lead-acid batteries. Our batteries are primarily designed to provide consumers with a long-lasting, highly efficient power source for powering appliances, consumer electronics and other smart devices located inside RVs, marine vessels or off-grid residences and, other than for certain smaller marine vessels, are not intended for propulsion. Our batteries are powertrain agnostic with the ability to operate on internal combustion engine vehicles or electric vehicles.
Our proven sales and marketing strategy has allowed us to penetrate our current end markets efficiently. We use a variety of methods to educate consumers on the benefits of LFP batteries and why they are a better investment compared to the legacy lead-acid batteries currently found in our target end markets today. We also have an extensive social media program, where we partner with content creators in our target markets to share with consumers the benefits of our products. Lastly, we participate in a variety of industry productions, including features on RV podcasts and TV shows, and attend sponsored industry events such as the Bassmaster Classic, RV rallies and boat shows.
In addition to our conventional LFP batteries, our experienced research and development team, headed by our founder and CEO, is currently developing the next generation of LFP solid-state cells. Running in parallel with our current business operations, to date we have fully self-funded our solid-state R&D efforts. Since our founding, we have been developing proprietary solid-state cell technology and manufacturing processes for which we have issued patents and pending patent applications, where appropriate. Solid-state lithium-ion technology eliminates the use of a liquid electrolyte, which addresses the residual heat and flammability issues arising from lithium-ion batteries. The unique competitive advantage of our solid-state battery cell is highlighted by our dry deposition technology, which completely displaces the need for toxic solvents in the manufacturing process and allows for the rapid and scalable production of solid-state cells having an intercalation anode, like graphite or silicon. Other solid-state technology companies are focused on a denser lithium metal anode, which tends to form icicle-like dendrites inside the cell and lacks the cyclability of an intercalation anode. Our design allows for a much safer, more efficient cell that we believe will be a key differentiator in the energy storage market. Additionally, our internal production of solid-state cells will streamline our supply chain, allowing us to vertically integrate our cells into our batteries, thereby lowering our production costs as a result of our proprietary cost-effective manufacturing processes.
As the world transitions towards greater clean energy use and energy storage, we will continue to deliver on our mission of developing innovative technology to make clean energy accessible and affordable for everyone globally. We will continue to focus on our core competencies of providing innovative technology, expanding our brand portfolio and providing affordable, sustainable and accessible energy, all while being designed and manufactured in the United States.
Industry Background
For decades, lead-acid batteries have been the dominant player in power and energy markets worldwide. Since the introduction of the absorbed glass mat (“AGM”) lead-acid battery in the mid-1970s, the technological advancements in lead-acid battery technology have been limited. LFP batteries have numerous advantages over the incumbent lead-acid batteries used in today’s markets:
•
Environmentally Friendly, Socially Responsible and Safer.   Lead-acid batteries that are not recycled or disposed of properly are extremely toxic and can cause areas of poisonous groundwater and lead buildups, impacting both humans and the environment. Research by EcoMENA shows that a single lead-acid battery disposed of incorrectly into a municipal solid waste collection system could contaminate 25 tonnes of municipal solid waste and prevent recovery of organic resources due to high lead levels. Lithium-ion batteries, specifically LFP batteries, have no toxic elements and are 100% environmentally friendly. LFP batteries also do not rely on controversial elements such as cobalt as part of their chemistry. Compared to lead-acid batteries, there is no concern of “off-gassing,” or the emission of noxious gases, for lithium-ion batteries, and therefore no need to take into consideration required ventilation or off-gas related fire risk when installing or recharging our LFP batteries.

•
Longer Lifespan.   Lithium-ion batteries have longer lifecycles compared to lead-acid batteries. LFP batteries are able to cycle (i.e., discharge and charge) 3,000 to 5,000 times before hitting the 80% capacity mark. Comparatively, lead-acid batteries degrade quickly, only cycling 300-500 times before hitting 50% of their original capacity. Our third-party validated internal research suggests that if a typical AGM lead-acid battery and our LFP battery were cycled once every day, the AGM battery and our LFP battery would have a respective lifespan of 1.98 years and 19.18 years before reaching 80% depth of discharge (i.e., 80% of our battery would have been discharged relative to the overall capacity of the battery in that lifespan). In many storage applications, lithium-ion batteries have a lifespan exceeding the lifetime of the project with very limited maintenance requirements, compared to lead- acid batteries, which have a one- to two-year useful life in most applications.

•
Power and Performance.   As new technologies evolve and people consume more electricity, the importance of battery power and performance increases. Compared to lead-acid batteries, lithium-ion batteries can discharge power at a higher voltage and more consistently through the discharge cycle (i.e., until they are 100% discharged) while utilizing a smaller physical space and weighing less. In addition, unlike lead-acid batteries, lithium-ion batteries can be discharged below 50% capacity without causing irreparable harm to the battery. Lithium-ion batteries also provide the same energy capacity with one-fifth the weight of a standard lead-acid battery. Lithium-ion batteries are also significantly more reliable and efficient, especially in cold temperatures, allowing for year-round all-climate usage.

•
Charging.   Lead-acid batteries were the first rechargeable batteries on the market. However, due to new advancements in energy density (i.e., the amount of energy stored by mass volume) and charge/ discharge rates, lithium-ion batteries now significantly outperform traditional lead-acid batteries. LFP batteries currently charge five times faster than their lead-acid counterparts, with even faster charging rates expected for the next generation of lithium-ion cells. With the appropriate battery management system, lithium-ion batteries can be charged in cold temperatures, something lead-acid batteries are unable to do, resulting in two to three times more power delivered.

•
Maintenance-Free.   LFP batteries provide the benefit of being a maintenance-free option compared to lead-acid batteries. Unlike lead-acid batteries which have no battery management system to regulate current flow and charging rates, all our LFP battery packs include a proprietary battery management system that regulates current and provides temperature, short circuit and cold charging protection. Our LFP batteries also do not require cleaning or water, eliminating the need for periodic maintenance found in today’s lead-acid batteries. While our LFP batteries are generally designed to replace and physically fit into racks made for existing lead-acid batteries, our batteries can be installed in any position and without the need for venting.
End Markets
Current Markets
According to a Frost and Sullivan report commissioned by us (“Frost & Sullivan”), the total addressable market (“TAM”) of our three current end markets is estimated to be approximately $12 billion by 2025.
•
Recreational Vehicles.   The growth of the RV market is expected to continue to drive demand for LFP storage batteries. According to the RV Industry Association (“RVIA”), there are over 11 million RVs on the road in America and 9.6 million households intend to purchase an RV within the next five years. RV interiors are becoming more modern as customers adopt the full-time RV lifestyle, with additional appliances and electronics being installed, increasing the need for reliable power. According to the RVIA and THOR Industries, North American RV shipments have had an estimated 10-year compound annual growth rate (“CAGR”) of 6.8% from 2012 to 2022, with RV shipments estimated to be over 549,900 in 2022. The need for greater power and power storage capabilities to power interiors is driving a shift towards the use of LFP batteries. Incumbent lead-acid batteries are heavy, take up a lot of space, have inefficient power discharge and require ventilation. Our solution addresses all of these problems by allowing for shorter charge times, weighing one-fifth of a standard lead-acid battery, providing a reliable and consistent source of power and being maintenance-free. Our market focus has traditionally been on motorized RVs (i.e., driveable RVs). OEMs have begun to introduce batteries into towable units (i.e., RVs that require another vehicle to drive them), which will create a new potential subsector in the RV market for LFP batteries. According to the RVIA’s 2021 RV Market Report, approximately 91% of wholesale RV units shipped in 2021 were towable units, representing a significant opportunity for LFP batteries.

•
Marine Vessels.   As boating becomes more popular in North America, the need for a reliable, non-flammable energy storage system is becoming increasingly apparent. According to the 2020 Recreational Boating Statistics and the 2020 National Recreational Boating Safety Survey, in 2018 over 84 million Americans participated in some form of boating activity, with a total of over 11.8 million boats on the water as of 2020, of which 93% are power boats. We believe that the marine vessel market will grow to approximately $8 billion by 2025. Similar to the RV market, customers are becoming more technologically advanced and are adding more electronics to their vessels, in turn driving demand for larger and more reliable energy storage, such as LFP batteries. Tightening marina regulations are also driving the need for electric docking motors on more vessels and increasing the focus on safety, which LFP batteries are well-suited to address.

•
Off-Grid Residences.   Many people are turning to off-grid housing and, as individuals and governments become more conscious of their carbon footprint, a shift towards renewable energy sources for off-grid housing will be increasingly popular. Solar installations continue to see an increase globally, with global PV installations projected to rise from 144 GW (DC) in 2020 to 334 GW (DC) in 2030 according to BloombergNEF. According to the Solar Energy Industries Association (“SEIA”), approximately 11% of solar installations in 2021 were supplemented with a battery system for efficient storing of excess energy generated during daylight hours. However, the number of new behind-the-meter solar systems with supporting battery systems is projected to rise to over 29% by 2025. LFP batteries are able to solve the weakest part of renewable energy adoption, which is the lack of consistent, reliable and efficient energy storage that is safer than alternative energy storage options currently on the market. As this shift towards clean energy becomes more prominent and cost-effective, the LFP battery market will be able to penetrate the largely untapped off-grid markets.

Addressable Markets
Our addressable markets are areas with significant growth potential that we will be positioned to penetrate as customers turn towards LFP and other lithium-ion batteries as replacements for traditional lead-acid batteries. As these medium- and long-term markets mature, we intend to deploy our solid-state technology, once developed, while concurrently continuing to further displace the incumbent lead-acid technology. According to Frost & Sullivan, our TAM is estimated to be $85 billion by 2025.
•
Industrial / Material Handlings / Work Truck.   The industrial vehicle market includes work trucks, material handling and warehousing equipment and compact construction equipment. As industrial vehicles increase in terms of automation and incorporate more onboard tools, the need for a long- lasting, reliable and environmentally friendly energy source grows. The continuous growth of e-commerce is increasing the demand for warehousing and automated equipment. According to material handling equipment manufacturer Hyster-Yale Materials Handling, in 2021 the global market volume in units for lift trucks was approximately 2.3 million, most of which were powered by traditional lead-acid batteries, presenting a large retrofitting opportunity for LFP batteries.

•
Specialty Vehicles.   According to Mordor Intelligence, as of 2019, approximately 40% of the specialty vehicle market in the United States consists of medical and healthcare vehicles and approximately 30% consists of law enforcement and public safety vehicles. The market for emergency vehicles has grown as the baby boomer generation continues to age, and there has been increased demand for electrified devices and equipment on board these emergency vehicles. Our LFP batteries are well-suited to capture this market as they offer a more reliable power source with longer lifecycles compared to lead-acid batteries. In addition, LFP batteries are safer, lighter and modular, allowing for more tools to be stored on-board emergency vehicles without sacrificing the performance of the battery system.

•
Emergency and Standby Power.   Demand for reliable emergency and standby power sources is expected to continue to drive demand for effective power storage for residential, commercial and industrial uses. Power outages in the United States cost an estimated $150 billion per year, according to the Department of Energy, increasing the demand for uninterrupted power sources. The need for reliable emergency and standby power exists in both hazardous and non-hazardous environments and is particularly acute in areas where the existing grid service is subject to intermittencies or is otherwise inefficient (including as a result high peak electricity usage, grid and related equipment age or severe weather and other environmental factors). LFP batteries are able to offset grid-related intermittencies and inefficiencies and assist in providing grid stabilization. Importantly, LFP batteries achieve these benefits in a clean, reliable and safe manner by supplanting or reducing the use of fossil fuel backup generators.

•
Telecom.   Demand for mobile data continues to increase and network providers are investing heavily in 5G networks, particularly in unserved and underserved regions, to support this demand. According to the CTIA’s 2021 annual survey, there were 417,215 cell sites in the United States in 2020. Batteries provide backup power to these sites when external power is interrupted. While lead-acid batteries are commonly used as backup batteries today, the compact nature of lithium-ion batteries, together with the fact that they are safer and more environmentally friendly, make them ideal alternatives as new wireless sites are built and the older wireless sites require upgrades. LFP batteries are maintenance free and have a longer lifespan, allowing for a more efficient and reliable power source for large wireless sites. The ability to monitor the battery systems remotely enables telecom operators to reduce onsite maintenance checks, thereby reducing overall operational costs while ensuring network uptime.

•
Rail.   Rail transportation is a large potential market, with an estimated market size of $98.6 billion in 2022, according to IBISWorld. Many railroad operators have invested in infrastructure and equipment upgrades in recent years, in an attempt to boost capacity and productivity. As noted in a study conducted by the International Energy Analysis Department and the Lawrence Berkeley National Laboratory, a shift from fossil fuel-based rail cars to emission-free power sources will greatly affect the economic and environmental impact from the rail industry. Two suggested pathways from this study were (1) electrifying railway tracks and using emission-free electricity which requires significant storage combined with renewable electricity on the grid, and (2) adding battery storage cars to diesel-electric trains. A battery-electric rail sector would provide more than 200GWh of modular and mobile storage, which could in turn provide grid services and improve the resilience of the power system.
•
Data Centers.   Data centers have seen strong growth in recent years, with over 2,750 data centers in the United States as of January 2022 according to Statista. Constant technological advancements and larger amounts of data generated and stored by companies for increasingly longer periods of time are driving growth in the importance, and the amount, of physical space dedicated to data centers. As software companies, such as Google and Oracle, continue to develop new technologies, such as artificial intelligence, data centers where the computer and storage functions are co-located also continue to grow. As the industry seeks to cut operating costs, become more efficient and minimize dedicated physical space, we expect there to be a shift towards light, compact lithium-ion batteries that can reduce overall costs and provide a reliable power supply without sacrificing performance. Lithium-ion batteries are designed to operate in environments with higher ambient temperatures than incumbent energy storage methods (such as lead-acid batteries). This ability for lithium-ion batteries to withstand and operate at higher temperatures can also reduce cooling costs.

•
On-grid Storage.   On-grid energy storage is used on a large-scale platform within an electrical power grid in conjunction with variable renewable energy sources such as solar and wind projects. These storage units (including large-scale stationary batteries) store energy when electricity is plentiful, and discharge energy at peak times when electricity is scarce. Because of the low cost of fossil fuels, the adoption of large-scale batteries has been slow. However, according to the U.S. Energy Information Administration 2021 report on battery storage in the United States, lithium-ion battery installations in large-scale storage grew from less than 50 MWh of energy capacity annual additions in 2010 to approximately 400 MWh in 2019. As lithium-ion battery production scales, the related cost of storage for all lithium-ion batteries will decline and the cost of renewable energy (including associated storage costs) is expected to approach $0.05 per kWh, which is the amount required to be cost competitive with the price of power from the electrical grid. We believe our ability to cost-effectively develop and manufacture LFP solid-state batteries will position renewable energy projects deploying these batteries to reach “grid parity” sooner.

Our Competitive Strengths
We believe that we possess the largest share in the markets we operate in, due to our following business strengths, which distinguish us in this competitive landscape and position us to capitalize on the anticipated continued growth in the energy storage market:
•
Premier Lithium-Ion Battery Technology.   Each of our innovative batteries features custom designed components to enhance power and performance in any application or setting. Our batteries feature LFP chemistry that is environmentally friendly, does not heat up or swell when charging or discharging, and generates more power in less physical space than competing lead-acid batteries. Unlike our competitors, our internal heating technology keeps our batteries within optimal internal conditions without drawing unnecessary energy and sustaining minimal energy drain. To protect our products, our batteries possess a proprietary battery management system that shuts off the ability to charge at 24 degrees Fahrenheit and stops drawing power from the battery at -4 degrees Fahrenheit. This technology increases performance in cold weather conditions while possessing a unique heating solution that does not require an external energy source.

•
Extensive, Growing Patent Portfolio.   We have developed and filed patent applications on commercially relevant aspects of our business including chemical compositions systems and production processes. To date, we have owned 24 issued patents, with an additional 20 patent applications pending, in the United States, China, Europe, Australia, Canada and other regions.

•
Proven Go-To-Market Strategy.   We have successfully established a direct-to-consumer platform and have developed strong working relationships with major RV OEMs, custom designing products for new and existing applications. We see opportunities to continue to leverage our success in the aftermarket to expand our relationships to other leading OEMs and distributors while further enhancing our direct-to-consumer offerings. Extensive informational videos and exceptional customer service provide sales, technical and hands-on service support to facilitate consumer transition from traditional lead-acid or incumbent lithium-ion batteries to our products.
•
Established Customer Base with Brand Recognition.   We have a growing customer base of approximately 14,000 customers featuring OEMs, distributors, upfitters and end consumers across diverse end markets and applications including RV, marine vessels and off-grid residences. Customer demand and brand recognition of Battle Born batteries from an aftermarket sales perspective have helped drive significant adoption from RV OEMs (with a CAGR of over 180% since 2018) with visibility for future growth through further expansion of our existing relationships.

•
High Quality Manufacturing Process.   Unlike competitors that outsource their manufacturing processes, our batteries are designed, assembled and tested in the United States, ensuring that our manufacturing process is thoroughly tested and our batteries are of the highest quality.

•
Drop-in Replacement.   Our battery modules are largely designed to be “drop-in replacements” for traditional lead-acid batteries, which means that they are designed to fit standard RV or marine vessel configurations without any adjustments. Our target applications are powering devices and appliances in larger vehicles and low speed industrial vehicles. We offer a full line of compatible components and accessories to simplify the replacement process and provide consumers with customer service to ensure a seamless transition to our significantly safer and environmentally friendly battery. Over their lifetime, our batteries are significantly cheaper from both an absolute cost and a cost per energy perspective. These lifetime costs, at current costs and capacity, will naturally drop as we continue to take advantage of economies of scale.

Our Growth Strategy
We intend to leverage our competitive strengths, technology leadership and market share position to pursue our growth strategy through the following:
•
Expand Product Offerings.   In the short-term, our aim is to further diversify our product offerings to give consumers, as well as OEMs and distributors, more options for additional applications. This will be accelerated by the expansion of our production capacity in our new manufacturing facility. We intend to launch and scale production of additional 12 voltage and 24 voltage batteries and introduce 48 voltage batteries, which we believe will extend our market reach in each of our targeted end markets. We believe the natural evolution of our product offering is to become a system integrator for solar and other energy storage solutions.

•
Expand End Markets.   We have identified additional end markets that we believe in the medium- to longer-term will increasingly look to alternative energy solutions, such as LFP batteries. Markets, such as standby power, industrial vehicles, specialty vehicles and utility-grade storage, are in the early stages of adoption of lithium-ion batteries (including LFP batteries), and we aim to be at the forefront of this movement by continuing to develop and produce products with these end users in mind.

•
Commercialize Solid-State Technology.   We believe solid-state technology presents a significant advantage to all products currently on the market, with the potential to be lighter, smaller, safer and cheaper. Once we have optimized the chemistry of our LFP solid-state batteries to enhance conductivity and power, we intend to scale up for mass production of separate solid-state batteries for various applications and use cases.

Our Products and Technology
Chemistry Comparison
Lead-acid batteries were the first form of rechargeable battery to be developed and modified across different platforms for a variety of uses, from powering small electronics to use for energy storage in back-up power supplies in cell phone towers. Since the development in the 1970s of AGM lead-acid batteries, a form of sealed lead-acid battery that enables operation in any position, there has been limited innovation in lead-acid battery technology. The push to develop longer-lasting, lower-cost, more environmentally-friendly and faster- charging batteries has led to the development of lithium-ion batteries and, within the lithium-ion battery market, different chemistries.
There are several dominant battery chemistries in the lithium-ion market that can be used for different purposes. Two widely adopted chemistries found in the market today are nickel manganese cobalt (“NMC”), and nickel cobalt aluminum (“NCA”). The higher energy density and shorter cycle life found in NMC and NCA batteries are suitable for markets where fast charging and high energy density are required, such as electric vehicle powertrains and consumer electronics. LFP batteries are best suited for energy storage markets where long life and affordability are paramount, such as RV, marine vessel, off-grid storage, onboard tools, material handling, utility-grade storage, telecom, rail and data center markets.
NMC batteries are highly dependent on two metals that present significant constraints — nickel, which is facing an industry-wide shortage, and cobalt, a large percentage of which comes from conflict-ridden countries. According to an article by McKinsey & Company titled “Lithium and Cobalt: A tale of two commodities,” global forecasts for cobalt show supply shortages arising as early as 2022, slowing down NMC battery growth. Both of these elements are also subject to commodity price fluctuations, making NMC and NCA batteries less cost-effective than LFP batteries. LFP batteries do not contain these elements and materials can be sourced domestically, and are therefore not subject to these shortages, geopolitical concerns or commodity price fluctuations. In fact, LFP batteries have no toxic elements, offering a much safer environmental alternative. The temperature threshold for thermal runaway (i.e., lithium-ion battery overheating that can result in an internal chemical reaction) is roughly 700 degrees Fahrenheit for LFP batteries, compared to 350 degrees Fahrenheit for NMC and NCA batteries, making LFP batteries less flammable and safer.
LFP batteries have a useful life of approximately 10 to 15 years compared to one to two years for lead- acid batteries, and typically charge up to five times faster. LFP batteries are also not constrained by weight (having the same energy capacity at one-fifth of the weight) or temperature (having the ability to generate power even in low temperatures and to not swell or heat up when charging or discharging) and are generally maintenance free.
In the electric vehicle market, the race to provide the highest energy density facilitating frequent, rapid acceleration, greatest range and fastest charging battery — all while competing on cost — is where many new battery companies are prioritizing their efforts. Success in the electric vehicle market requires use of chemistries capable of optimization to these requirements. In our targeted stationary storage markets, the ideal solution requires a safe, long-lasting battery in terms of discharge/charge cycles with a focus on providing a steady power stream. LFP batteries are better suited for the stationary storage market compared to NMC and NCA batteries, as LFP batteries are safer and have a significantly longer life cycle making them more cost-effective. The market for utility grade storage, particularly for clean energy projects, and the related adoption of lithium- ion batteries (including LFP batteries) is expected to increase as the fully-loaded cost of energy (production and storage) approaches cost parity with inexpensive fossil fuel energy provided through the electric grid. Compared to NMC and NCA batteries, LFP batteries are at or much closer to grid parity.
Solid-State Cells
LFP batteries are not without their disadvantages. While less flammable than other chemistries, the existence of a flammable liquid electrolyte still poses safety risks. Like all liquid-based lithium-ion batteries,

LFP batteries have a tendency to produce solid lithium dendrites, icicle-like formations which can pierce the physical separators in LFP batteries, which are necessary in LFP batteries to separate the positively charged liquid electrolyte from the negatively charged liquid electrolyte, and which, over time, will degrade the performance of LFP batteries and potentially result in fire-related risks. The next phase in the development of lithium-ion batteries is solid-state cell development, which contains a solid, rather than a liquid, electrolyte, eliminating many of the current disadvantages to LFP batteries while increasing the safety of the battery cells. We believe that the development of our solid-state technology will provide us with a unique competitive advantage.
Compared to current lithium-ion technology, where lithium-ions cross a liquid electrolyte barrier between a battery’s anode (negative electrode) and cathode (positive electrode), solid-state batteries aim to use a solid electrolyte to regulate the lithium-ions. As a battery charges and discharges, an electrochemical reaction occurs creating a flow of electrical energy between the cathode, electrolyte and anode as the electrodes lose and reacquire electrons. In addition to the use of non-toxic electrode components, the removal of a liquid electrolyte will eliminate the risk of fire, making solid-state cells inherently safe. The move to a non-liquid electrolyte also means that solid-state batteries will be, on average, smaller and lighter than existing lithium-ion batteries. The process for manufacturing our solid-state cells is described below under “— Research and Development”.
Our Products
We currently offer non-toxic deep cycle LFP batteries for use in the RV, marine vessel and off-grid storage markets. We believe that the innovative design of our LFP batteries is ideally suited for the demands of modern customers who rely on consumer electronics, connected devices and smart appliances that require continuous, reliable electricity. We also offer chargers and other accessories either individually or as part of bundled packages.
For the nine months ended September 30, 2021 and 2022 we sold 59,082 and 72,873 batteries, respectively, and had $57.8 million and $66.0 million in sales, respectively. Net income for the nine months ended September 30, 2021 was $4.4 million and net loss for the nine months ended September 30, 2022 was $7.5 million, respectively, and Adjusted EBITDA was $7.5 million and $(1.1) million, respectively. For the years ended December 31, 2020 and 2021 we sold 51,434 and 74,652 batteries, respectively, and had $47.2 million and $78.0 million in sales, respectively. Net income for the years ended December 31, 2020 and 2021 was $6.9 million and $4.3 million, respectively, and Adjusted EBITDA was $9.4 million and $8.7 million, respectively. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, information on why we consider Adjusted EBITDA useful and a discussion of the material risks and limitations of this measure, please see the section entitled, “Dragonfly’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”
Our core products are LFP battery modules with a built-in battery management system offered under our two brand names: Dragonfly Energy, which sells only to OEMs, and Battle Born Batteries, which sells direct to consumers and increasingly to OEMs. We currently offer eight LFP battery models across our two brands, each differentiated by size, power and capacity:

Each battery model is capable of being discharged to a 100% depth of discharge and takes approximately five hours to charge to full capacity, which is five times faster than a traditional lead-acid battery. Each module is designed to last between 3,000 and 5,000 cycles, at which point the battery still holds 75% to 80% of its energy capacity. This equates to approximately 10 to 15 years of use (under typical conditions), which is why each battery comes with an industry-leading 10-year full replacement manufacturers’ defect warranty. Our battery modules are largely designed to be “drop-in replacements” for traditional lead-acid batteries, which means that they are designed to fit standard RV or marine vessel configurations without any adjustments. Our LFP batteries are versatile and designed to be compatible not just with standard chargers, but also with wind and solar power systems, and to be modular, and can be combined in series or in parallel depending on customer needs.
We also offer certain of our battery models as an internally heated battery, which utilizes our proprietary technology to maintain optimal internal settings in cold weather conditions, allowing customers to charge the battery even in low temperatures. The unique heating technology does not require an external energy source and the self-regulating internal heater is only activated when needed, minimizing energy drain and extending the useful life of the battery. Unlike traditional batteries, our batteries are maintenance free and do not require cleaning, adding of water or venting for “off gassing”.
In addition to our core battery products, we offer customers a number of adjacent products and accessories manufactured by third parties. We offer a range of charging components that are designed for every application: inverter chargers (which allow users to recharge a DC battery bank with AC power and also turn DC battery power into AC power), converter chargers (which allow users to charge from an AC power source) and solar charge controllers (which manage power transfer from solar arrays to battery banks).
We also offer customers a full suite of accessories and components to facilitate the installation of our products. These include plugs, fuses, cables, adapters, sensors and interfaces pictured below.
We offer specially designed bundled packages of battery modules and accessories tailored to specific applications for both RVs, marine vessels and off-grid residences, ranging in price from $675 to over $19,000, as shown below.

With our batteries being designed and assembled exclusively in-house, we are able to guarantee that we deliver high-quality batteries to customers. We test our products to ensure they meet federal and local governmental regulations for both performance and safety. Our testing and compliance with required standards and measurements are validated by a third-party lab, which includes UL Standard 2054, IEC 62133 and the UN 38.3 shipping certification.
Battery Management System
Our proprietary battery management system is designed, developed and tested in-house. It offers a complete solution for monitoring and controlling our complex battery systems and is designed to protect battery cells from damage in various scenarios. We believe our battery management system is industry-leading for a number of reasons:
•
it enables batteries to draw power between -4 degrees Fahrenheit and 135 degrees Fahrenheit, and is designed to cut off charging at 24 degrees Fahrenheit to protect cells;

•
it actively monitors the rate of change of currents to detect and prevent short circuiting, and also protects against potential ground faults;

•
it allows for up to an average of 300 amps continuously, 500 amp surges for 30 seconds, and momentary, half second maximum capacity surges;

•
it enables batteries to recharge even if completely drained;

•
it utilizes larger resistors to ensure balanced loads to improve performance and extend useful life; and

•
it facilitates scalability by enabling batteries to be combined in parallel and in series.

Battery Communication System
We have developed a battery hub communication system, for which a U.S. non-provisional patent application and an international PCT patent application have been filed, to be used with Dragonfly Energy OEM systems and Battle Born batteries and bundles. This communication system will enable end customers to monitor each battery in real time, providing information on energy input and output and current or voltage imbalances. The communication system will be able to communicate with up to 24 batteries in a bank at one time and aggregate the data received from these batteries into a central system such as a phone or tablet. We expect to begin offering this hub to customers as an adjacent component and in our product bundles during the first half of 2023.
Product Pipeline
Beyond our current battery modules, we have several LFP products in development that will enable us to access additional end markets.

•
New Products.   Our current offerings feature battery products that serve the RV, marine vessel and off-grid markets. Although manufacturing operations were previously capacity constrained the expansion into our new manufacturing facility will allow us to add production capacity and increase product offerings and scale based on demand.

•
The majority of our current batteries are 12 voltage batteries, which provide 85 amp hours of power and are an affordable solution to customers utilizing smaller or lower power applications. The smaller stature and drop-in replacement nature of these batteries have made these popular within the RV and marine vessel markets. Through the expansion of our 12 voltage battery product offerings, we will be able to penetrate further into additional applications including towable RVs, truck campers and trolling motors for small boats.

•
We also offer 24 voltage batteries, ranging from 125 to 175 amp hours, and plan to further expand our 24 voltage battery offerings to provide additional drop-in replacements for AGM batteries. A single 24 voltage battery is more efficient than two 12 voltage batteries due to the ability to power directly from the source without sacrificing power through cables and connectors. This attractive power source is ideal for off-grid housing, telecommunication, solar, marine and motorized home markets, providing enhanced power to larger scale applications. A vast majority of telecommunication cell sites utilize 24 voltage batteries, greatly expanding our addressable market.

•
We intend to offer 48 voltage batteries that will range from an anticipated 60 to 85 amp hours. The 48 voltage batteries provide further efficiency gains with higher voltage. These higher voltage batteries are currently more suitable for luxury mobile homes, larger off-grid uses, and high-end marine applications. We aim to further expand our 48 voltage batteries’ end market exposure into other highly attractive industries including standby power for data center and utility grade energy storage.

•
System Integrator.   A natural evolution of our business is to offer customers a system integration solution providing more efficient power solutions at a cost-effective price point. We currently offer direct parts, accessories, chargers and bundles to customers under the Battle Born Energy and Battle Born Solar brands to help establish our products as part of new green energy and solar power solutions. We have an in-house expert customer service team that assists customers in fully integrating their applications to our technologies for a seamless transition. Through our evolving technology and the customized architecture and application of our products, we are able to offer customers a seamless transition to creating a centralized coordinated system.

Research and Development
Our research and development is primarily focused on the advanced manufacturing of solid-state lithium- ion batteries using an LFP catholyte, a solid electrolyte and an intercalation-based anolyte (intercalation being the reversible inclusion of a molecule or ion into layered solids). We believe that solid-state batteries present a significant advantage to all products currently on the market, with the potential to be lighter, smaller, safer and cheaper. Since our founding, our research team, led by our founder and CEO, has been developing solid-state cell manufacturing technology and we aim to be a fully vertically integrated solid-state battery manufacturer. We have successfully tested and are currently in the process of optimizing the composite materials that comprise the cathode, anode and electrolyte of the all-solid-state battery. In addition, we are one of the only companies to focus on a true solid-state chemistry that conducts lithium with sufficiently high conductivity and cycles lithium phosphate against graphite with positive results, and are in the process of testing more complicated layered electrolyte compositions to maximize our cycling and power results. Our aim is to begin producing solid-state pouch cells from a pilot production line during 2023.
Compared to current lithium-ion technology, where lithium-ions cross a liquid electrolyte barrier between a battery’s anode (negative electrode) and cathode (positive electrode), solid-state batteries aim to use a solid electrolyte to regulate the lithium-ions. Our solid-state batteries are designed to be multilayered pouch cells comprised of highly integrated layers of catholyte, electrolyte and anolyte contained within industry standard aluminum foil at the cathode and industry standard copper or nickel foil at the anode, which are then combined into larger battery packs. An illustrative solid state cell is shown below.

Illustrative Solid State Cell

1
Cathode Current Collector
2
LFP Catholyte
3
Positive (+) Electrolyte
4
Negative (-) Electrolyte
5
Graphite Anolyte
6
Anode Current Collector

We have developed proprietary processes, systems and materials that are protected by issued patents and pending patent applications that we believe place us at the forefront of solid-state storage-focused battery technology. Our cells utilize a layered electrolyte design, which increases stability by forming a stable solid electrolyte interface at both electrodes. Rather than requiring a solid-state separator, we have designed a patent- pending spray drying process that encapsulates each grain of cathode (LFP) or anode (graphite) with a solid electrolyte, which completely integrates the solid-state component, creating higher interface density and, therefore, more effective connectivity. In addition, our cathodes and anodes do not require any liquid component, making this truly solid-state. In lieu of lithium metal, our cathode component incorporates an intercalation material, such as graphite or silicon. This mitigates the risk of forming lithium dendrites, which degrades cell performance and could potentially cause an internal short circuit.

Images Show Cross-Section of Same Cell Layer

SEM Image of Cell Layer
EDS Map of Solid Electrolyte
Highly interfaced with catholyte
EDS Map of Catholyte
Highly interfaced with solid electrolyte
EDS Map of Lithium Salts
Completely integrated throughout

The utilization of our innovative, completely dry powder deposition technology in our manufacturing process is expected to result in faster manufacturing times with lower upfront capital costs due to the elimination of expensive dryers and vacuum ovens. We believe this will allow our production process to shift from batch production and convert to continuous production faster than our competitors. Our spray powder coating application is highly automated, allowing us to utilize less space and fix overhead costs while increasing the precision of our products and manufacturing capacity of the facility. Our manufacturing process is modular, allowing us to scale up depending upon demand.
The next stage in our technical development is to construct the battery to optimize performance and longevity to meet and exceed industry standards for our target storage markets. Ongoing testing and optimizing of more complicated batteries incorporating layered pouch cells will assist us in determining the optimal cell chemistry to enhance conductivity and increase the number of cycles (charge and discharge) in the cell lifecycle.

We intend to integrate our initial solid-state cells into Dragonfly Energy and Battle Born batteries and eventually scale to mass production of solid-state cells. We aim to be a vertically integrated LFP solid-state cell manufacturer with our technology incorporated into our own-branded products for sale to our own customers (including our OEM customers) but also other battery manufacturers.
Headquarters, Manufacturing and Production
Our headquarters is located in our 99,000 square foot manufacturing facility in Reno, Nevada. The lease for this building was entered into on March 1, 2021 and expires on April 30, 2026. We do not own any real property.
Our facility provides a streamlined, partially autonomous production process for our current batteries, which comprises module assembly and battery assembly. We currently have two production lines, with the availability to expand the number of lines to handle increased volumes and the additional battery modules we intend to introduce in the near future. We plan to continue to expand our production capacity as needed and estimate that our current production facility will allow for over $500 million in manufacturing sales capacity once fully utilized.
Our manufacturing process is set out below:
Our manufacturing process is divided into two aspects: (i) module assembly and (ii) battery assembly. We use a combination of trained employees and automated processes to increase production capacity and lower costs while maintaining the same level of quality our customers expect from our products. Module assembly is a significantly automated process, implementing custom-designed equipment and systems to suit our production needs. This includes cycling of individual cells to detect faulty components and to enable sorting by capacity. Our custom-designed automated welders spot weld individual cells that are assembled into specified module jigs based on the desired amp hour. Completed modules are then discharged to empty, recharged to full charge and sorted by capacity. Battery assembly is performed largely by hand by our trained employees, although we continue to look for innovative ways to integrate automation into this process. Our proprietary battery management system is thoroughly tested for quality cutoffs, then mounted onto individual modules, before the modules are bolted into its casing. We aim to automate the battery management system testing and installation process, which we expect could increase production capacity fourfold. We are currently implementing an automated process for the gluing and sealing process, which would incorporate a two-robot system for gluing and epoxying, as well as a glue pallet system to move finished batteries. After the assembled batteries are tested and sealed, they are processed for outbound distribution.
On February 8, 2022, we entered into a 124-month lease for an additional 390,240 square foot warehouse, which, once built, we intend to utilize for the manufacture of our solid-state batteries.
Supplier Relationships
We have a well-established, global supply chain that underlies the sourcing of the components for our products, although we source domestically wherever possible. We aim to maintain approximately six months’ worth of all components, other than cells, which we pre-order in advance for the year to ensure adequate supply. For nearly all of our components, other than our battery management system, we ensure that we have alternative suppliers available. Our battery management system is sourced from a single supplier based in China who we have a nearly 10-year relationship with and who manufactures this component exclusively for us based on our proprietary design. Our cells are sourced from two different, carefully selected cell manufacturers in China who are able to meet our demanding quality standards. As a result of our long- standing relationships with these suppliers, we are able to source LFP cells on favorable terms and within reasonable lead-times.
As we look toward the production of our solid-state cells, we have signed a Memorandum of Understanding with a lithium mining company located in Nevada for the supply of lithium.
Customers; RV OEM Strategic Arrangements
We currently serve approximately 14,000 customers in North America. Our existing customers consist of leading OEMs (such as Keystone, Thor, REV Group and Airstream); distributors (who purchase large quantities of batteries from us and sell to consumers); upfitters (who augment or customize vehicles for specific needs); and retail customers (who purchase from us directly). For the nine months ended September 30, 2022, OEM sales represented 36.8% of our total revenues and for the years ended December 31, 2020 and 2021, OEM sales represented 7.4% and 10.5% of our total revenues, respectively, which we expect to increase to approximately 37% of our total revenues by 2023 (including as a result of the strategic arrangements described below).
We have deep, long-standing relationships with many of our customers. We also have a diverse customer base, with our top 10 customers accounting for 34% of our revenue for the nine months ended September 30, 2022. Our customers primarily utilize our products for RVs, marine vessels and off-grid residences. We work directly with OEMs to ensure compatibility with existing designs and also collaborate on custom designs for new applications.
The RV market is characterized by low barriers to entry. In North America, there are two large publicly traded RV companies, THOR Industries and REV Group, in addition to a number of independent RV OEMs. THOR and REV each own a number well-known RV OEM brands and their related companies. These brands compete on a number of factors such as format (e.g., motorized or towable), price, design, value, quality and service. In January 2022, we entered into a long-term supply arrangement with Keystone, a member of the THOR group and the largest towable RV OEM in North America. Under this supply arrangement we will be the exclusive supplier to Keystone for certain of its future LFP battery requirements, solidifying our long-standing relationship with Keystone.
In July 2022, we strengthened our ties with the THOR group of RV OEMs when (i) THOR Industries made a $15,000,000 strategic investment in us and (ii) we agreed to enter into a future, mutually agreed distribution arrangement and joint IP development arrangement. This arrangement and the Keystone arrangement facilitate our ongoing efforts to drive adoption of our products (leveraging the trend of LFP batteries increasingly replacing lead-acid batteries) by, among other things, increasing the number of RV OEMs that “design in” our batteries as original equipment and entering into arrangements with members of the various OEM dealer networks to stock our batteries for service and for aftermarket replacement sales. Once the distribution agreement has been negotiated and signed, during a to-be-agreed transition period, we will use commercially reasonable efforts to cease marketing and selling our products to other RV OEMs and suppliers to RV OEMs in North America. Although the full distribution agreement with THOR will be negotiated and agreed with THOR in the future, its terms are expected to include: (i) an initial term of 24 months, which THOR may renew for successive one-year periods; (ii) a requirement that we be the sole provider of lithium-ion batteries to the US-based THOR family of companies for THOR sales in the United States, subject to agreed exceptions; (iii) favored pricing for products and negotiated rebates or other incentives; (iv) a requirement that THOR and its North American OEMs be our exclusive RV OEM customers for our products in North America, subject to agreed exceptions; and (v) agreeable terms with respect to registered and unregistered intellectual property rights and technology rights (which do not include our existing intellectual property, including our solid-state battery technologies and related IP rights), including necessary licenses between the parties, third party licenses, and allocation of ownership of any intellectual property rights and/or technology rights developed as a result of development efforts jointly undertaken between THOR and us, subject to certain limitations.
We continue to seek to grow our customer base within our existing segments; however, we also believe that our products are well suited to address the needs in additional segments, including residential, commercial and/or industrial standby power, industrial vehicles (such as forklifts, material handling equipment and compact construction equipment) and specialty vehicles (such as emergency vehicles, utility vehicles and municipal vehicles) and we will seek to expand our market share in these segments in the future.
Sales and Marketing
Our proven sales and marketing strategy has allowed us to penetrate our current end markets efficiently. We use a variety of methods to educate consumers on the benefits of LFP batteries and why they are a better investment compared to the legacy lead-acid batteries found in our target end markets today. Through informational videos found on our website and social media platforms that educate consumers on the benefits of LFP batteries and various “DIY” videos, we assist consumers on what they need for their battery system and how to install and use batteries and accessories.
We utilize a multi-pronged sales and marketing strategy to ensure that the Dragonfly Energy and Battle Born brands are at the forefront of their respective end markets. We have established strong relationships, particularly in the RV industry, through participation in trade shows and other sponsored industry events, which have allowed us to reach both OEMs and retail customers and ensure we are aware of evolving customer preferences. We are then able to leverage this customer feedback to collaborate with major OEMs to custom design products for new and existing applications.
In addition to traditional print and media advertising, we have leveraged the growing influence of social media (such as YouTube, Instagram and Facebook) and professional influencers to increase market awareness of our brands. We work closely with these influencers, as well as with professional anglers, to create a lasting relationship that showcases the performance of our products, rather than one-off promotions. Our products have also been featured in television shows and on podcasts that cater specifically to RV enthusiasts.
We also value our direct relationships with retail customers. Our website and our customer service are key elements to our sales strategy. Our website enables customers to purchase Battle Born products directly and provides access to a range of videos covering product information, technological benefits and installation guides. We have a team of experts dedicated to supporting our customers’ sales, technical and service needs.
Competition
Our key competitors are principally traditional lead-acid battery and lithium-ion battery manufacturers, such as Samsung, CATL and Enovix, in North America. We also compete against smaller LFP companies, who primarily either import their products or manufacture products under a private label. Of these companies, there is no other company that has penetrated our core end markets to the same extent as we have, and we believe that this is in large part due to the technological advantages that our products offer compared to other products in the market. Our batteries are purpose-built to enhance the power and performance in any application or setting. We have specifically designed our battery cases to fit into existing AGM battery racks and cabinets and offer a suite of compatible components and accessories in order to make the replacement process simple enough for customers to do it themselves. We have optimized our technology to produce a lighter, yet higher performing battery with a longer lifespan than incumbent lead-acid batteries. Our propriety battery management system and internal heat technology enables our batteries to outperform not only traditional lead-acid batteries, but other lithium-ion products.
With regard to solid-state technology, we have two main competitors, QuantumScape and Solid Power. While both of these competitors are focused on the development of solid-state technology for use in the propulsion of electric vehicles, we are focused on power storage applications, which has different requirements. We believe that our proprietary processes, systems and materials provide us with a significant competitive advantage in developing a fully solid-state, non-toxic and highly cost-effective energy solution.
As our solid-state technology comes to fruition and we begin to commercialize this product, we intend to become a vertically integrated battery company, internalizing all aspects of the manufacturing and assembly process. This is comparable to companies such as Tesla, BYD Limited and Li-Cycle. Our solid-state technology will also enable us to further penetrate the energy storage market, and we expect to compete with technology- focused energy storage companies such as EOS Energy, ESS and STEM.

Intellectual Property
The success of our business and our technology leadership is supported by our proprietary battery technology. We have received patents and filed patent applications in the United States and other jurisdictions to provide protection for our technology. We rely upon a combination of patent, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties.
As of September 30, 2022 we owned 24 issued patents and 20 pending patent applications. The patents and patent applications cover the United States, China, Europe (with individual patents in Germany, France and the United Kingdom), Australia, Canada and other regions. We periodically review and update our patent portfolio to protect our products and newly developed technologies. Currently, we have a combination of issued patents and pending patent applications protecting the design of our GC2 and GC3 batteries, the device and method for monitoring battery systems, powderized solid-state electrolyte and electroactive materials, preparation and film deposition of these pre-coated powders and the manufacturing process for the solid-state cell technology which includes the manufacturing of conductive particle films for lithium-ion batteries and the dry powder coating of an electrochemical cell. Our issued patents start expiring on May 30, 2033.
We periodically review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names and trademarks and service marks in the United States and other jurisdictions. In an effort to protect our brand, as of September 30, 2022, we own four trademark registrations to cover our house marks in the United States and we have seven pending trademark applications relating to our design logos and slogans in the United States.
Government Regulation and Compliance
We currently operate from a dedicated leased manufacturing facility located in Reno, Nevada and a leased R&D facility in Sparks, Nevada. We have never owned any facility at which we operated. Operations at our facilities are subject to a variety of environmental, health and safety regulations, including those governing the generation, handling, storage, use, transportation, and disposal of hazardous materials. To conduct our operations, we have to obtain environmental, health, and safety permits and registrations and prepare plans. We are subject to inspections and possible citations by federal, state, and local environmental, health, and safety regulators. In transit, lithium-ion batteries are subject to rules governing the transportation of “dangerous goods.” We have policies and programs in place to assure compliance with our obligations (for example, machine guarding, hot work, hazardous material management and transportation). We train our employees and conduct audits of our operations to assess our fulfillment of these policies.
We are also subject to laws imposing liability for the cleanup of releases of hazardous substances. Under the law, we can be liable even if we did not cause a release on real property that we lease. We believe we have taken commercially reasonable steps to avoid such liability with respect to our current leased facilities.
Employees and Human Capital Resources
As of September 30, 2022, we have 174 employees; 168 full-time, 2 part-time and 4 seasonal. We have adopted our Code of Ethics to support and protect our culture, and we strive to create a workplace culture in line with our values: “Tell the Truth,” “Be Fair,” “Keep Your Promises,” “Respect Individuals,” and “Encourage Intellectual Curiosity.” As part of our initiative to retain and develop our talent, we focus on these key areas:
•
Safety — Employees are regularly educated in safety around their workspaces, and employees participate in volunteer roles on a safety committee, and in emergency readiness roles. We have a dedicated safety coordinator who tracks and measures our performance, and helps us benchmark our safety programs against our peers.

•
Diversity, Equity & Inclusion — Our culture has benefitted from the diversity of our workforce from the very beginning. Inclusion and equity are “baked into the bricks” of our values, which our employees demonstrate every day. Our human resources department and all our corporate officers and directors have an open door policy, and are able to constructively communicate with employees to resolve issues when they arise.

•
Collaboration — As we grow, opportunities for cross-functional collaboration are not as organic as they used to be. We have responded to that change by staying mindful and acting intentionally to gather cross-functional input on new initiatives and continuous improvement efforts.

•
Continuous Improvement — We apply continuous improvement measures to processes as well as people. We encourage professional development of our employees, through ongoing learning, credentialing, and collaboration with their industry peers.

Attracting and retaining high quality talent at every level of our business is crucial to our continuing success. We have developed relationships with the University of Nevada Reno and the Nevada System of Higher Education to further our recruitment reach. We provide competitive compensation and benefits packages, including performance based compensation that rewards individual and organizational achievements.
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

DRAGONFLY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this section to “we,” “our,” “us,” and “Legacy Dragonfly” generally refer to Dragonfly Energy Corp. and its consolidated subsidiaries prior to the Business Combination. References in this section to “Dragonfly” generally refer to Dragonfly Energy Holdings Corp. and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the sections entitled “Business,” “Unaudited Pro Forma Condensed Combined Financial Information,” and our financial statements and related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.
Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.
Overview
Founded in 2012 and based in Reno, Nevada, we are a manufacturer of non-toxic deep cycle lithium-ion batteries that are designed to displace lead acid batteries in a number of different storage applications and end markets including RV, marine vessel, and solar and off-grid industries, with disruptive solid-state cell technology currently under development. Our mission is to develop technology to deliver environmentally impactful and affordable solutions for energy storage to everyone globally.
Since 2020, we have sold over 198,000 batteries. For the nine months ended September 30, 2021 and 2022, we sold 59,082 and 72,873 batteries, respectively, and had $57.8 million and $66.0 million in net sales, respectively. For the years ended December 31, 2020 and 2021, we sold 51,434 and 74,652 batteries, respectively, and had $47.2 million and $78.0 million in net sales, respectively. We currently offer a line of batteries across our “Battle Born” and “Dragonfly” brands, each differentiated by size, power and capacity, consisting of eight different models, four of which come with a heated option. We primarily sell “Battle Born” branded batteries directly to consumers and “Dragonfly” branded batteries to OEMs.
Our increased total sales are a reflection of strong growth in OEM sales, partially offset by a decline in DTC sales. Our RV OEM customers currently include Keystone, THOR, Airstream, and REV, and we are in ongoing discussions with a number of additional RV OEMs to further increase adoption of our products. Related efforts include seeking to have RV OEMs “design in” our batteries as original equipment and entering into arrangements with members of the various OEM dealer networks to stock our batteries for service and for aftermarket replacement sales.
We currently source the lithium iron phosphate cells incorporated into our batteries from a limited number of carefully selected suppliers that can meet our demanding quality standards and with whom we have developed long-term relationships.
To supplement our battery offerings, we are also a reseller of accessories for battery systems. These include chargers, inverters, monitors, controllers and other system accessories from brands such as Victron Energy, Progressive Dynamics, Magnum Energy and Sterling Power.
In addition to our conventional LFP batteries, our experienced research and development team, headed by our founder and CEO, is currently developing the next generation of LFP solid-state cells. Since our founding, we have been developing proprietary solid-state cell technology and manufacturing processes for which we have issued patents and pending patent applications, where appropriate. Solid-state technology eliminates the use of a liquid electrolyte, which addresses the residual heat and flammability issues arising from traditional lithium-ion batteries. The unique competitive advantage of our solid-state battery cell is highlighted by our dry deposition technology, which completely displaces the need for toxic solvents in the manufacturing process and allows for the rapid and scalable production of solid-state cells having an intercalation anode, like graphite or silicon. Other solid-state technology companies are focused on a denser lithium metal anode, which tends to form icicle-like dendrites inside the cell and lacks the cyclability of an intercalation anode. Our design allows for a much safer, more efficient cell that we believe will be a key differentiator in the energy storage market. Additionally, our internal production of solid-state cells will streamline our supply chain, allowing us to vertically integrate our cells into our batteries, thereby lowering our production costs as a result of our proprietary cost-effective manufacturing processes.
The Business Combination
On October 7, 2022, we consummated the Business Combination. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Dragonfly, with Legacy Dragonfly surviving the merger and becoming a wholly-owned direct subsidiary of CNTQ. Thereafter, Merger Sub ceased to exist and CNTQ was renamed Dragonfly Energy Holdings Corp. Dragonfly is deemed the accounting acquirer, which means that Legacy Dragonfly’s financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, CNTQ will be treated as the acquired company for financial statement reporting purposes. See “Unaudited Pro Forma Condensed Combined Financial Information.”
In connection with the Business Combination, approximately 11.6 million shares of CNTQ Common Stock were redeemed, which represented a significant portion of the publicly traded shares outstanding prior to the Business Combination and resulted in only approximately $11 million of the remaining cash from the Trust Account becoming available to us in connection with the closing of the Business Combination.
As discussed in this prospectus, we have entered into the ChEF Equity Facility, pursuant to which we have the option to direct CCM to purchase up to $150.0 million of common stock, pursuant to, on the terms of and subject to satisfaction of the terms and conditions of availability in the Purchase Agreement. Further, we have entered into the Term Loan, which allows us to borrow up to an aggregate principal amount of $75 million. We believe that our cash on hand, which we anticipate will include utilization of the borrowings under the Term Loan and equity issuances under the ChEF Equity Facility, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the filing date of this registration statement. In considering our capital requirements and sources of liquidity, we have not relied on the receipt of proceeds from the exercise of our Public Warrants and Private Warrants and, since the exercise price of our Public Warrants and Private Warrants exceeds the recent trading prices for shares of our common stock, it is unlikely that we will receive significant proceeds, if any, from the exercise of the Public Warrants and Private Warrants in the near future. See “Liquidity and Capital Resources” for more information regarding our liquidity and capital resources.
The 21,512,027 shares that may be resold and/or issued into the public markets pursuant to this prospectus represent approximately 50% of the shares of our common stock outstanding as of November 14, 2022. Any sales of such shares into the public market could have a significant negative impact on the trading price of our common stock. This impact may be heightened by the fact that sales to CCM will generally be at prices below the then current trading price of our common stock. If the trading price of our common stock does not recover or experiences a further decline, sales of shares of common stock to CCM pursuant to the Purchase Agreement may be a less attractive source of capital and/or may not allow us to raise capital at rates that would be possible if the trading price of our common stock were higher. See “Risk Factors — We are obligated to register for sale or resale certain shares of our common stock and/or warrants issued in conjunction with the Business Combination, and the perception that such sales may occur may cause the trading price for our common stock to fall.”
In addition, we filed a registration statement registering the resale of up to 55,298,545 shares that may bere sold and/or issued into the public markets, which represents approximately 128% of the shares of our common stock outstanding as of November 14, 2022. The selling securityholders (as defined in such prospectus) will determine the timing, pricing and rate at which they sell such shares into the public market. Although the current trading price of our common stock is below $10.00 per share, which was the sales price for units in the CNTQ IPO, certain of the selling security holders have an incentive to sell because they purchased shares and/or warrants at prices below the initial public offering price and/or below the recent trading prices of our securities. Additionally, while sales by such investors may experience a positive rate of return based on the trading price at the time they sell their shares, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the prices at which such public securityholders purchased their shares and the trading price. Given the substantial number of shares of common stock being registered for potential resale by the selling securityholders pursuant to such prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, may increase the volatility of the market price of our common stock, may prevent the trading price of our securities from exceeding the CNTQ IPO offering price and may cause the trading prices of our securities to experience a further decline.
As a result of becoming a publicly traded company, we continue to need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
In addition, in connection with the Business Combination, we considered, among other things, certain internal financial projections and forecasts prepared by, or at the direction of, our management. Any projections and forecasts were inherently based on various estimates and assumptions that were subject to the judgment of those preparing them. Projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, including the timing of closing of the Business Combination, increases in inflation and interest rates, volatility in financial and credit markets, the ongoing COVID-19 pandemic, the ongoing military conflict involving Russia and Ukraine, and the impact thereof on the global supply chain and the global economy, all of which are difficult or impossible to predict and many of which are beyond our control.
Key Factors Affecting Our Operating Results
Our financial position and results of operations depend to a significant extent on the following factors:
End Market Consumers
The demand for our products ultimately depends on demand from consumers in our current end markets. We generate sales through (1) DTC and (2) through OEMs, particularly in the RV market.
An increasing proportion of our sales has been and is expected to continue to be derived from sales to RV OEMs, driven by continued efforts to develop and expand sales to RV OEMs with whom we have longstanding relationships. Our RV OEM sales have been on a purchase order basis, without firm revenue commitments, and we expect that this will likely continue to be the case. Therefore, future RV OEM sales will be subject to risks and uncertainties, including the number of RVs these OEMs manufacture and sell, which in turn may be driven by the expectations these OEMs have around end market consumer demand.
Demand from end market consumers is impacted by a number of factors, including travel restrictions (as a result of COVID-19 or otherwise), fuel costs and energy demands (including an increasing trend towards the use of green energy), as well as overall macro-economic conditions. Sales of our batteries have benefited from the increased adoption of the RV lifestyle and the demand for additional appliances and electronics in RVs during the COVID-19 pandemic. However, in recent months rising fuel costs and other macro-economic conditions have caused a downward shift in decisions taken by end market consumers around spending. We have also experienced delays and disruptions in our supply chain, as well as labor shortages and shutdowns, which disrupted the production of our batteries and impacted our ability to keep up with customer demand. In addition, the spreading of the virus may make it more difficult for us to find alternative suppliers due to the high concentration of such suppliers located in China.
Our strategy includes plans to expand into new end markets that we have identified as opportunities for our LFP batteries, including industrial, rail, specialty and work vehicles, material handling, solar integration, and emergency and standby power, in the medium term, and data centers, telecom and distributed on-grid storage in the longer term. We believe that our current LFP batteries and, eventually, our solid-state batteries, will be well-suited to supplant traditional lead-acid batteries as a reliable power source for the variety of low power density uses required in these markets (such as powering the increasing number of on-board tools needed in emergency vehicles). The success of this strategy requires (1) continued growth of these addressable markets in line with our expectations and (2) our ability to successfully enter these markets. We expect to incur significant marketing costs understanding these new markets, and researching and targeting customers in these end markets, which may not result in sales. If we fail to execute on this growth strategy in accordance with our expectations, our sales growth would be limited to the growth of existing products and existing end markets.
Supply
We currently rely on two carefully selected cell manufacturers located in China, and a single supplier, also located in China, to manufacture our proprietary battery management system, and we intend to continue to rely on these suppliers going forward. Our close working relationships with our China-based LFP cell suppliers, reflected in our ability to increase our purchase order volumes (qualifying us for related volume- based discounts) and order and receive delivery of cells in anticipation of required demand, has helped us moderate increased supply-related costs associated with inflation, currency fluctuations and U.S. government tariffs imposed on our imported battery cells and to avoid potential shipment delays. To mitigate against potential adverse production events, we opted to build our inventory of key components, such as battery cells. In connection with these stockpiling activities, we experienced a significant increase in prepaid inventory compared to prior periods as suppliers required upfront deposits in response to global supply chain disruptions.
As a result of our battery chemistry and active steps we have taken to manage our inventory levels, we have not been subject to the shortages or price impacts that have been present for manufacturers of nickel manganese cobalt and nickel cobalt aluminum batteries. As we look toward the production of our solid-state cells, we have signed a Memorandum of Understanding with a lithium mining company located in Nevada for the supply of lithium, which we expect will enable us to further manage our cost of goods.
Product and Customer Mix
Our product sales consist of sales of eight different models of LFP batteries, along with accessories for battery systems (individually or bundled). These products are sold to different customer types (e.g., consumers, OEMs and distributors) and at different prices and involve varying levels of costs. In any particular period, changes in the mix and volume of particular products sold and the prices of those products relative to other products will impact our average selling price and our cost of goods sold. Despite our work to moderate increased supply-related costs, the price of our products may also increase as a result of increases in the cost of components due to inflation, currency fluctuations and tariffs. OEM sales typically result in lower average selling prices and related margins, which could result in margin erosion, negatively impact our growth or require us to raise our prices. However, this reduction is typically offset by the benefits of increased sales volumes. Sales of third-party sourced accessories (whether sold individually or as part of a bundle) typically have lower related margin. We expect DTC accessory sales to increase as we further develop full-system design expertise and product offerings and consumers increasingly demand more sophisticated systems, rather than simple drop-in replacement. In addition to the impacts attributable to the general sales mix across our products and accessories, our results of operations are impacted by the relative margins of products sold. As we continue to introduce new products at varying price points, our overall gross margin may vary from period to period as a result of changes in product and customer mix.
Production Capacity
All of our battery assembly currently takes place at our 99,000 square foot headquarters and manufacturing facility located in Reno, Nevada. We currently operate two LFP battery production lines. Consistent with our operating history, we plan to continue to automate additional aspects of our battery production lines. Our existing facility has the capacity to add four additional LFP battery production lines and construct and operate a pilot production line for our solid-state cells, all designed to maximize the capacity of our manufacturing facility. Although our automation efforts are expected to reduce our costs of goods, we may not fully recognize the anticipated savings when planned and could experience additional costs or disruptions to our production activities.

Competition
We compete with traditional lead-acid battery manufacturers and lithium-ion battery manufacturers, who primarily either import their products or components or manufacture products under a private label. As we continue to expand into new markets, develop new products and move towards production of our solid- state cells, we will experience competition with a wider range of companies. These competitors may have greater resources than we do, and may be able to devote greater resources to the development of their current and future technologies. Our competitors may be able to source materials and components at lower costs, which may require us to evaluate measures to reduce our own costs, lower the price of our products or increase sales volumes in order to maintain our expected levels of profitability.
Research and Development
Our research and development is primarily focused on the advanced manufacturing of solid-state lithium- ion batteries using an LFP catholyte, a solid electrolyte and an intercalation-based anolyte (intercalation being the reversible inclusion of a molecule or ion into layered solids). The next stage in our technical development is to construct the battery to optimize performance and longevity to meet and exceed industry standards for our target storage markets. Ongoing testing and optimizing of more complicated batteries incorporating layered pouch cells will assist us in determining the optimal cell chemistry to enhance conductivity and increase the number of cycles (charge and discharge) in the cell lifecycle. This is expected to require significant additional expense, and we may need to raise additional funds to continue these research and development efforts.
Components of Results of Operations
Net Sales
Net sales is primarily generated from the sale of our LFP batteries to OEMs and DTC, as well as chargers and other accessories, either individually or bundled.
Cost of Goods Sold
Cost of goods sold includes the cost of cells and other components of our LFP batteries, labor and overhead, logistics and freight costs, and depreciation of manufacturing equipment.
Gross Profit
Gross profit, calculated as net sales less cost of goods sold, may vary between periods and is primarily affected by various factors including average selling prices, product costs, product mix, and customer mix.
Operating Expenses
Research and development
Research and development costs include personnel-related expenses for scientists, experienced engineers and technicians as well as the material and supplies to support the development of new products and our solid-state technology. As we work towards completing the development of our solid-state lithium-ion cells and the manufacturing of batteries that incorporate this technology, we anticipate that research and development expenses will increase significantly for the foreseeable future as we continue to invest in product development and optimizing and producing solid-state cells.
General and administrative
General and administrative costs include personnel-related expenses attributable to our executive, finance, human resources, and information technology organizations, certain facility costs, and fees for professional services.

Selling and marketing
Selling and marketing costs include outbound freight, personnel-related expenses, as well as trade show, industry event, marketing, customer support, and other indirect costs. We expect to continue to make the necessary sales and marketing investments to enable the execution of our strategy, which includes expanding into additional end markets.
Total Other Income (Expense)
Other income (expense) consists primarily of interest expense and debt issuance costs.
Results of Operations for the Nine Months Ended September 30, 2022 and 2021
The following table sets forth our results of operations for the nine months ended September 30, 2022 and 2021. This data should be read together with our unaudited financial statements and related notes included elsewhere in this prospectus, and is qualified in its entirety by reference to such financial statements and related notes.
	Nine months ended September 30,
	2022	% Net Sales	2021	% Net Sales
	(in thousands)
Net Sales	$66,042	100.0	$57,821	100.0
Cost of Goods Sold	46,481	70.4	34,314	59.3
Gross profit	19,561	29.6	23,507	40.7
Operating expenses
Research and development	1,951	3.0	1,899	3.3
Sales and marketing	9,331	14.1	6,654	11.5
General and administrative	13,716	20.8	8,428	14.6
Total Operating expenses	24,998	37.9	16,981	29.4
(Loss) Income From Operations	(5,437)	(8.2)	6,526	11.3
Other (Expense) Income
Interest (Expense) Income	(3,657)	(5.5)	0	0.0
Loss on Disposition of Assets	(62)	(0.1)	(124)	(0.2)
Total Other (Expense) Income	(3,719)	(5.6)	(124)	(0.2)
(Loss) Income Before Taxes	(9,156)	(13.9)	6,402	11.1
(Benefit) Provision for Income Tax	(1,700)	(2.6)	1,981	3.4
Net (Loss) Income	$(7,456)	(11.3)	$4,421	7.6
	Nine months ended September 30,
	2022	2021
	(in thousands)
Retailer	35,211	44,221
Distributor	6,544	6,910
DTC	41,755	51,131
% Net Sales	63.2	88.4
OEM	24,287	6,690
% Net Sales	36.8	11.6
Net Sales	$66,042	$57,821

Net Sales
Net sales increased by $8.2 million, or 14.2%, to $66.0 million for the nine months ended September 30, 2022, as compared to $57.8 million for the nine months ended September 30, 2021. This increase was primarily due to strong growth in the Company’s OEM business partially offset by a decline in DTC sales. For the nine months ended September 30, 2022, OEM revenue increased by $17.6 million primarily as a result of increased sales to RV OEM customers. DTC revenue decreased by $9.4 million compared to the nine months ended September 30, 2021, primarily due to lower unit volumes as a result of decreased demand due to macro-economic conditions.
Cost of Goods Sold
Cost of revenue increased by $12.2 million, or 35.5%, to $46.5 million for the nine months ended September 30, 2022, as compared to $34.3 million for the nine months ended September 30, 2021. This increase was primarily due to growth in unit sales, higher material, shipping and logistics costs (which we expect are likely to continue) in the amount of $9.0 million, a $2.0 million increase in overhead expense associated with the new manufacturing facility, and higher labor costs due to growth in the Company’s operations.
Gross Profit
Gross profit decreased by $3.9 million, or 16.8%, to $19.6 million for the nine months ended September 30, 2022, as compared to $23.5 million for the nine months ended September 30, 2021. The decrease in gross profit was primarily due to a change in revenue mix that included a larger percentage of lower margin OEM sales, a lower percentage of DTC sales, together with an increase in cost of goods sold as noted above.
Research and Development Expenses
Research and development expenses increased by $0.1 million, or 2.7%, to $2.0 million for the nine months ended September 30, 2022, as compared to $1.9 million for the nine months ended September 30, 2021. This increase was primarily due to higher wage expense partially offset by lower material costs in relation to research and development.
General and Administrative Expenses
General and administrative expenses increased by $5.3 million, or 62.7%, to $13.7 million for the nine months ended September 30, 2022, as compared to $8.4 million for the nine months ended September 30, 2021. This increase was primarily due to higher professional fees associated with the Business Combination process in the amount of $1.9 million, a $2.0 million increase in costs associated with systems and personnel needed for public company readiness, and higher insurance fees due to growth in our operations.
Selling and Marketing Expenses
Sales and marketing expenses increased by $2.7 million, or 40.2%, to $9.3 million for the nine months ended September 30, 2022, as compared to $6.7 million for the nine months ended September 30, 2021. This increase was primarily due to an additional $1.6 million in wage expenses as a result of higher headcount to support growth initiatives in our existing and new adjacent markets, as well as increases across advertising, sponsorship and other sales and marketing expenses.
Total Other (Expense) Income
Other expense totaled $3.7 million for the nine months ended September 30, 2022 as compared to total other expense of $0.1 million for the nine months ended September 30, 2021. Other expense in 2022 is comprised primarily of interest expense related to $45.0 million in senior secured notes issued in November 2021. Interest expense will increase significantly as a result of approximately $75 million in post-closing indebtedness following completion of the Business Combination.

Income Tax (Benefit) Provision
Income tax benefit was $1.7 million for the nine months ended September 30, 2022, as compared to a $2.0 million expense for the nine months ended September 30, 2021. The income tax benefit reflects the Company’s expected use of losses in the period against future tax obligations.
Net (Loss) Income
We experienced a net loss of $7.5 million for the nine months ended September 30, 2022, as compared to net income of $4.4 million for the nine months ended September 30, 2021. As described above, this result was driven primarily by higher sales offset by increased cost of goods sold, higher operating expenses, and increased other expense.
Results of Operations for the Years Ended December 31, 2021 and 2020
The following table sets forth our results of operations for the years ended December 31, 2021 and 2020. This data should be read together with our financial statements and related notes included elsewhere in this prospectus, and is qualified in its entirety by reference to such financial statements and related notes.
	Years ended December 31,
	2021	% Net Sales	2020	% Net Sales
	(in thousands)
Net Sales	$78,000	100.0	$47,187	100.0
Cost of Goods Sold	48,375	62.0	26,580	56.3
Gross profit	29,625	38.0	20,607	43.7
Operating expenses
Research and development	2,689	3.4	1,239	2.6
General and administrative	10,621	13.6	4,662	9.9
Sales and marketing	9,848	12.6	5,960	12.6
Total Operating expenses	23,158	29.7	11,861	25.1
Income From Operations	6,467	8.3	8,746	18.5
Other Income (Expense)
Other Income	1	0.0	15	0.0
Interest Income (Expense)	(519)	(0.7)	3	0.0
Total Other Income (Expense)	(518)	(0.7)	18	0.0
Income Before Taxes	5,949	7.6	8,764	18.6
Income Tax Expense	1,611	2.1	1,886	4.0
Net Income	$4,338	5.6	$6,878	14.6
	Years ended December 31,
	2021	2020
	(in thousands)
Retailer	59,042	33,314
Distributor	10,733	10,381
DTC	69,775	43,695
% Net Sales	89.5	92.6
OEM	8,225	3,492
% Net Sales	10.5	7.4
Net Sales	$78,000	$47,187

Net Sales
Net sales increased by $30.8 million, or 65.3%, to $78.0 million for the years ended December 31, 2021, as compared to $47.2 million for the year ended December 31, 2020. This increase was primarily due to increased DTC sales and OEMs. For the year ended December 31, 2021, OEM revenue increased by $4.7 million as a result of increased adoption our products by existing customers, several of whom have begun to “design in” our batteries in various RV models as original equipment or have increased purchases in response to end- customer demand for safer, more efficient batteries and as a replacement for traditional lead-acid batteries.
DTC revenue increased by $26.1 million as a result of increased customer demand for existing products and the introduction of new products.
Cost of Goods Sold
Cost of revenue increased by $21.8 million, or 82.0%, to $48.4 million for the year ended December 31, 2021, as compared to $26.6 million for the year ended December 31, 2020. This increase was primarily due to higher unit volumes and higher headcount associated with increased production, and higher overhead costs which increased due to the Company’s relocation into a new 99,000 sq. ft. facility in April 2021.
Gross Profit
Gross profit increased by $9.0 million, or 43.8%, to $29.6 million for the year ended December 31, 2021, as compared to $20.6 million for the year ended December 31, 2020. This increase was primarily due to the increase in revenue, partially offset by the increase in cost of goods sold.
Research and Development Expenses
Research and development expenses increased by $1.5 million, or 117.0%, to $2.7 million for the year ended December 31, 2021, as compared to $1.2 million for the year ended December 31, 2020. This increase was primarily due to increased headcount as we continued to build our research and development staff associated with our solid-state technology development efforts and increased patent expenses.
General and Administrative Expenses
General and administrative expenses increased by $6.0 million, or 127.8%, to $10.6 million for the year ended December 31, 2021, as compared to $4.7 million for the year ended December 31, 2020. This increase was primarily due to increased headcount as we continued to expand our finance, legal and support teams, overhead costs associated with our large manufacturing facility and higher professional services fees arising from the Company’s business combination efforts.
Selling and Marketing Expenses
Sales and marketing expenses increased by $3.9 million, or 65.2%, to $9.8 million for the year ended December 31, 2021, as compared to $6.0 million for the year ended December 31, 2020. This increase was primarily due to the addition of sales and marketing personnel to support growth in our existing end markets, as well as to drive growth in the new, adjacent, end markets we are targeting, overhead costs associated with our large manufacturing facility, increased shipping expenses due to higher volumes and price increases, and advertising and sponsorship growth.
Total Other Income
Other income (expense) decreased to other expense of $0.5 million for the year ended December 31, 2021, as compared to other income of $0.02 million for the year ended December 31, 2020. This decrease was primarily due to interest expense related to the senior secured debt facility and a loss on the disposition of certain assets.

Income Tax Expense
Income tax expense decreased by $0.3 million, or 14.6%, to $1.6 million for the year ended December 31, 2021, as compared to $1.9 million for the year ended December 31, 2020. This decrease was primarily due to lower income for the period.
Net Income
Net income decreased by $2.5 million, or 36.9%, to $4.3 million for the year ended December 31, 2021, as compared to $6.9 million for the year ended December 31, 2020. This decrease was primarily due to higher costs which more than offset the increase in revenue for the period.
Non-GAAP Financial Measures
This prospectus includes a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income, tax and depreciation and amortization. Adjusted EBITDA is calculated as EBITDA adjusted for stock-based compensation, ERP implementation, non-recurring debt transaction and business combination expenses. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.
Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP.
The table below presents our adjusted EBITDA, reconciled to net income for the nine months ended September 30, 2022 and 2021.
	Nine months ended September 30,
	2022	2021
	(in thousands)
Net income	$(7,456)	$4,421
Interest Expense	3,657	—
Taxes	(1,700)	1,981
Depreciation and Amortization	648	432
EBITDA	(4,851)	6,834
Adjusted for:
Stock-Based Compensation(1)	1,155	428
ERP Implementation(2)	198	190
Promissory Note Forgiveness(3)	469	—
Business Combination Expenses(4)	1,886	—
Adjusted EBITDA	$(1,143)	$7,452

(1)
Stock-Based Compensation is comprised of costs associated with option grants made to our employees and consultants.

(2)
ERP Implementation is comprised of costs and expenses associated with our implementation of an ERP system in anticipation of the Business Combination and becoming a public company.

(3)
Promissory Note Forgiveness is comprised of the loan that was forgiven in connection with the promissory note, with a maturity date of March 1, 2026, between us and our Chief Financial Officer.

(4)
Business Combination Expenses is comprised of fees and expense, including legal, accounting and other others, associated with the Business Combination.

	Years ended December 31,
	2021	2020
	(in thousands)
Net income	$4,338	$6,878
Interest and Other Expense (Income)	518	(18)
Taxes	1,611	1,886
Depreciation and Amortization	617	198
EBITDA	7,084	8,944
Adjusted for:
Stock-Based Compensation(1)	734	351
ERP Implementation(2)	233	26
Debt Transaction(3)	258	—
Loss on Disposal of Assets(4)	124	—
Business Combination Expenses(5)	294	49
Adjusted EBITDA	$8,727	$9,370

(1)
Stock-Based Compensation is comprised of costs associated with option grants made to our employees and consultants.

(2)
ERP Implementation is comprised of costs and expenses associated with our implementation of an ERP system in anticipation of the Business Combination and becoming a public company.

(3)
Debt Transaction is comprised of costs and expenses associated with our issuance of $45 million fixed rate senior notes in November 2021.

(4)
Loss on Disposal of Assets is comprised of amounts in relation to leasehold improvements that were written off in April 2021 as part of the transfer of our operations to our new manufacturing facility.

(5)
Business Combination Expenses is comprised of fees and expense, including legal, accounting and other others, associated with the Business Combination.

Liquidity and Capital Resources
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. As of September 30, 2022, our principal source of liquidity was cash totaling $13.6 million. We intend to utilize borrowings under the Term Loan and equity issuances under the ChEF Equity Facility, pursuant to which we have the option to direct CCM to purchase up to $150.0 million of common stock, pursuant to, on the terms of and subject to satisfaction the terms and conditions of availability in the Purchase Agreement. Following the consummation of the Business Combination, as of November 1, 2022, we had cash totaling $18.9 million.
In connection with the growth of our business and in anticipation of future needs and to protect against supply-chain and logistics related shortages, during the third quarter of 2022, we continued to increase our inventory purchasing activities. As a result, our inventory balance at September 30, 2022 increased by $12.4 million to $39.5 million, compared to $27.1 million at December 31, 2021.
We expect our capital expenditures and working capital requirements to increase materially in the near future, as we continue our research and development efforts (particularly those related to solid-state lithium- ion battery development), expand our production lines, scale up production operations and look to enter into adjacent markets for our batteries (with operating expenses expected to increase across all major expense categories). We expect to deploy a significant amount of capital to continue our optimization and commercialization efforts dedicated to our solid-state technology development, as well as continued investment to automate and increase the production capacity of our existing assembly operation. We believe that our cash on hand following the Closing, which we assume will include utilization of the borrowings under the Term Loan and equity issuances under the ChEF Equity Facility, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this prospectus. We may, however, need additional cash if there are material changes to our business conditions or other developments, including unanticipated delays in production, supply chain challenges, disruptions due to the COVID-19 pandemic, competitive pressures and regulatory developments, or if we decide to accelerate our research and development efforts and/or any of our other growth strategies. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects. For more information about risks related to our business, please see the sections entitled “Risk Factors — Risks Related to Our Existing Lithium-Ion Battery Operations” and “— Risks Related to Our Solid-State Technology Development”.
In addition to the foregoing, based on our current assessment, we do not expect any material adverse effect on our long-term liquidity due to the COVID-19 pandemic. However, we will continue to assess the effect of the pandemic to our operations. The pandemic has in recent periods moderated in the United States following the availability of vaccines (although vaccination rates often vary by geography, age and other factors) and increased immunity (including natural immunity from infection). However, the extent to which the COVID-19 pandemic will affect our business and operations will depend on future developments that are highly uncertain and cannot be predicted with confidence. These uncertainties include the ultimate geographic spread of the disease (including emergence of new variants against which existing vaccinations or treatments may be ineffective), the duration of the pandemic and the perceived effectiveness of actions taken in the United States and other countries to contain and treat the disease. While the potential economic impact of COVID-19 may be difficult to assess or predict, a widespread pandemic alone or in combination with other events, such as the Russia/Ukraine conflict, could result in significant disruption of global financial markets and supply chains, reducing our ability to access capital in the future or access required raw materials and components, which could result in price increases. In addition, a recession or long-term market correction resulting from the spread of COVID-19 or other events could materially affect our business and the value of our common stock.
Historically, we funded development of our solid-state and cell manufacturing technologies internally through operationally generated cash and, in recent periods, with proceeds from our secured borrowings in November 2021 and in October 2022 (in connection with the consummation of the Business Combination). Additionally, we intend to utilize our borrowings under the Term Loan and equity issuances under our ChEF Equity Facility, subject to the terms and conditions thereof, along with our cash generated by operations, to fund the continued development of our solid-state technologies. To date, our focus has been on seeking to prove the fundamental soundness of our manufacturing techniques and our solid-state chemistry. Moving forward, our solid-state related investments will focus on chemistry optimization and establishing a pilot line for pouch cell production. Over the next two to three years, we expect to spend in excess of $50 million on solid-state development and cell manufacturing technologies.
Financing Obligations and Requirements
As of September 30, 2022, we had cash totaling $13.6 million. Since inception and until recently, we funded ourselves from internally generated cash and $2 million in equity raised in 2017. On November 24, 2021, we issued $45 million of fixed rate senior notes, secured by among other things, a security interest in our intellectual property.
As part of the Business Combination, we entered into a series of transactions that is expected to provide us additional cash to fund our capital and liquidity requirements in the short and long-term. Following the consummation of the Business Combination, as of November 1, 2022, we had cash totaling $18.9 million.

The Term Loan proceeds were used to (i) to support the Business Combination, (ii) to prepay the fixed rate senior notes at closing of the Business Combination, (iii) to pay fees and expenses in connection with the foregoing, (iv) to provide additional growth capital and (v) for other general corporate purposes. The Term Loan will mature four years from the Closing Date and will be subject to quarterly amortization of 5% per annum beginning 24 months after the Closing Date.
The definitive documents for the Term Loan incorporate certain mandatory prepayment events and certain affirmative and negative covenants and exceptions thereto. The financial covenants for the Term Loan include a maximum senior leverage ratio covenant, a minimum liquidity covenant, a springing fixed charge coverage ratio covenant and a maximum capital expenditures covenant.
The Term Loan accrues interest (i) until April 1, 2023 at a per annum rate equal to adjusted SOFR plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.
The Company may elect to prepay all or any portion of the amounts owed prior to the Maturity Date, provided that the Company provides notice to the Administrative Agent and the amount is accompanied by the applicable prepayment premium, if any. Prepayments of the Term Loan are required to be accompanied by a premium of 5% of the principal amount so prepaid if made prior to the first anniversary of the Closing Date, 3% if made on and after the first anniversary but prior to the second anniversary of the Closing Date, 1% if made after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, and 0% if made on or after the third anniversary of the Closing Date. If the Term Loan is accelerated following the occurrence of an event of default, Legacy Dragonfly is required to immediately pay to lenders the sum of all obligations for principal, accrued interest, and the applicable prepayment premium.
Pursuant to the Term Loan Agreement, the obligations of Legacy Dragonfly are guaranteed by the Company and will be guaranteed by any of Legacy Dragonfly’s subsidiaries that are party thereto from time to time as guarantors. Pursuant to the Term Loan Agreement, each of the Company and Legacy Dragonfly granted the Administrative Agent, a security interest in substantially all of its personal property, rights and assets to secure the payment of all amounts owed to lenders under the Term Loan Agreement. In addition, the Company entered into a Pledge Agreement pursuant to which the Company pledged to the Administrative Agent its equity interests in Legacy Dragonfly as further collateral security for the obligations under the Term Loan Agreement.
At Closing, we issued to the Term Loan Lenders (i) the Penny Warrants and (ii) the $10 Warrants.
Pursuant to the Purchase Agreement, on the terms of and subject to the satisfaction of the conditions in the Purchase Agreement, including the filing and effectiveness of a registration statement registering the resale by CCM of the shares of common stock issued to it under the Purchase Agreement, the Company will have the right from time to time at its option to direct CCM to purchase up to a specified maximum amount of shares of common stock, up to a maximum aggregate purchase price of $150 million over the term of the ChEF Equity Facility.
Cash Flow — Nine months ended September 30, 2022 and 2021
	Nine months ended September 30,
	2022	2021
	(in thousands)
Net cash provided by/(used in) operating activities	$(24,711)	$(2,733)
Net cash provided by/(used in) investing activities	$(6,065)	$(2,479)
Net cash provided by/(used in) financing activities	$15,707	$26

Operating Activities
Net cash used in operating activities was $24.7 million for the nine months ended September 30, 2022 primarily due to a net loss during the period, an increase in purchased inventory to support future growth and to protect against potential supply disruptions, and an increase in accounts payable and accrued expenses as a result of the increased sales to OEM customers.
Net cash used in operating activities was $2.7 million for the nine months ended September 30, 2021 primarily due to net income during the period which was more than offset by an increase in working capital as a result of growth in the Company’s operations.
Investing Activities
Net cash used in investing activities was $6.1 million for the nine months ended September 30, 2022, as compared to net cash used in investing activities of $2.5 million for the nine months ended September 30, 2021. The increase in cash used in investing activities was primarily due to an increase in capital expenditures to support the Company’s growing manufacturing base as well as its efforts to develop solid-state battery technology and manufacturing processes.
Financing Activities
Net cash provided by financing activities was $15.7 million for the nine months ended September 30, 2022, as compared to net cash provided by financing activities of $0.03 million for the nine months ended September 30, 2021, and was primarily due to the strategic investment made by Thor Industries.
Cash Flow — Years ended December 31, 2021 and 2020
	Years ended December 31,
	2021	2020
	(in thousands)
Net cash provided by/(used in) operating activities	$(13,573)	$6,640
Net cash provided by/(used in) investing activities	(2,909)	(1,410)
Net cash provided by/(used in) financing activities	38,906	12
Operating Activities
Net cash used in operating activities was $13.6 million for the year ended December 31, 2021, as compared to net cash provided by operating activities of $6.6 million for the year ended December 31, 2020. The increase in cash used by operations was primarily due to an increase in working capital as a result of growth in Legacy Dragonfly’s operations.
Investing Activities
Net cash used in investing activities was $2.9 million for the year ended December 31, 2021, as compared to $1.4 million for the year ended December 31, 2020. The increase in net cash used in investing activities was primarily due to an increase in capital expenditures to support our ongoing efforts to develop solid-state battery technology and manufacturing processes.
Financing Activities
Net cash provided by financing activities was $38.9 million for the year ended December 31, 2021 and was primarily due to cash received from the issuance of fixed rate senior notes.
Net cash provided by financing activities was $0.01 million for the year ended December 31, 2020 and was primarily due to cash utilized from the Company’s line of credit.

Contractual Obligations
Our estimated future obligations consist of short-term and long-term operating lease liabilities. As of September 30, 2022, we had $1.2 million in short-term operating lease liabilities and $3.8 million in long-term operating lease liabilities.
Quantitative and Qualitative Disclosures about Market Risk
We have not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. We use an assumed dividend yield of zero as we have never paid dividends and have no current plans to pay any dividends on our common stock. We account for forfeitures as they occur.
Critical Accounting Policies
We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.
Revenue Recognition
Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We only apply the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, we assess the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. We exclude from the transaction price all taxes that are assessed by a governmental authority and imposed on and concurrent with our revenue transactions, and therefore present these taxes (such as sales tax) on a net basis in operating revenues on the Statement of Income.
Revenue is recognized when control of the promised goods is transferred to the customer or distributor, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when we conclude there is no risk of significant revenue reversal in the future periods for the expected consideration in the transaction. There are no material instances including discounts and refunds where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment when title and risk of loss pass to the customer.
We may receive payments at the onset of the contract and before delivery of goods for customers in the retail channel. In such instances, we record a customer deposit liability. Payment terms for distributors and OEMs are due within 30-60 days after shipment. We recognize these contract liabilities as sales after the revenue criteria are met. As of September 30, 2022, the contract liability related to our customer deposits approximated $0.3 million compared to approximately $0.4 million as of December 31, 2021. The entire contract liability balance as of December 31, 2021 was recognized as revenue during the nine months ended September 30, 2022.

Inventory
Inventories, which consist of raw materials, work in process and finished goods, are stated at the lower of cost (weighted average) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of September 30, 2022 and 2021, and as of December 31, 2021 and 2020, no such reserves were necessary.
Property and Equipment
Property and equipment are stated at cost, including the cost of significant improvements and renovations. Costs of routine repairs and maintenance are charged to expense as incurred. All our facilities are leased and none are owned. Depreciation and amortization are calculated by the straight-line method over the estimated useful lives for owned property, or, for leasehold improvements, over the shorter of the asset’s useful life or term of the lease. Depreciation expense for the nine months ended September 30, 2022 and 2021 was $0.6 million and $0.4 million, respectively. Depreciation expense for the years ended December 31, 2021 and 2020 was $617 and $198, respectively. The various classes of property and equipment and estimated useful lives are as follows:
Office furniture and equipment	3 to 7 years
Vehicles	5 years
Machinery and equipment	3 to 7 years
Leasehold improvements	Remaining Term of Lease
As we add to our production capabilities and make related capital expenditures (including with respect to our solid-state battery capabilities) we expect our depreciation expenses to increase.
Research and Development
We expense research and development costs as incurred. Research and development expenses include salaries, contractor and consultant fees, supplies and materials, as well as costs related to other overhead such as depreciation, facilities, utilities, and other departmental expenses. The costs we incur with respect to internally developed technology and engineering services are included in research and development expenses as incurred as they do not directly relate to acquisition or construction of materials, property or intangible assets that have alternative future uses. We expect our research and development costs to increase as we continue to develop our proprietary solid-state cell technology and manufacturing processes.
Recent Accounting Pronouncements
For information regarding recently issued accounting pronouncements and recently adopted accounting pronouncements, please see Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements included elsewhere in this prospectus.
JOBS Act Accounting Election
As an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, Dragonfly can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of the CNTQ IPO, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

CNTQ’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Except where noted or the context otherwise requires, as used in this section, the terms “we,” “us,” “our,” “our company,” “our business” and similar terms refer to CNTQ before giving effect to the Business Combination. The following discussion and analysis of CNTQ’s results of operations and financial condition should be read in conjunction with CNTQ’s financial statements and related notes and other information included elsewhere in this prospectus.
Overview
Prior to the Closing, we were a blank check company formed under the laws of the State of Delaware on June 23, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We effectuated our initial business combination using cash from the proceeds of the CNTQ IPO and the sale of the private warrants, the proceeds of the sale of our securities in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of the CNTQ IPO or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.
Financial information included in this section are as of September 30, 2022 as in our September 30, 2022 Form 10-Q filed with the SEC on November 14, 2022 and for the year ended December 31, 2021 as in our December 31, 2021 Form 10-K filed with the SEC on March 29, 2022.
Recent Developments
Special Meeting to Amend Charter and Investment Management Trust Agreement
On August 5, 2022, we held a special meeting (the “Special Meeting”), at which holders of 11,331,512 shares of CNTQ Common Stock, were present in person or by proxy, representing approximately 71.66% of the voting power of the 15,812,500 shares of CNTQ Common Stock issued and outstanding entitled to vote at the Special Meeting at the close of business on July 11, 2022, which was the record date (the “Record Date”) for the Special Meeting. Stockholders of record as of the close of business on the Record Date are referred to herein as “Stockholders”.
At the Special Meeting, the Stockholders approved the proposal to amend CNTQ’s Amended and Restated Certificate of Incorporation (the “Charter”) to provide CNTQ’s officers, directors, initial stockholders and Warrant Holdings (collectively, the “Insiders”) the ability to extend the date by which CNTQ must complete a business combination up to three (3) times for an additional one (1) month each time (for a maximum of three (3) one-month extensions) upon the deposit into the Trust Account by the Insiders, their affiliates or designees of $200,000 upon five days’ advance notice prior to August 13, 2022 (or such other applicable deadline) (the “Extension,” and such proposal, the “Charter Amendment”). On July 29, 2022, to effectuate the Charter Amendment, the board of directors of CNTQ (the “Board”) approved and adopted the Second Amended and Restated Certificate of Incorporation of CNTQ (the “Second A&R Charter”).
In connection with the Charter Amendment, Stockholders elected to redeem 9,556,652 shares of CNTQ Common Stock, representing approximately 60.44% of the issued and outstanding shares of CNTQ Common Stock and 75.55% of the issued outstanding CNTQ Common Stock sold in the CNTQ IPO.
In addition, at the Special Meeting, the Stockholders approved the proposal to amend the Investment Management Trust Agreement, dated August 10, 2021 (the “Trust Agreement”), by and between CNTQ and Continental Stock Transfer & Company (the “Trustee”) to authorize the Extension and its implementation by CNTQ (the “Trust Amendment Proposal”). On July 29, 2022, to effectuate the Trust Amendment Proposal, the Board approved and adopted Amendment No. 1 to the Investment Management Trust Agreement (the “Trust Agreement Amendment”).

Extension
In connection with the Extension, the Insiders notified CNTQ on August 8, 2022 of the Insiders’ intention to extend the date by which CNTQ must complete a business combination for an additional one (1) month by depositing $200,000 into the Trust Account.
Also in connection with the Extension, CNTQ and Warrant Holdings entered into a promissory note on August 11, 2022 (the “Extension Note”), whereby CNTQ agreed to pay $200,000 to Warrant Holdings.
The Insiders notified CNTQ on September 6, 2022 of the Insiders’ intention to extend the date by which CNTQ must complete a business combination for an additional one (1) month by depositing $200,000 into the Trust Account (the “Extension No. 2”).
In connection with the Extension No. 2, CNTQ and Warrant Holdings entered into a promissory note on September 8, 2022 (the “Extension Note 2”), whereby CNTQ agreed to pay $200,000 to Warrant Holdings.
Results of Operations
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the nine months ended September 30, 2022 and for the period from June 23, 2020 (inception) through September 30, 2022 were organizational activities, those necessary to prepare for the CNTQ IPO, described below, and, after the CNTQ IPO, activities related to identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents held after the CNTQ IPO. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended September 30, 2022, we had a net loss of $1,919,615, which resulted from a net gain on marketable securities held in Trust Account in the amount of $279,627, which was partially offset by the change in fair value of warrant liabilities of $1,110,686, operating and formation costs of $999,216, franchise tax expense of $50,000, and income tax expense of $39.340.
For the nine months ended September 30, 2022, we had a net loss of $1,298,108, which resulted from the change in fair value of warrant liabilities of $46,279 and a net gain on marketable securities held in Trust Account in the amount of $469,109, which was partially offset by operating and formation costs of $1,623,500, franchise tax expense of $150,656, and income tax expense of $39,340.
For the three months ended September 30, 2021, we had net income of $2,690,543, which resulted from by the change in fair value of warrant liabilities of $4,072,514 and a net gain on marketable securities held in Trust Account in the amount of $7,023, which was partially offset by operating and formation costs of $92,234, franchise tax expense of $24,034, loss on sale of Private Warrants of $1,253,929, and warrant issuance costs of $18,797.
For the nine months ended September 30, 2021, we had net income of $2,689,709, which resulted from the change in fair value of warrant liabilities of $4,072,514, and an unrealized gain on marketable securities held in Trust Account in the amount of 7,023, which was partially offset by warrant issuance costs of $18,797 associated with the Initial Public Offering, operating and formation costs of $93,068,loss on sale of Private Warrants of $1,253,929, and franchise tax expense of $24,034.
Liquidity and Capital Resources
As of September 30, 2022 and December 31, 2021, the Company had $316,023 and $799,808 in cash held outside of the Trust Account, respectively. As of September 30, 2022, the Company had a working capital deficit of $1,125,637. As of December 31, 2021, the Company had a working capital surplus of $988,187.
For the nine months ended September 30, 2022, net cash used in operating activities was $583,456, which was due to the change in fair value of warrants of $46,279, a net gain on investments in the Trust Account of $469,109, and our net loss of $1,298,108, partially offset by changes in operating assets and liabilities of $1,230,040.

For the nine months ended September 30, 2021, net cash used in operating activities was $459,653, which was due to the change in fair value of warrants of $4,072,514, changes in operating assets and liabilities of $342,550, and net gain on investments in the Trust Account of $7,023, partially offset by our net income of $2,689,709, loss on sale of Private Warrants of $1,253,929, and expensed offering costs of $18,797.
For the nine months ended September 30, 2022, net cash provided by investing activities was $96,894,621, of which was due to proceeds from the trust account for payment of redeeming stockholder $97,194,950, and $99,671 due to proceeds from the Trust Account to pay franchise tax, partially offset by $400,000 deposited into the Trust Account.
For the nine months ended September 30, 2021, net cash used in investing activities was $128,397,500, which was due to the amount of net proceeds from the Initial Public Offering being deposited to the Trust Account.
For the nine months ended September 30, 2022, net cash flows used in financing activities was $96,794,950, which was due to $97,194,950 of payments to redeeming stockholders, partially offset by $400,000 of proceeds from promissory notes-related party.
For the nine months ended September 30, 2021, net cash provided by financing activities was $129,719,361, which was comprised of $126,000,000 in proceeds from the issuance of units in the CNTQ IPO net of underwriter’s discount paid, $4,299,500 in proceeds from the issuance of warrants in a private placement to Warrant Holdings, and proceeds from issuance of a promissory note of $155,000 to our Sponsor, offset in part by payment of $580,139 for offering costs associated with the CNTQ IPO and repayment of the outstanding balance on the promissory note to our Sponsor of $155,000.
On August 13, 2021, we consummated the CNTQ IPO of 11,000,000 Units, at $10.00 per Unit, generating gross proceeds of $110,000,000. Each Unit consisted of one public share and three-quarters of one Public Warrant. Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per whole share.
Simultaneously with the closing of the CNTQ IPO, Warrant Holdings purchased an aggregate of 4,361,456 Private Warrants at a price of $0.93 per Private Warrant ($4,052,000 in the aggregate). Each Private Warrant entitles the holder to purchase three-fourths of one share of common stock at an exercise price of $11.50 per share.
On August 18, 2021, the underwriters fully exercised the over-allotment option and, purchased an additional 1,650,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $16,500,000.
Simultaneously with the closing of the exercise of the over-allotment option, we consummated the sale of 266,402 Private Warrants at a purchase price of $0.93 per Private Warrant in a private placement to Warrant Holdings, generating gross proceeds of $247,500.
Off-Balance Sheet Financing Arrangements
We did not have any off-balance sheet arrangements as of September 30, 2022 or December 31, 2021.
Contractual Obligations
As of September 30, 2022 and December 31, 2021, we did not have any long-term debt, capital or operating lease obligations. We entered into an administrative services agreement pursuant to which we pay the Sponsor for office space and secretarial and administrative services provided to members of our management team, in an amount not to exceed $10,000 per month.
Registration and Stockholder Rights Agreement
The holders of the Founder Shares and private warrants (and any shares of common stock issuable upon the exercise of the private warrants) are entitled to registration rights pursuant to a registration rights agreement dated as of August 10, 2021, by and between CNTQ, the Sponsor, Warrant Holdings, and the other parties thereto. The holders of a majority of these securities are entitled to make up to two demands that CNTQ register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private warrants (and underlying securities) can elect to exercise these registration rights at any time after CNTQ consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. CNTQ will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a 45-day option to purchase up to 1,650,000 additional units to cover over-allotments at the CNTQ IPO price, less the underwriting discounts and commissions. On August 18, 2021, the underwriters fully exercised the over-allotment option to purchase an additional 1,650,000 units at an offering price of $10.00 per unit for an aggregate purchase price of $16,500,000. In addition, the underwriters were paid a cash underwriting discount of $500,000 upon the closing of the CNTQ IPO.
Business Combination Marketing Agreement
We engaged CCM as an advisor in connection with the Business Combination to assist us in holding meetings with the stockholders to discuss the potential Business Combination and the target business’ attributes, introduce us to potential investors that would be interested in purchasing our securities, assist us in obtaining stockholder approval for the Business Combination and assist us with press releases and public filings in connection with the Business Combination. CCM was entitled to a cash fee for such services upon the consummation of the initial Business Combination in an amount equal to, in the aggregate, $4,427,500, being 3.5% of the gross proceeds of the CNTQ IPO. CCM was not entitled to such fee unless we consummated the initial Business Combination. Mr. Grossman is the Chief Executive Officer of, and Mr. Weil is Managing Director and Co-Head of Fintech Investment Banking of, CCM, an affiliate of the Sponsor. Mr. Grossman and Mr. Propper are also members of the board of directors of CCM. CCM was also entitled to a cash fee of $1,170,000 for providing services for a private placement and for arranging the Term Loan.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liabilities
We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants will be recognized as a non-cash gain or loss on the consolidated statements of operations.

We account for the Private Warrants issued concurrently in connection with the CNTQ IPO in accordance with ASC 815-40, under which the private warrants will not meet the criteria for equity classification and must be recorded as liabilities. As the private warrants meet the definition of a derivative as contemplated in ASC 815, the private warrants will be measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement (“ASC 820”), with changes in fair value recognized in the consolidated statements of operations in the period of change.
The public warrants are not precluded from equity classification, and are accounted for as such on the date of issuance, and each balance sheet date thereafter.
Common Stock Subject to Possible Redemption
We account for our common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2022 and December 31, 2021, 12,650,000 shares of common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheet. Effective with the closing of the CNTQ IPO, we recognized the accretion from the initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.
Net Income (Loss) Per Share of Common Stock
Net income (loss) per common share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period. We have not considered the effect of the warrants sold in the CNTQ IPO and private placement to purchase an aggregate of 14,115,358 shares in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
Recent Accounting Standards
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

MANAGEMENT
The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus(1).
Name	Age	Position(s) Held
Dr. Denis Phares	50	Founder, Chief Executive Officer and Chairman of the Board
John Marchetti	52	Chief Financial Officer
Nicole Harvey	44	General Counsel, Compliance Officer and Corporate Secretary
Luisa Ingargiola	55	Independent Director
Brian Nelson	51	Independent Director
Perry Boyle	59	Director
Jonathan Bellows	46	Director
Rick Parod	69	Director
Karina Edmonds	51	Director

(1)
On November, 4, 2022, the Company announced that Sean Nichols, Chief Operating Officer, would be leaving Dragonfly on November 7, 2022.

Executive Officers
Dr. Denis Phares has served as Dragonfly’s Chief Executive Officer and Chairman of the Board since it was incorporated in 2012. From 2005 until 2012 Dr. Phares served as a faculty member of the Aerospace & Mechanical Engineering Department at the University of Southern California, where he worked extensively on renewable energy technologies and received tenure in 2010. Dr. Phares holds a M.B.A. from University of Nevada — Reno, a Ph.D. in Engineering from the California Institute of Technology and a B.S. in Physics from Villanova University. Dr. Phares is qualified to serve on the Dragonfly Board based on his substantial business, leadership, and management experience as the CEO and Chairman of the Board of Dragonfly.
John Marchetti has served as Dragonfly’s Chief Financial Officer since September 2021. Mr. Marchetti has over 20 years of experience in the technology and financial services industries. Prior to joining Dragonfly, Mr. Marchetti served as a Managing Director and senior research analyst at Stifel, focused on communications infrastructure and applied technology markets, including advanced battery technologies. From 2016 to 2018, Mr. Marchetti served as Senior Vice President for Strategy and Business Development of Cloudbus and, from 2012 to 2015, he served as Chief Strategy Officer and Executive Vice President at Fabrinet. Prior to joining Fabrinet, Mr. Marchetti was a senior equity analyst at Cowen & Co. and Morgan Stanley. Mr. Marchetti also served as an officer in the United States Marine Corps. Mr. Marchetti holds a M.B.A. in Finance from the University of Connecticut and a B.A. in Political Science from Virginia Tech.
Nicole Harvey has served as Dragonfly’s General Counsel and Compliance Officer since October 2021, and as Dragonfly’s Corporate Secretary since April 2022. From 2017 through 2019, Ms. Harvey served Harley-Davidson Financial Services as an American Bankers’ Association Certified Compliance and Risk Manager. In 2018, Ms. Harvey worked for Corix Group of Companies as Senior Corporate Counsel, overseeing the development and implementation of corporate policies, and providing legal services to affiliate and subsidiary companies. In 2020, Ms. Harvey returned to private practice with the law firm of Blanchard, Krasner & French, where she focused on business transactions and litigation, including outside counsel services for Dragonfly. In 2021, Ms. Harvey had the opportunity to serve Northern Nevada HOPES, a non-profit providing medical and social services in Northern Nevada, as its General Counsel and Compliance Officer prior to joining Dragonfly as its full time General Counsel in October 2021. Ms. Harvey holds a J.D. from Arizona State University Sandra Day O’Connor College of Law, and a B.S. in Economics from the University of Nevada, Reno. She has been licensed to practice law in the State of Nevada since 2008.
Non-Employee Directors
Luisa Ingargiola has served as a member of Dragonfly’s board of directors since August 5, 2021. Since 2017, Ms. Ingargiola has served as Chief Financial Officer of Avalon GlobalCare Corp., a publicly listed bio-tech health care company. Prior to joining Avalon GlobalCare Corp., Ms. Ingargiola served as the Chief Financial Officer and Co-Founder of MagneGas Corporation from 2007 to 2016. Ms. Ingargiola has also served as Board Director and Audit Committee Chair for various over-the-counter and Nasdaq companies. Ms. Ingargiola has served as a member of the Board of Directors and as Audit Committee Chair for Progress Acquisition Corporation since 2020, as a member of the Board of Directors and as Audit Committee Chair for AgEagle Aerial Systems since 2019, and as a member of the Board Directors and as Audit Committee Chair for Electra Meccanica since 2018. Ms. Ingargiola holds a M.B.A. in Health from the University of South Florida and a B.S. in Finance from Boston University. Ms. Ingargiola is qualified to serve on the Dragonfly Board based on her previous roles serving as Chief Financial Officer for multiple companies and extensive experience serving on multiple boards of directors for Nasdaq companies.
Brian Nelson has served as a member of Dragonfly’s board of directors since April 18, 2022. Mr. Nelson has served as the Chief Executive Officer of Precision Surfacing Solutions Group (formerly known as the Lapmaster Group) since 2003 and as the President since 2002. Mr. Nelson was hired in the sales department of Lapmaster in 1996 and he purchased the company in 2003. In 1996, Mr. Nelson served as a Sales Engineer for TII Technical Education Systems, and from 1993 to 1995, he served as a Staff Engineer for Rust Environment & Infrastructure. Mr. Nelson holds an M.B.A. in Entrepreneurship from the DePaul University Charles H. Kellstadt School of Business and a B.S. in Civil & Environmental Engineering from Marquette University. He is a member of the Association of Manufacturing Technology and Young President’s Organization. Mr. Nelson is qualified to serve on the Dragonfly Board based on his years of business experience as President and Chief Executive Officer of Precision Surfacing Solutions Group and Lapmaster.
Perry Boyle.   Mr. Boyle has served as a member of the Dragonfly Board since the consummation of the Business Combination. Mr. Boyle was with Point 72 and its affiliates and predecessors from 2004 through his retirement in March 2020. He helped lead Point72’s launch as a registered investment advisor, raising over $6 billion in external capital. He originally joined S.A.C. Capital Advisors in 2004 as the firm’s first director of research. In January 2013 he became head of equities and, in January 2015, he became head of discretionary investing at Point72. From June 2016 through December 2017 he served as the president and chief investment officer of Stamford Harbor Capital, L.P., a company owned by businessman Steven A. Cohen. He returned to Point72 in January 2018. In his various leadership roles at the firm, Mr. Boyle managed the long/short and macro portfolios. He created and led the firm’s professional development programs, including P72 Academy and the LaunchPoint Program, and helped drive the internationalization of the Point72, overseeing offices in London, Hong Kong, Tokyo and Singapore. Prior to joining S.A.C., Mr. Boyle was a founding partner of Thomas Weisel Partners from 1999 until 2004, and a managing director at Alex. Brown & Sons from 1992 – 1999. He began his career as an investment banker with Salomon Brothers Inc. Mr. Boyle is a member of the advisory board of the Center for a New American Security (CNAS), and a director of The US Friends of the International Institute for Strategic Studies (IISS). He has agreed to serve on the board of directors of Chardan NexTech 1 upon the effectiveness of its registration statement. He was a 2018 and 2019 delegate from the IISS to the Shangri-La Dialogue in Singapore. He is a council member of the Hoover Institution and a Lionel Curtis member of Chatham House. Mr. Boyle currently serves as the Chairman of the BOMA Project, a poverty graduation program for women, youth, and displaced persons in sub-Saharan Africa. He is also the President of the Affordable Housing Coalition of Ketchum, an advocacy organization for workforce housing in Ketchum, Idaho. He received his B.A. in Economics from Stanford University, his M.B.A. from Dartmouth College and a M.A. from the Fletcher School of Law and Diplomacy at Tufts University. He has lectured on investing at Brown, Yale, Dartmouth, Columbia, Tufts, Harvard, Cambridge and the University of North Carolina, and delivered testimony to Congress on financial regulation. Mr. Boyle is qualified to serve on the Dragonfly Board based on his industry leadership and capital markets experience from research to fundraising.
Jonathan Bellows.   Mr. Bellows has served as a member of the Dragonfly Board since the consummation of the Business Combination. Mr. Bellows currently serves as President of KORE Power, which acquired Northern Reliability in March 2022. He has served as President and Chief Executive Officer of Northern Reliability since April 2015. KORE Power is a fully integrated energy storage manufacturer, combining Northern Reliability’s energy storage technology with KORE Power’s cell manufacturing capabilities. Mr. Bellows is also President and CEO of Nomad Transportable Power Systems, a provider of commercial and industrial-scale mobile energy storage units, which was founded by affiliates of KORE Power and Northern Reliability. Previously, Mr. Bellows was Vice President of Business and Sales at Sovernet Communications, a fiber-optic bandwidth infrastructure services provider, from 2005 to 2015. Mr. Bellows graduated Northern Vermont University-Johnson in 1998, where he earned his B.A. in History. Mr. Bellows is qualified to serve on the Dragonfly Board based on his energy storage industry expertise and operating and leadership experience.
Rick Parod.   Mr. Parod has served as a member of the Dragonfly Board since the consummation of the Business Combination. Mr. Parod currently serves as the CEO of AdeptAg, a company that serves the controlled environment agriculture market. Prior to AdeptAg, Mr. Parod was the President and CEO and a director of the Lindsay Corporation, a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, from 2000 to 2017. From 1997 to 2000, Mr. Parod served as the Vice President and General Manager of the Irrigation Division of The Toro Company, a leading worldwide provider of outdoor turf, landscape, underground utility construction, irrigation and related equipment. Mr. Parod has also served as a director of Alamo Group Inc., a designer, manufacturer, distributor, and servicer of equipment for infrastructure maintenance and agriculture, since 2017. Mr. Parod is qualified to serve on the Dragonfly Board based on his experience in manufacturing operations, product development and sales and marketing.
Karina Edmonds.   Dr. Edmonds has served as a member of the Dragonfly Board since the consummation of the Business Combination. Dr. Edmonds currently serves as the Senior Vice President and Global Head of Academies and University Alliances at SAP SE, a leading producer of enterprise software for the management of business operations. Prior to joining SAP SE in April 2020, Dr. Edmonds served as the University Relations Lead for Google Cloud at Google from May 2017 through March 2020, where she facilitated research collaborations in AI. Before her time at Google, Dr. Edmonds served at the California Institute of Technology as Executive Director for Institute Corporate Relations from April 2013 through April 2016. In April 2010, Dr. Edmonds was appointed as the U.S. Department of Energy’s first Technology Transfer Coordinator, and she served in that position until April 2013. She has also held positions at the Jet Propulsion Laboratory, a NASA field center and leader in robotic space exploration, as Director for Jet Propulsion Laboratory Technology Transfer and at TRW, Inc. (now Northrop Grumman, a multinational aerospace and defense technology company), as a Principal Investigator. Dr. Edmonds holds a B.S. in Mechanical Engineering from the University of Rhode Island and an M.S. and Ph.D. in Aeronautical Engineering, with a minor in Materials Science, from the California Institute of Technology. Dr. Edmonds is also a registered patent agent with the U.S. Patent and Trademark Office. Dr. Edmonds serves on the boards of the University of Rhode Island and the National Science Foundation’s Directorate for Engineering Advisory Committee, and has previously served on the boards of the Institute for Pure and Applied Mathematics at the University of California, Los Angeles, ConnectED California and the University of Rhode Island Foundation. Dr. Edmonds is qualified to serve on the Dragonfly Board based on her industry leadership and expertise in technology transfer and commercialization.
Classified Board of Directors
Our business and affairs are managed by or under the direction of the Dragonfly Board. The Amended and Restated Charter provide for a staggered, or classified, Board consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders, as follows:
•
Class A, which consists of Rick Parod and Karina Edmonds, whose terms will expire at the first annual meeting of stockholders to be held after the consummation of the Business Combination;

•
Class B, which consists of Brian Nelson and Jonathan Bellows, whose terms will expire at the second annual meeting of stockholders to be held after the consummation of the Business Combination; and

•
Class C, which consists of Denis Phares, Luisa Ingargiola and Perry Boyle, whose terms will expire at the third annual meeting of stockholders to be held after the consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on the Dragonfly Board may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Dragonfly Board may have the effect of delaying or preventing changes in Dragonfly’s control or management. Dragonfly’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of Dragonfly’s voting securities.
Board Leadership Structure
Dr. Denis Phares serves as the chairman of the Dragonfly board of directors and presides over regularly scheduled meetings, serves as liaison between the non-independent members of the board of directors and the independent directors, approves meeting agendas and schedules for the board of directors and performs such additional duties as the board of directors may determine and delegate. Luisa Ingargiola also serves as the independent Lead Director of Dragonfly. We believe that this structure provides an environment in which the independent directors are fully informed, have significant input into the content of board meetings, and are able to provide objective and thoughtful oversight of management.
Director Independence
The Dragonfly Board has determined that each of the directors on the Dragonfly Board other than Denis Phares qualifies as independent directors, as defined under the rules of the Nasdaq, and the Dragonfly Board consists of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq relating to director independence requirements. In addition, Dragonfly is subject to the rules of the SEC and the Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below. Luisa Ingargiola is the Dragonfly lead independent director under the Nasdaq rules.
Role of the Dragonfly Board in Risk Oversight/Risk Committee
One of the key functions of the Dragonfly Board is informed oversight of Dragonfly’s risk management process. The Dragonfly Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Dragonfly Board as a whole, as well as through various standing committees of the Dragonfly Board that address risks inherent in their respective areas of oversight. In particular, the Dragonfly Board is responsible for monitoring and assessing strategic risk exposure and Dragonfly’s audit committee has the responsibility to consider and discuss Dragonfly’s major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.
The audit committee also monitors compliance with legal and regulatory requirements. Dragonfly’s compensation committee also assess and monitors whether Dragonfly’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
The Dragonfly Board has three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. Copies of the charters for each committee are available on our website.
Audit Committee
Our audit committee consists of Luisa Ingargiola, Rick Parod and Perry Boyle. The Dragonfly Board determined that each of the members of the audit committee satisfy the independence requirements of the Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and are able to read and understand fundamental financial statements in accordance with the Nasdaq audit committee requirements. In arriving at this determination, the Dragonfly Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Luisa Ingargiola serves as the chair of the audit committee. The Dragonfly Board determined that Luisa Ingargiola qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the Dragonfly Board considered Luisa Ingargiola’s formal education and previous experience in financial roles. Both Dragonfly’s independent registered public accounting firm and management will periodically meet privately with Dragonfly’s audit committee.
The functions of this committee are expected to include, among other things:
•
appointing, compensating, oversight, and evaluating the performance, independence and qualifications of Dragonfly’s independent auditors and determining whether to retain Dragonfly’s existing independent auditors or engage new independent auditors;

•
reviewing Dragonfly’s financial reporting processes and disclosure controls;

•
reviewing and approving the engagement of Dragonfly’s independent auditors to perform audit services and any permissible non-audit services;

•
reviewing the adequacy and effectiveness of Dragonfly’s internal control policies and procedures;

•
reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by Dragonfly;

•
obtaining and reviewing at least annually a report by Dragonfly’s independent auditors describing the independent auditors’ internal quality control procedures and any issues raised by the most recent internal quality-control review;

•
monitoring the rotation of the lead auditor of Dragonfly’s independent auditors and consider regular rotation of the accounting firm serving as Dragonfly’s independent auditors;

•
at least annually, reviewing relationships or services that may impact the objectivity and independence of the auditors;

•
reviewing Dragonfly’s annual and financial statements and reports and discussing the statements and reports with Dragonfly’s independent auditors and management;

•
reviewing with Dragonfly’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of Dragonfly’s financial controls and critical accounting policies;

•
establishing procedures for the receipt, retention and treatment of complaints received by Dragonfly regarding financial controls, accounting, auditing or other matters;

•
preparing the report that the SEC requires in Dragonfly’s annual proxy statement;

•
reviewing Dragonfly’s significant risk exposures; and

•
reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and all applicable U.S. Securities Exchange Commission (the “SEC”) rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Compensation Committee
Our compensation committee consists of Luisa Ingargiola, Brian Nelson and Rick Parod. Brian Nelson serves as the chair of the compensation committee. The Dragonfly Board determined that each of the members of the compensation committee are a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of the Nasdaq.
The functions of the committee are expected to include, among other things:

•
reviewing and approving the corporate goals and objectives that pertain to the determination of executive compensation;

•
reviewing and approving the compensation and other terms of employment of Dragonfly’s executive officers;

•
reviewing and approving performance goals and objectives relevant to the compensation of Dragonfly’s chief executive officer (“CEO”) and assessing the CEO’s performance against these goals and objectives;

•
making recommendations to the Dragonfly Board regarding the adoption, termination, amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Dragonfly Board;

•
reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•
reviewing and approving the terms of any employment agreements, severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executives;

•
reviewing and discussing with management Dragonfly’s disclosures under the caption “Compensation Discussion and Analysis” in Dragonfly’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•
preparing an annual report on executive compensation that the SEC requires in Dragonfly’s annual proxy statement; and

•
reviewing and recommending to the Dragonfly Board for executive officer development and retention and corporate succession plans.

The composition and function of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Nominating Committee
Our nominating committee consists of Brian Nelson, Jonathan Bellows and Karina Edmonds. Karina Edmonds serves as the chair of the nominating governance committee. The Dragonfly Board determined that each of the members of the nominating governance committee satisfies the independence requirements of the Nasdaq.
The functions of this committee are expected to include, among other things:
•
identifying, reviewing and making recommendations of candidates to serve on the Dragonfly Board;

•
establishing a process for recommendation of director candidates by stockholders and publishing such process annually in the Dragonfly’s proxy statement;

•
considering nominations by stockholders of candidates for election to the Dragonfly Board;

•
annually reviewing the composition and organization of the Dragonfly Board’s committees and making recommendations to the Dragonfly Board for approvals;

•
developing a set of corporate governance policies and principles and recommending to the Dragonfly Board any changes to such policies and principles; and

•
reviewing annually the nominating and corporate governance committee charter.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Nasdaq rules and regulations. Dragonfly will comply with future requirements to the extent they become applicable.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been our executive officer or our employee. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of the Dragonfly Board or compensation committee.
Code of Conduct and Code of Ethics
The Dragonfly Board adopted a code of conduct (“Code of Conduct”) and a code of ethics (“Code of Ethics”) that applies to all of Dragonfly’s directors, officers and employees. The full text of the Code of Conduct and Code of Ethics is posted on the investor relations page on our website at https://dragonflyenergy.com/investors/. We will disclose any amendments to our Code of Conduct and Code of Ethics, or waivers of its requirements on our website identified above, or in filings under the Exchange Act.
Limitation on Liability and Indemnification of Directors and Officers
Our Amended and Restated Charter limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•
for any transaction from which the director derives an improper personal benefit;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for any unlawful payment of dividends or redemption of shares; or

•
for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Dragonfly’s directors for monetary damages will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Additionally, the Amended and Restated Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
Further, we entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
We plan to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Amended and Restated Charter and the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION
This section describes the material components of the executive compensation program for certain of our executive officers listed in the Summary Compensation Table below (the “NEOs”) and directors. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.
Our compensation program is designed to align executives’ compensation with our business objectives and the creation of stockholder value, while helping us to continue to attract, motivate and retain individuals who contribute to the long-term success of the company. Compensation for our executive officers has three primary components: base salary, an annual cash incentive bonus opportunity, and long-term equity-based incentive compensation. We have retained Compensia, Inc., an independent compensation consultant, to assist us in evaluating the compensation programs for the executive officers.
The table below sets forth the compensation earned by, or awarded to, our NEOs for 2021.
Summary Compensation Table — Fiscal 2021
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Dr. Denis Phares Chief Executive Officer	2021	579,593	362,137	—	—	—	—	22,234	963,964
Sean Nichols(4) Chief Operating Officer	2021	579,593	362,137	—	—	—	—	20,244	961,974
John Marchetti(5) Chief Financial Officer	2021	91,154	82,000	—	682,000	—	—	—	855,154

(1)
The amounts reported in this column represent discretionary bonuses awarded to each executive for performance during 2021. Pursuant to Mr. Marchetti’s employment agreement with Dragonfly and subject to his continued employment, he is guaranteed to receive at least his target bonus amount of $75,000 per quarter for the first four quarters of his employment.

(2)
The amounts reported in this column reflect the grant date fair value of stock option awards granted to the NEOs during 2021 under the Dragonfly stock incentive plans and are accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-59 of Dragonfly’s Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts.

(3)
This amount reflects the Dragonfly’s matching contribution to the executive’s account under the Dragonfly’s 401(k) plan.

(4)
On November 4, 2022, Dragonfly announced that Mr. Nichols would be leaving Dragonfly on November 7, 2022.

(5)
Mr. Marchetti commenced employment as Dragonfly’s Chief Financial Officer on September 6, 2021.

Outstanding Equity Awards as of December 31, 2021
The following table provides information regarding outstanding options to acquire Dragonfly common stock held by each of the NEOs as of December 31, 2021, including the vesting dates for the portions of these awards that had not vested as of that date. The NEOs did not hold any other outstanding equity awards as of that date.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Dr. Denis Phares	—	250,000(1)	—	0.41	12/4/24
Sean Nichols	—	250,000(1)	—	0.38	12/4/29
John Marchetti	200,000(2)	—	—	3.41	9/12/31

(1)
The unvested portion of this option vests in 20 monthly installments from January 12, 2022 and August 12, 2023.

(2)
The unvested portion of this option vests as to 25% of the option on September 10, 2022 and as to 75% of the option in 36 monthly installments from October 10, 2022 through September 10, 2025.

2021 Equity Grants
During 2021, Mr. Marchetti received an option to purchase 200,000 shares of our common stock at a price of $3.41 per share. This option was granted under Dragonfly’s 2021 Stock Incentive Plan and vests as to 25% of the option on the first anniversary of the vesting start date established by our board of directors for the option and as to the remaining 75% of the option in monthly installments over the three-year period thereafter, subject to Mr. Marchetti’s continued service with us through the applicable vesting date.
Equity Incentive Plans
As of the Closing, our employees, consultants and directors held outstanding stock options for the purchase of up to 3,100,524 shares of our common stock. Those options were granted under the Dragonfly Energy Corp. 2019 Stock Incentive Plan (the “2019 Plan”) and the Dragonfly Energy Corp. 2021 Stock Incentive Plan (the “2021 Plan”). As of the Closing, these options were vested with respect to 2,262,091 shares and were unvested with respect to 838,433 shares. The exercise prices of these options ranged from $0.37 per share to $4.08 per share and each of those options had a maximum term of 10 years from the applicable date of grant.
The following sections provide more detailed information concerning our benefit plans and, with respect to our equity compensation plans, the shares that are available for future awards under these plans. Each summary below is qualified in its entirety by the full text of the relevant plan document, which has been filed with the Securities and Exchange Commission as an exhibit to the Form S-1 Registration Statement of which this prospectus is a part and is available through the Securities and Exchange Commission’s internet site at http://www.sec.gov.
Pre-Closing Stock Incentive Plans
Prior to the Business Combination, we maintained the 2019 Plan and the 2021 Plan. Under these plans, we were generally authorized to grant options and other equity awards to our employees, directors, officers and consultants and those of our subsidiaries. Options under these plans are either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. All options granted under the plans expire no later than ten years from their date of grant. No new awards may be granted under the 2019 Plan or the 2021 Plan following the Business Combination.
Our compensation committee administers the 2019 Plan and the 2021 Plan. As is customary in incentive plans of this nature, the number of shares subject to outstanding awards under these plans and the exercise prices of those awards, are subject to adjustment in the event of changes in our capital structure, reorganizations and other extraordinary events. In the event of a change in control, the plan administrator may provide for outstanding options to either be assumed by the acquirer or successor entity or, if not assumed, to be cancelled upon the transaction. Such adjustments were made to each of the then-outstanding options under the 2019 Plan and the 2021 Plan upon the Closing.
Our board of directors may amend or terminate the 2019 Plan and the 2021 Plan at any time. The plans require that certain amendments specified in the plan be submitted to stockholders for their approval.
2022 Equity Incentive Plan
We maintain the 2022 Equity Incentive Plan (the “2022 Plan”) for purposes of granting equity-based awards to attract, motivate, retain and reward selected employees and other eligible persons. Our Board of Directors administers the 2022 Plan. The plan administrator has broad authority to (without limitation):
•
select participants and determine the types of awards that they are to receive;

•
determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and establish the vesting conditions (if applicable) of such shares or awards;

•
cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•
construe and interpret the terms of the 2022 Plan and any agreements relating to the plan;

•
accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

•
subject to the other provisions of the 2022 Plan, make certain adjustments to an outstanding award and authorize the termination, conversion, substitution or succession of an award; and

•
allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the administrator may authorize or any other form permitted by law.

A total 2,785,950 shares of our common stock are initially authorized for issuance with respect to awards granted under the 2022 Plan. To the extent awards granted under the 2019 Plan and 2021 Plan are terminated or forfeited after the Business Combination without shares being issued, the shares subject to such terminated or forfeited awards will be available for issuance under the 2022 Plan. The share limit will also automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 4% of the total number of outstanding shares of our common stock on December 31 in the prior year or (2) such number as determined by our board of directors. The total number of shares that may be issued pursuant to incentive stock options granted under the 2022 Plan is 6,571,800 shares. Any shares subject to awards that are not paid, delivered or exercised before they expire or are canceled or terminated, or otherwise fail to vest, will become available for other award grants under the 2022 Plan. As of the date of this prospectus, no awards have been granted under the 2022 Plan, and the full number of shares authorized under the 2022 Plan is available for award purposes.
Awards under the 2022 Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, stock units and other forms of awards including cash awards. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.
Nonqualified and incentive stock options may not be granted at prices below the fair market value of the common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock, or 110% of fair market value of our common stock or incentive stock option grants to any 10% owner of our common stock, on the date of grant. The maximum term of options and stock appreciation rights granted under the plan is 10 years. These and other awards may also be issued solely or in part for services. Awards are generally paid in cash or shares of our common stock. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

As is customary in incentive plans of this nature, the number and type of shares available under the 2022 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by our stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2022 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.
Generally, and subject to limited exceptions set forth in the 2022 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of its assets, all awards then-outstanding under the 2022 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2022 Plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.
Our board of directors may amend or terminate the 2022 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. The 2022 Plan is not exclusive — our board of directors and compensation committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.
The plan will terminate on May 13, 2032. However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated.
Employee Stock Purchase Plan
We maintain the Employee Stock Purchase Plan (the “ESPP”) to provide an additional means to attract, motivate, retain and reward employees and other eligible persons by allowing them to purchase additional shares of our common stock. The ESPP is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions.
Share Reserve.   A total of 2,464,400 shares of our common stock will initially be available for issuance under the ESPP. The share limit will automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 1% of the total number of outstanding shares of our common stock on December 31 in the prior year, (2) 1,500,000 shares, and (3) such number as determined by our board of directors.
Offering Periods.   We currently expect the ESPP will have a series of successive six-month offering periods. However, the ESPP provides flexibility for the plan administrator to establish, in advance of a particular offering period, a different duration for that offering period (not less than three months nor greater than 27 months) or for that offering period to consist of one or more purchase periods.
Eligible Employees.   Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of that period. Employees may participate in only one offering period at a time.
Payroll deductions.   A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. Unless otherwise provided in advance by the plan administrator, the purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. In no event may any participant purchase more than 5,000 shares on any purchase date.

Change in Control.   If we are acquired by merger or sale of all or substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised on or prior to the effective date of the acquisition, unless the plan administrator provides for the rights to be settled in cash or exchanged or substituted on the transaction. Unless otherwise provided in advance by the plan administrator, the purchase price will be equal to 85% of the market value per share on the start date of the offering period in which the acquisition occurs or, if lower, 85% of the fair market value per share on the purchase date.
Other plan provisions.   No new offering periods will commence on or after May 13, 2032. The board of directors may at any time amend, suspend or discontinue the ESPP. However, certain amendments may require stockholder approval.
Executive Employment Agreements
The Company has entered into employment agreements, dated as of October 11, 2022 with each of Dr. Phares and Mr. Marchetti. Each agreement provides for a three-year initial employment term, with automatic three-year renewal terms thereafter, subject to 90 days’ notice of non-renewal by either party. Each agreement also provides for the executive to receive an annual base salary (Dr. Phares - $622,000; Mr. Marchetti - $370,000) and to be eligible for an annual bonus of up to a specified percentage of the executive’s base salary (Dr. Phares — 100%; Mr. Marchetti — 63%). The executive is generally eligible for an annual bonus only if he remains employed with the Company through the date the bonus is paid (or if the executive’s employment terminates due to his death or disability during the year). The executive is also eligible to receive a long-term incentive award each fiscal year with a grant-date value not less than a dollar amount specified in the agreement (Dr. Phares - $1,532,000; Mr. Marchetti - $646,000), with the terms and conditions of each such award to be determined by the Compensation Committee. Each agreement also includes non-competition and non-solicitation covenants that apply for 12 months following the executive’s termination of employment, and certain confidentiality and other covenants.
If the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreement) and other than a termination in connection with a change in control as described below, the executive would be entitled to receive (i) cash severance equal to 1.5 times the executive’s annual base salary (in the case of Dr. Phares) or 1.0 times the executive’s annual base salary (in the case of Mr. Marchetti), payable in installments over two years following the termination date, (ii) reimbursement of monthly COBRA premiums for the executive and his dependents for up to 18 months (in the case of Dr. Phares) or 12 months (in the case of Mr. Marchetti), and (iii) vesting in full of any time-based equity awards granted by the Company to the executive (with any performance-based awards to remain eligible to vest following termination if the applicable performance conditions are satisfied). In such circumstances, Dr. Phares would also be entitled to receive payment of 1.5 times the annual bonus he would have received for the fiscal year in which his termination occurs, pro-rated to reflect the portion of the fiscal year he was employed prior to his termination.
If, during the period commencing three months before a change in control of the Company and ending 12 months after a change in control, the executive’s employment is terminated by the Company without cause (or as a result of the Company’s not renewing the term of the agreement) or by the executive for good reason, the executive would be entitled to receive the severance benefits described in the preceding paragraph (except that the cash severance would be 1.5 times the executive’s base salary for Mr. Marchetti, the severance in each case would be payable in a lump sum rather than installments, and the pro-rated bonus provision for Dr. Phares described above would not apply). In addition, the executive’s outstanding stock options granted by the Company would fully vest and be exercisable for the remainder of the term of the option. In the event any of the executive’s benefits under the agreement would be subject to an excise tax as a “parachute payment” under U.S. tax laws, the executive would be entitled to an additional payment equal to the sum of the excise tax and any additional amount necessary to put the executive in the same after-tax position as if no excise tax has been imposed.
In each case, the executive’s right to receive the severance benefits described above is subject to his providing a release of claims to the Company and his continued compliance with the restrictive covenants in favor of the Company in the agreement.

On November 4, 2022, the Board of the Company announced that Sean Nichols, the Company’s Chief Operating Officer, would be leaving the Company to pursue other interests. His last day of employment was November 7, 2022. Mr. Nichols and the Company have entered into a separation and release agreement (the “Separation Agreement”) that became effective and fully irrevocable on November 2, 2022. Pursuant to the Separation Agreement, Mr. Nichols will receive a cash payment of $100,000 in one installment in December 2022 and a cash payment of $1,000,000 in 24 monthly installments commencing in December 2022. Mr. Nichols’ outstanding equity awards granted by the Company will fully vest and, in the case of options, will be exercisable for 12 months following his termination date. The Separation Agreement also provides the Company will pay a portion of Mr. Nichols’ premiums to continue participation in the Company’s health insurance plans for up to 18 months following his termination. The Separation Agreement includes a general release of claims by Mr. Nichols and certain restrictive covenants in favor of the Company, including non- competition and non-solicitation covenants for 12 months following his termination date.
Defined Contribution Plans
As part of our overall compensation program, Dragonfly provides all full-time employees, including each of the NEOs, with the opportunity to participate in a defined contribution 401(k) plan. The plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a percentage of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to the plan. The 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. Dragonfly’s current practice is to match 100% of an employee’s contributions to the plan up to 4% of the employee’s compensation.
Director Compensation
In connection with the Closing, we adopted a policy that provides for cash and equity compensation for members of the Board who are not employed by us or any of our subsidiaries (our “Non-Employee Directors”). The policy provides that each Non-Employee Director is entitled to receive the following cash compensation for Board service, as applicable:
•
$58,800 annual retainer for service as a Board member;

•
$20,000 additional annual retainer for service as Lead Independent Director; and

•
$20,000 additional annual retainer for service as Chair of the Audit Committee, $15,000 additional annual retainer for service as Chair of the Compensation Committee, and $10,000 additional annual retainer for service as Chair of the Nominating and Corporate Governance Committee.

Under the policy, directors are not paid fees for service as members on any of our standing committees, apart from the Chair fees discussed above. Further, directors must attend at least 75% of all meetings of the Board and all meetings of each committee on which the director sits to be eligible to receive any of the retainers specified above. These annual retainers are paid on a quarterly basis and pro-rated if the director commences service in the applicable position after the start of a fiscal quarter.
The Board also has discretion under the director compensation policy to grant Non-Employee Directors equity-based awards under our 2022 Plan (or any successor equity compensation plan approved by our stockholders). It is currently expected that Non-Employee Directors will receive an award of options or restricted stock units with a value of $300,000 upon their initial appointment to the Board and an award of options or restricted stock units with a value of $100,000 on an annual basis thereafter. For each award, the Board will determine at the time of grant the methodology for converting the foregoing dollar amounts to shares and the vesting schedule. The Board may approve other grants of equity-based awards to Non-Employee Directors from time to time, on such terms as the Board may determine and subject to the applicable provisions of our equity compensation plan then in effect.
Under the policy, Non-Employee Directors are entitled to reimbursement from Dragonfly for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board-related business.

The Board may change the terms of our director compensation policy from time to time.
Effective on the Closing Date, we granted each of our Non-Employee Directors then serving of the Board (i.e. Jonathan Bellows, Perry Boyle, Karina Edmonds, Luisa Ingargiola, Brian Nelson, and Rick Parod) an award of 30,000 restricted stock units under the 2022 Plan that are eligible to vest on the first anniversary of the grant date, subject to the director’s continued service on the Board through the vesting date.
Director Compensation Table — Fiscal 2021
The following table sets forth certain information concerning compensation paid to Ms. Ingargiola for her services on the Dragonfly Board during 2021. Messrs. Phares and Nichols did not receive any additional compensation for their service on the Dragonfly Board during 2021. The other members of our board did not serve on the Dragonfly board during 2021.
Name	or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Luisa Ingargiola	—	—	281,325	—	281,325

(1)
Ms. Ingargiola was granted an option to purchase 82,500 shares of Dragonfly common stock in August 2021 with an exercise price of $3.41 per share and that was scheduled to vest in monthly installments over a three-year period after the grant date. The option has a five-year term and will fully vest and be exercisable if a change in control of Dragonfly or an initial public offering of Dragonfly’s stock occurs and Ms. Ingargiola is asked to resign from the Board through no fault of her own. As of December 31, 2021, Ms. Ingargiola did not hold any outstanding equity awards from Dragonfly other than this option to purchase 82,500 shares.

(2)
The amount reported in this column reflects the grant date fair value of the stock option granted to Ms. Ingargiola during 2021 under the Dragonfly Energy Corp. stock incentive plan as described above and is accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-59 of Dragonfly’s Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating this amount.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Business Arrangements with Dragonfly’s Executive Officers, Directors, 5% or more holders or their Immediate Family Members
Arrangement with John Marchetti.
As an inducement to hire Mr. John Marchetti as our Chief Financial Officer, we loaned Mr. Marchetti $350,000 to repay amounts owed by him to his former employer and entered into a related Promissory Note with a maturity of March 1, 2026. In consideration of the Business Combination and our obligations as a publicly traded company, Dragonfly forgave all amounts owed under the Promissory Note effective March 2022.
Indemnification Agreements
We entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in the Amended and Restated Charter and the Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including reasonable attorneys’ fees, incurred by a director or executive officer in generally any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in the Amended and Restated Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
CNTQ Related Party Transactions
This section describes the material provisions of certain additional agreements entered into pursuant to the Business Combination Agreement but does not purport to describe all of the terms thereof.
Amended Registration Rights Agreement
In connection with the closing of the Business Combination, CNTQ, the Sponsor and certain other CNTQ shareholders parties thereto (collectively, the “Insiders”), Legacy Dragonfly, and certain Legacy Dragonfly stockholders entered into an Amended and Restated Registration Rights Agreement (the “Amended Registration Rights Agreement”). Pursuant to the Amended Registration Rights Agreement, the Insiders and the undersigned parties listed thereto will be provided the right to demand registrations, piggy-back registrations and shelf registrations with respect to Registrable Securities (as defined in the Amended Registration Rights Agreement).
Private Placement
Pursuant to the Subscription Agreement, the Sponsor agreed to purchase, and CNTQ agreed to sell to the Sponsor, an aggregate of 500,000 shares of CNTQ Common Stock for gross proceeds to CNTQ of $5 million in a private placement. On September 28, 2022, the Sponsor and CCM, entered into an assignment, assumption and joinder agreement, pursuant to which the Sponsor assigned all of the Sponsor’s rights, benefits and obligations under the Subscription Agreement to CCM.
Under the Subscription Agreement, the number of shares of CNTQ Common Stock that CCM was obligated to purchase was to be reduced by the number of shares of CNTQ Common Stock that CCM purchased in the open market, provided that such purchased shares were not redeemed, and the aggregate price to be paid under the Subscription Agreement was to be reduced by the amount of proceeds received by the Company because such shares are not redeemed. During the week of September 26, 2022 CCM acquired in the open market 485,000 shares of Common Stock, at purchase prices per share ranging from $10.33 to $10.38 (such shares, the “Purchased Shares”). In accordance with the aforementioned offset provision provided in the Subscription Agreement, the aggregate purchase price that CCM was obligated to pay under the Subscription Agreement was reduced from $5 million to zero and the aggregate number of shares of Common Stock that CCM was obligated to purchase under the Subscription Agreement was reduced from 500,000 shares to an aggregate of 15,000 shares of Common Stock. The Purchased Shares were not redeemed, resulting in (i) the Company’s receipt of $5,016,547 from the Trust Account (based on a per share redemption price of $10.34) and (ii) a reduction in CCM’s purchase commitment under the Subscription Agreement to zero in accordance with the Offset. At the Closing, the Company issued an additional 15,000 shares to CCM LLC pursuant to the terms of the Subscription Agreement.
Debt Financing
Term Loan Agreement
Consistent with the Debt Commitment Letter, in connection with the Closing, CNTQ, Legacy Dragonfly and the Initial Term Loan Lenders entered into the Term Loan Agreement setting forth the terms of the Term Loan. The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into the Backstop Commitment Letter with the Backstop Lender, pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the Backstopped Loans immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.
Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The Term Loan amortizes in the amount of 5% per annum beginning 24 months after the Closing Date and matures on the Maturity Date. The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted SOFR plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.
Pursuant to the Term Loan Agreement, the obligations of Legacy Dragonfly are guaranteed by the Company and will be guaranteed by any of Legacy Dragonfly’s subsidiaries that are party thereto from time to time as guarantors. In addition, the Company entered into the Pledge Agreement pursuant to which the Company pledged to the Administrative Agent its equity interests in Legacy Dragonfly as further collateral security for the obligations under the Term Loan Agreement.
The Term Loan Agreement also contains affirmative and restrictive covenants and representations and warranties. The Term Loan Agreement contains financial covenants requiring the credit parties to (a) maintain minimum liquidity (generally, the balance of unrestricted cash and cash equivalents in the Company’s account that is subject to a control agreement in favor of the Administrative Agent) of at least $10,000,000 as of the last day of each fiscal month commencing with the fiscal month ending December 31, 2022, (b) if the daily average liquidity for any fiscal quarter ending on December 31, 2022, March 31, 2023, June 30, 2023, or September 30, 2023 is less than $17,500,000 and for each fiscal quarter thereafter (commencing with the fiscal quarter ending December 31, 2023), maintain a senior leverage ratio (generally, aggregate debt minus up to $500,000 of unrestricted cash of the credit parties divided by consolidated EBITDA for the trailing twelve month period just ended) of not more than 6.75 to 1.00 for fiscal quarters ending December 31, 2022 to March 31, 2023, 6.00 to 1.00 for fiscal quarters ending June 30, 2023 to September 30, 2023, 5.00 to 1.00 for fiscal quarters ending December 1, 2023 to March 31, 2024, 4.00 to 1.00 for fiscal quarters ending June 30, 2024 to September 30, 2024, 3.25 to 1.00 for fiscal quarters ending December 31, 2024 to March 31, 2025, and 3.00 to 1.00 for fiscal quarters ending June 30, 2025 and thereafter, (c) if liquidity is less than $15,000,000 as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2022), maintain a fixed charge coverage ratio for the trailing four fiscal quarter period of no less than 1.15:1.00 as of the last day of such fiscal quarter, and (d) if consolidated EBITDA is less than $15,000,000 for any trailing twelve month period ending on the last day of the most recently completed fiscal quarter, cause capital expenditures to not exceed $500,000 for the immediately succeeding fiscal quarter (subject to certain exceptions set forth in the Term Loan Agreement).
Warrant Agreements
In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, the Company entered into (i) the Penny Warrants and (ii) the $10 Warrants. The $10 Warrants were exercised on a cashless basis on October 10, 2022, with the Company agreeing to issue 457,142 shares of Common Stock in connection with such exercise. The additional shares of common stock will dilute the pro forma ownership of the other Company stockholders of proportionately.
The Penny Warrants have an exercise period of 10 years from the date of issuance.
The $10 Warrants have been exercised in full and are no longer outstanding.
The Penny Warrants have specified anti-dilution protection against subsequent equity sales or distributions at below $10 per share of Common Stock, subject to exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of the Closing Date, issuances pursuant to agreements in effect as of the Closing Date, issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions and issuances pursuant to any public equity offerings. In addition, no anti-dilution adjustment will be made with respect to issuances of common stock pursuant to the Company’s $150 million ChEF Equity Facility (or replacement thereof) sold at a per share price above $5.00.
The shares issuable upon exercise of the Penny Warrants, and the shares issued upon exercise of the $10 Warrants have customary registration rights, which are contained in the respective forms of the Penny Warrants and the $10 Warrants, requiring the Company to file and keep effective a resale registration statement registering the resale of the shares of common stock underlying the Penny Warrants and the $10 Warrants.
Related Person Transactions Policy
The Dragonfly board adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we (including any of our subsidiaries, if any) was, is or will be a participant, (ii) the aggregate amount involved exceeds or may be expected to exceed $120,000, and (iii) a related person has or will have a direct or indirect material interest.
Subject to certain limitations, transactions involving compensation for services provided to us as an employee or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including the common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons. A related person is also someone who has a position or relationship with any firm, corporation or other entity that engages in the transaction if (i) such person is employed or is a general partner or principal or in a similar position with significant decision making influence, or (ii) the direct or indirect ownership by such person and all other foregoing persons, in the aggregate, is 10% or greater in another person which is party to the transaction.
Under the policy, any related person, or any director, officer or employee of ours who knows of the transaction, must report the information regarding the proposed related person transaction to our chief financial officer and chairperson of the audit committee for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the nature of the related person’s interest in the transaction;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the terms of the transaction;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties.

All related party transactions may be consummated or continued only if approved or ratified by our audit committee. No director or member of our audit committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party, except that such member may be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of our audit committee.
All of the transactions described above were entered into prior to the adoption of such policy.

DESCRIPTION OF SECURITIES
The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of the DGCL, the Amended and Restated Charter and Bylaws in their entirety for a complete description of the rights and preferences of the Company’s securities.
General
The amended and restated certificate of incorporation authorizes 170,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
The amended and restated certificate of incorporation authorizes a total of 170,000,000 shares of Dragonfly common stock, par value $0.0001 per share.
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of Dragonfly common stock are entitled to receive proportionately any dividends as may be declared by the Dragonfly Board, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.
In the event of our liquidation or dissolution, the holders of Dragonfly common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Holders of Dragonfly common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Dragonfly common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Redeemable Warrants
Public Warrants
Each whole redeemable warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the amended and restated warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the offer and sale of the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Under the terms of the amended and restated warrant agreement, we have agreed to maintain an effective registration statement relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the amended and restated warrant agreement. If we do not maintain in effect a registration statement covering the offer and sale of the issuance of shares of common stock upon exercise of the warrants, we will be required to permit registered holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to registered holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising registered holder, or an exemption from registration or qualification is available. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require registered holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, we may call the warrants for redemption (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

•
if, and only if, the last sales price of our common stock equals or exceeds $16.00 per share for any 10 trading days within a 30-trading day period ending three business days before we send the notice of redemption; and

•
if, and only if, there is a current registration statement in effect with respect to the offer and sale of the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the CNTQ IPO. However, there may be instances in which registered holders of our public warrants may be unable to exercise such public warrants but registered holders of our private warrants may be able to exercise such private warrants.
In the event that we elect to redeem all of the public warrants, we will fix a date for the redemption, and a notice of redemption will then be mailed by first class mail, postage prepaid, not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the foregoing manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the warrants become eligible for redemption.
If we call the public warrants for redemption, our management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” is the volume weighted average last reported sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.99% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.
The warrants have certain anti-dilution and adjustment rights upon certain events.
The warrants are issued in registered form under the warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.
Private Warrants
The private warrants (including the common stock issuable upon exercise of the private warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor) and they will not be redeemable by us so long as they are held by our sponsor or its permitted transferees. Our sponsor, or its permitted transferees, have the option to exercise the private warrants on a cashless basis. Except as described below, the private warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private warrants are held by holders other than our sponsor or its permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.
If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the volume weighted average last reported sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
In addition, holders of our private warrants are entitled to certain registration rights and any private warrants purchased by Warrant Holdings will not be exercisable more than five years from August 10, 2021, the effective date of the registration statement on Form S-1 for the Business Combination, in accordance with FINRA Rule 5110(g), as long as CNTQ or any of its related persons beneficially own these private warrants.

Pursuant to letter agreements that we have entered into with our sponsor, officers and directors, the private warrants (including the common stock issuable upon exercise of any of the private warrants) are not transferable or salable until 30 days after the completion of the Business Combination, except (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of Warrant Holdings, our sponsor, or any of their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of our liquidation prior to the completion of the Business Combination; or (g) by virtue of the laws of Delaware or the applicable limited liability company agreement upon dissolution of Warrant Holdings, provided, however, that in the case of clauses (a) through (e) or (g), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements and by the same agreements entered into by Warrant Holdings, our sponsor, officers, and directors of the Company, as the case may be, with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described in the prospectus relating to the CNTQ IPO).
Penny Warrants
The Penny Warrants have an exercise period of 10 years from the date of issuance and are exercisable for an aggregate of 2,593,056 shares of Common Stock, representing 5.6% of fully-diluted outstanding shares of common stock calculated as of immediately following the Closing Date. The calculation of ownership of common stock “on a fully diluted basis” included (i) all outstanding common stock (ii) shares of common stock issuable upon conversion of outstanding convertible bonds, preferred stock and other securities convertible to common stock on an as-converted to common stock basis, and (iii) all shares of common stock subject to outstanding options.
The Penny Warrants have specified weighted average anti-dilution protection against subsequent equity sales or distributions at below $10 per share, subject to customary exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of the Closing Date, issuances pursuant to agreements in effect as of the Closing Date (provided such issuances are taken into account in the calculation of “on a fully diluted basis” as provided above), issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions, issuances in debt financings as equity kickers, issuances in public offerings and similar transactions. In addition, no anti-dilution adjustment will be made with respect to issuances of common stock pursuant to the Company’s planned $150 million equity line of credit (or replacement thereof) sold at a per share price above $5.00. The shares issuable upon exercise of the Penny Warrants have customary registration rights requiring the Company to file and keep effective a resale registration statement registering the resale of the shares of common stock underlying the Penny Warrants.
Dividends
We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.
Our Transfer Agent and Warrant Agent
The transfer agent for our shares of common stock and warrant agent for our warrants is American Stock Transfer & Trust Company, LLC.

Preferred Stock
The amended and restated certificate of incorporation authorizes a total of 5,000,000 shares of preferred stock, par value $0.0001 per share.
Under the terms of the amended and restated certificate of incorporation, the Dragonfly board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The Dragonfly board of directors has the discretion to determine the terms, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.
Choice of Forum Provisions
The amended and restated certificate of incorporation and the amended and restated bylaws provide that, unless Dragonfly consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of Dragonfly, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Dragonfly to Dragonfly or Dragonfly’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the amended and restated certificate of incorporation or the amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, these provisions may have the effect of discouraging lawsuits against our directors and officers.
Anti-Takeover Effects of the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

•
A “business combination” includes a merger or a sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•
our board of directors approves either the business combination or transaction that made the stockholder an “interested stockholder,” prior to the date of such business combination;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
at or subsequent to the date of such business combination, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the amended and restated certificate of incorporation provides otherwise. The amended and restated certificate of incorporation precludes stockholder action by written consent.
Approval for Amendment of Certificate of Incorporation and Bylaws
The amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings and actions by written consent. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to adopt, amend, alter or repeal our proposed bylaws, although our proposed bylaws may be amended by a majority vote of the board of directors.
Stock Exchange
Our common stock is currently listed on the Nasdaq under the symbol “DFLI” and our public warrants are currently listed on the Nasdaq Capital Market under the symbol “DFLIW”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of November 14, 2022, except as otherwise set forth below, by:
•
each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•
each of the Company’s named executive officers and directors; and

•
all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. In computing the number of shares of the Company’s common stock beneficially owned by a person or entity and the percentage ownership, the Company deemed outstanding shares of its common stock subject to options and warrants held by that person or entity that are currently exercisable or exercisable within 60 days of the Closing Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.
We have not deemed any of the shares of common stock issuable pursuant to the ChEF Equity Facility to be outstanding because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of CCM’s control.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and other equity securities.
The beneficial ownership of the Company’s common stock is based on 43,272,728 shares of the Company’s common stock issued and outstanding immediately following consummation of the Transactions, including the redemption of public shares of the Company’s common stock as described above.
Name and Address of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	%
5% Holders:
Dynavolt Technology (HK) Ltd.	11,820,900	27.3%
Jonas Grossman(1)(2)(3)	3,030,500	7.0%
Chardan NexTech Investments 2 LLC(1)(2)(3)	3,030,500	7.0%
David Gong	2,364,180	5.5%
Sean Nichols(4)(6)	3,558,683	8.2%
Executive Officers and Directors:
Dr. Denis Phares(4)(5)	15,899,110	36.7%
Nicole Harvey	11,821	*
John Marchetti	—	—
Luisa Ingargiola	—	—
Brian Nelson	—	—
Perry Boyle	22,000	*
Jonathan Bellows	—	—
Rick Parod	—	—
Karina Edmonds	—	—

*
Less than one percent.

(1)
Jonas Grossman is the managing member of Sponsor. As such, Mr. Grossman may be deemed to have beneficial ownership of the common stock held directly by Sponsor. Mr. Grossman disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Certain other employees of CCM or its affiliates, have direct or indirect membership interests in Sponsor, and thus have pecuniary interests in certain of the reported shares. The business address of Sponsor and Mr. Grossman is 17 State Street, 21st Floor, New York, NY 10004.

(2)
Excludes 15,000 shares issued to CCM pursuant to the Subscription Agreement. CCM, an affiliate of the Sponsor, is a broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. Mr. Kerry Propper, Mr. Steven Urbach and Mr. Jonas Grossman, are CCM’s Chairman, Chief Executive Officer and President, respectively, and are each Members and Managers of Chardan Securities LLC, which holds a controlling interest in CCM. Mr. Urbach has all investment and voting power over the 15,000 shares held by CCM. The business address of CCM is 17 State Street, Suite 2130, New York, NY 10004.

(3)
Excludes 4,627,858 CNTQ private warrants, which Warrant Holdings has agreed not to exercise to the extent that Warrant Holdings and its affiliates would be deemed to beneficially own more than 7.5% of the shares of common stock outstanding immediately after giving effect to such exercise. The business address of Warrant Holdings is 17 State Street, 21st Floor, New York, NY 10004.

(4)
Excludes 40,000,000 Earnout Shares of common stock as the earnout contingencies have not yet been met.

(5)
Includes 1,217,906 shares held on behalf of the Phares 2021 GRAT dated July 9, 2021, of which Dr. Phares is trustee.

(6)
Includes 54,393 shares held on behalf of the Nichols GRAT I dated June 14, 2021, and 3,383,142 held on behalf of the Nichols Living Trust 2015, each of which Mr. Nichols is trustee. On November 4, 2022, Dragonfly announced that Mr. Nichols would be leaving Dragonfly on November 7, 2022.

SELLING STOCKHOLDER
This prospectus relates to the possible resale by the selling stockholder, CCM, of shares of common stock that may be issued to CCM pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the ChEF RRA, which we entered into with CCM on October 7, 2022, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by CCM of the shares that may be issued to CCM under the Purchase Agreement.
CCM, as the selling stockholder, may from time to time offer and sell pursuant to this prospectus any or all of the shares that we may sell to CCM under the Purchase Agreement. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares by CCM.
The following table provides, as of the date of this prospectus, information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The percentage of ownership in the table below is based on 43,272,728 shares of common stock outstanding as of November 14, 2022. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of November 14, 2022. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.
Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
Chardan Capital Markets LLC(1)	15,000(2)	*	21,512,027(3)	*

*
Represents less than 1% of the outstanding shares and/or assumes all shares registered hereunder have been resold by CCM.

(1)
The business address of CCM is 17 State Street, Suite 2130, New York, NY 10004. CCM, an affiliate of the Sponsor, is a broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. Mr. Kerry Propper, Mr. Steven Urbach and Mr. Jonas Grossman, are Chardan’s Chairman, Chief Executive Officer and President, respectively, and are each Members and Managers of Chardan Securities LLC, which holds a controlling interest in CCM.

(2)
Represents 15,000 shares issued pursuant to the Subscription Agreement, for which shares Mr. Urbach has all investment and voting power. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that CCM may be required to purchase upon the terms and subject to the conditions and limitations of the Purchase Agreement, because the issuance of such shares of common stock is solely at our discretion and is subject to conditions and limitations contained in the Purchase Agreement, the satisfaction of which are entirely outside of CCM’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchase Agreement prohibits us from issuing and selling any shares of common stock to CCM to the extent such shares of common stock, when aggregated with all other common stock then beneficially owned by CCM and its affiliates, would cause CCM and its affiliates’ beneficial ownership of our common stock to exceed 9.9% of the outstanding voting power or shares of common stock.

(3)
Assumes the sale of all shares being offered pursuant to this prospectus. The actual number of shares of common stock issuable will vary depending on the then current market price of shares of common stock sold to CCM under the ChEF Equity Facility.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a discussion of certain material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the acquisition, ownership and disposition of shares of common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of the common stock who purchase common stock from the selling stockholders pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:
•
financial institutions or financial services entities;

•
broker-dealers;

•
governments or agencies or instrumentalities thereof;

•
regulated investment companies;

•
real estate investment trusts;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more (by vote or value) of our shares;

•
persons subject to the “applicable financial statement” accounting rules under Section 451(b) of the Code;

•
persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
insurance companies;

•
dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;

•
persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•
partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•
tax-exempt entities;

•
controlled foreign corporations; and

•
passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.
This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.
As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:
•
a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•
a foreign corporation; or

•
an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.
Taxation of Distributions
In general, any distributions we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

CHEF EQUITY FACILITY
General
On October 7, 2022, we entered into the Purchase Agreement with CCM, pursuant to which CCM has agreed to purchase from us up to an aggregate of $150 million of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. We also entered into the ChEF RRA, dated as of October 7, 2022, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of common stock that may be issued and sold to CCM under the Purchase Agreement.
We do not have the right to commence any sales of our common stock to CCM under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied (the “Commencement Date”), including that the SEC has declared effective the registration statement that includes this prospectus registering the shares that will be issued and sold to CCM. After the Commencement Date, we will have the right, but not the obligation, from time to time at the Company’s sole discretion, during the term of the Purchase Agreement, to direct CCM to purchase up to a specified maximum amount of shares of common stock as set forth in the Purchase Agreement by delivering written notice to CCM on any trading day, so long as all shares of common stock subject to all prior purchases by CCM under the Purchase Agreement have theretofore been received by CCM electronically as set forth in the Purchase Agreement. The purchase price of the shares of common stock that the Company elects to sell to CCM pursuant to the Purchase Agreement will be determined by reference to the volume weighted average price (“VWAP”) of the common stock during the applicable purchase date on which the Company has timely delivered written notice to CCM directing it to purchase shares of common stock under the Purchase Agreement, less a fixed 3.5% discount to such VWAP. As consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we have agreed to pay a commitment fee of $1 million to CCM (the “Commitment Fee”), payable by way of an additional 3.0% discount to such VWAP until the Commitment Fee has been paid in full.
The Purchase Agreement may be terminated by us at any time after the Commencement Date, at our sole discretion, without any cost or penalty, but subject to the full payment of the Commitment Fee, payable by the Company to CCM pursuant to the conditions set forth in the Purchase Agreement, by giving five trading days written notice to CCM to terminate the Purchase Agreement.
Actual sales of shares of common stock to CCM under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our common stock and determinations by us as to available and appropriate sources of funding for our operations. Under the Purchase Agreement, CCM is not obligated to (but may, at its option, choose to) purchase an amount of shares of common stock to the extent such amount purchased exceeds the amount of shares of common stock equal to the least of: (a) a number of shares that would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by CCM, together with its affiliates, of more than 9.9% of the outstanding voting power or shares of common stock, (b) a number of shares that would cause the aggregate purchase price on the applicable Purchase Date (as defined in the Purchase Agreement) for such purchase to exceed $3 million or (c) a number of shares that would equal 20% of the total number of shares of Common Stock that would count towards the VWAP on the applicable Purchase Date of such purchase.
Immediately following the closing of the Business Combination on October 7, 2022, there were 44,848,686 shares of our common stock outstanding. Although the Purchase Agreement provides that we may sell up to an aggregate of $150 million of our common stock to CCM, only 21,512,027 shares of our common stock are being offered under this prospectus to CCM. Depending on the market prices of our common stock at the time we elect to issue and sell shares to CCM under the Purchase Agreement, we may need to file with the SEC one or more additional registration statements to register the resale under the Securities Act by CCM of additional shares of common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. If all of the 21,512,027 shares offered by CCM under this prospectus were issued and outstanding as of the date hereof, such shares would represent less than 47.9% of the total number of shares of our common stock outstanding as of October 7, 2022. If we elect to issue and sell more than the 21,512,027 shares offered under this prospectus to CCM, which we may have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by CCM is dependent upon the number of shares we sell to CCM under the Purchase Agreement.
Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to CCM.
We have agreed for a period of thirty months from the closing date of the Business Combination, that CCM shall have a right of first refusal to act as a book-running manager or placement manager for public and private offerings and as an exclusive sales agent in any “at-the-market-offering” as defined in Rule 415(a)(4) under the Securities Act. If CCM provides any such additional services, we will enter into separate agreements with CCM in connection with such additional services, containing customary terms and conditions based on the prevailing market for similar services for global, full-service investment banks. We may terminate CCM’s engagement under the Purchase Agreement for cause in the event CCM materially fails to provide the services contemplated hereunder, in which case, our obligations with respect to this right of first refusal will be eliminated.
Other than the limitations described above, and subject to the conditions precedent in the Purchase Agreement, we will control the timing and amount of any sales of our common stock to CCM.
The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions by, among and for the benefit of the parties. There are no limitations on the use of proceeds, financial covenants, participation rights, penalties or liquidated damages in the Purchase Agreement.
Termination
In addition to our sole discretion to terminate the Purchase Agreement, CCM may terminate effective upon ten (10) Trading Days’ prior written notice to the Company, upon the occurrence of certain events, including:
•
any condition, occurrence, state of facts or event constituting a Material Adverse Effect (as defined in the Purchase Agreement) has occurred and is continuing;

•
certain fundamental transactions shall have occurred; or

•
the Company is in breach or default in any material respect of any of its covenants and agreements in the ChEF RRA, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) Trading Days after notice of such breach or default is delivered to the Company.

Unless earlier terminated, the Purchase Agreement will remain in effect until the earliest to occur of (i) the 36-month anniversary of the effective date of this Registration Statement, (ii) the date on which CCM has purchased the total commitment pursuant to the Purchase Agreement, (iii) the date on which our common stock fails to be listed or quoted on Nasdaq or any successor market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any Person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.
No Short Selling or Hedging by CCM
CCM has agreed that neither it nor any entity managed or controlled by CCM (the “Restricted Persons”) shall directly or indirectly, engage in any short sales or hedging of our common stock during any time prior to the termination of the Purchase Agreement, which establishes a new short position with respect to our common stock, taking into account the holdings of all Restricted Persons.

Prohibitions on Certain Specified Transactions
Subject to our right to terminate as described above and for such time the Purchase Agreement is in effect, the Company shall not effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving certain specified transactions. Such restrictions do not include follow-on offerings or follow-on public offerings, in each case where the Company issues or sells any securities with a fixed price. Furthermore, the Company may enter into certain exempt issuances under the Purchase Agreement.
Effect of Performance of the Purchase Agreement on Our Stockholders
All 21,512,027 shares registered in this offering which have been or may be issued or sold by us to CCM under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over the term of the Purchase Agreement commencing on the Commencement Date. The sale by CCM of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to CCM, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to CCM all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement.
If and when we do sell shares to CCM, after CCM has acquired the shares, CCM may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to CCM by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to CCM under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with CCM may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to CCM and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us, subject to the full payment of the Commitment Fee.
The following table sets forth the amount of gross proceeds we would receive from CCM from our sale of shares to CCM under the Purchase Agreement at varying purchase prices:
Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to CCM(2)	Proceeds from the Sale of Shares to CCM Under the Purchase Agreement(1)
$5.00	21,512,027	49.7%	$107,560,135
$6.00	21,512,027	49.7%	$129,072,162
$7.00	21,428,571	49.5%	$149,999,997
$8.00	18,750,000	43.3%	$150,000,000
$9.00	16,666,666	38.5%	$149,999,994
$10.75(3)	13,953,488	32.2%	$149,999,996

(1)
Although the Purchase Agreement provides that we may sell up to $150 million of our common stock to CCM, we are only registering 21,512,027 shares under this prospectus. The actual number of shares of common stock issuable will vary depending on the then current market price of shares of common stock sold to CCM under the ChEF Equity Facility. Accordingly, depending on the assumed average price per share, we may or may not be able to ultimately sell to CCM a number of shares of our common stock with a total value of $150 million under this prospectus.

(2)
The numerator is based on the number of shares issuable at the corresponding assumed purchase price as set forth in the adjacent column. The denominator is based on 43,272,728 shares of our common stock outstanding immediately as of November 14, 2022 adjusted to include the number of shares of our common stock set forth in the adjacent column which we would have sold to CCM, assuming the purchase price in the adjacent column. The numerator is based on the number of shares of our common stock issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column without giving effect to the Beneficial Ownership Limitation.
(3)
The closing sale price of our shares on December 29, 2022.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We are registering the resale by CCM of up to 21,512,027 shares of our common stock. Our common stock may be sold or distributed from time to time by CCM directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.
Although the Purchase Agreement provides that we may sell up to an aggregate of $150 million of shares of common stock to CCM, only 21,512,027 shares of common stock are being registered for resale under the registration statement that includes this prospectus. The actual number of shares of common stock issuable will vary depending on the then current market price of shares of common stock sold to CCM under the ChEF Equity Facility.
The sale of common stock offered by this prospectus could be effected in one or more of the following methods:
•
ordinary brokers’ transactions;

•
transactions involving cross or block trades;

•
through brokers, dealers, or underwriters who may act solely as agents;

•
“at the market” into an existing market for common stock;

•
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•
in privately negotiated transactions;

•
any combination of the foregoing; or

•
any other method permitted pursuant to applicable law.

CCM will act independently of us in making decisions with respect to the timing, manner and size of each sale, subject to the restrictions in the Purchase Agreement. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. CCM reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.
CCM is a selling securityholder and is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
CCM is a registered broker-dealer and FINRA member and has informed us that it presently anticipates effectuating resales, if any, of shares of our common stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such shares that it may acquire from us. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. CCM has informed us that each such broker-dealer (excluding CCM), may receive commissions from CCM for executing such sales for CCM and, if so, such commissions will not exceed customary brokerage commissions.
The purchase price of the shares of common stock that we elect to sell to CCM pursuant to the Purchase Agreement will be determined by reference to the VWAP of the common stock during the applicable purchase date on which we have timely delivered written notice to CCM directing it to purchase shares of common stock under the Purchase Agreement, less a fixed 3.5% discount to such VWAP. Also, as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we have agreed to pay a commitment fee of $1 million to CCM, payable by way of a reduction of the VWAP purchase price under the terms of the Purchase Agreement. The foregoing 3.5% discount and commitment fee will be deemed to be underwriting compensation in connection with sales of the shares of common stock by CCM to the public.
In addition, pursuant to the Purchase Agreement we have agreed to pay a structuring fee of $50,000 to CCM for advising us on the structure of the ChEF Equity Facility in order to establish all necessary corporate and other arrangements for the conduct of the ChEF Equity Facility. We have also agreed to reimburse CCM up to $125,000 for the fees and disbursements of its counsel in connection with the transactions contemplated by the Purchase Agreement and up to $25,000 per fiscal quarter thereafter for up to 36 months, or up to $425,000 in the aggregate, in connection with CCM’s ongoing due diligence review. These fees and reimbursed expenses will be deemed to be underwriting compensation in connection with sales of shares of common stock by CCM to the public.
As described under “Unaudited Pro Forma Condensed Combined Financial Information — PIPE Investment,” CCM acquired 15,000 shares of our common stock in a private placement on October 7, 2022. Such shares will be treated as underwriting compensation in connection with this offering and will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such shares for a period of 180 days beginning on the date of commencement of sales of the public offering under the Purchase Agreement, except as provided in FINRA Rule 5110(e)(2).
The total underwriting compensation to be received in connection with sales of shares of common stock by CCM to the public, as determined under FINRA Rule 5110, will not exceed 8% of the maximum dollar amount of common stock to be sold to the public under the Purchase Agreement.
Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from CCM and/or purchasers of common stock for whom the broker-dealers may act as agent. Neither we nor CCM can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between CCM or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from CCM, and any other required information.
We will pay the expenses incident to the registration, offering, and sale of the shares to CCM. We have agreed to indemnify CCM and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
CCM has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. CCM has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised CCM that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of CCM and its affiliates.
Right of First Refusal
We have agreed, subject to entering into separate agreements containing customary terms and conditions, for a period of thirty months from the closing date of our business combination, that CCM shall have a right of first refusal to act as a book-running manager or placement manager for public and private offerings and as an exclusive sales agent in any “at-the-market-offering” as defined in Rule 415(a)(4) under the Securities Act. This right of first refusal will be deemed to be underwriting compensation in connection with this offering.

Conflicts of Interest
CCM, an affiliate of the Sponsor, is a member of FINRA and is expected to act as an executing broker for the resale of common stock in this offering. The receipt by CCM of all the proceeds from resales of common stock results in a “conflict of interest” under FINRA Rule 5121. Accordingly, such resales will be conducted in compliance with FINRA Rule 5121. To the extent that the shares of common stock do not have a “bona fide public market,” as defined in FINRA Rule 5121, a qualified independent underwriter will participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement. LifeSci Capital, LLC has agreed to act as qualified independent underwriter for this offering and will receive an upfront fee of $100,000 for performing the services required by a qualified independent underwriter under FINRA Rule 5121(a)(2)(A) prior to the filing of the registration statement relating to this offering, including conducting due diligence in connection with this offering and advising of any required changes to the registration statement (the “QIU Services”), and for its ongoing QIU Services during the first year after the date of the Purchase Agreement. In addition, beginning one year after the date of the Purchase Agreement until its termination, LifeSci Capital, LCC will receive quarterly fees of $25,000 for providing QIU Services. The total fees to be received by LifeSci Capital, LLC for its QIU Services will not exceed $300,000 in the aggregate. Pursuant to FINRA Rule 5121, CCM will not confirm resales of common stock to any account over which it exercises discretionary authority without the prior written approval of the customer.
Our common stock is quoted on the Nasdaq under the trading symbol “DFLI.”

LEGAL MATTERS
O’Melveny & Myers LLP has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The financial statements of Dragonfly and its subsidiaries as of December 31, 2021 and December 31, 2020, and for the years then ended, included in this prospectus and in this Registration Statement, have been so included in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firms as experts in auditing and accounting.
The financial statements of CNTQ as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from June 23, 2020 (inception) through December 31, 2020 included in this prospectus have been audited by WithumSmith+Brown, PC (“Withum”), an independent registered public accounting firm, as set forth in their report thereon, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern) appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.
Changes in Registrant’s Certifying Accountant
On October 7, 2022, the Audit Committee informed Withum, the Company’s independent registered public accounting firm prior to the Transactions, that Withum will be dismissed effective following the completion of the Company’s review for the nine month period ended September 30, 2022, which consists only of the pre-Transactions accounts of CNTQ.
The report of Withum on CNTQ’s financial statements as of September 30, 2022, and for the fiscal years ended December 31, 2021 and December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles except for an explanatory paragraph regarding substantial doubt about CNTQ’s ability to continue as a going concern.
During the fiscal years ended December 31, 2021 and December 31, 2020, and the subsequent period through the date of Withum’s dismissal, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report. During the fiscal years ended December 31, 2021 and December 31, 2020, and the subsequent period through September 30, 2022, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act other than the previously disclosed material weakness over financial reporting.
The Company provided Withum with a copy of the foregoing disclosures prior to the filing of this prospectus and requested that Withum furnish a letter addressed to the SEC, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which is does not agree.
On the Closing Date, the Audit Committee approved the engagement of BDO as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2022. BDO served as the independent registered public accounting firm of Legacy Dragonfly prior to the Transactions, including the audit of the consolidated financial statements of Legacy Dragonfly for the fiscal year ending December 31, 2021. During the fiscal years ended December 31, 2020 and December 31, 2021, Legacy Dragonfly did not consult with BDO with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Legacy Dragonfly’s financial statements, and neither a written report nor oral advice was provided to Legacy Dragonfly that BDO concluded was an important factor considered by BDO in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and exhibits.
In addition, we file annual, quarterly and current reports, prospectus and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.dragonflyenergy.com/. Through our website, we make available, free of charge, annual, quarterly and current reports, prospectus and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
CHARDAN NEXTECH ACQUISITION 2 CORP.
DRAGONFLY ENERGY CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Chardan NexTech Acquisition 2 Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Chardan NexTech Acquisition 2 Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2021 and for the period from June 23, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from June 23, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by August 23, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
New York, New York
March 28, 2022
PCAOB ID Number 100

CHARDAN NEXTECH ACQUISITION 2 CORP.
BALANCE SHEETS
	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$799,808	$25,000
Prepaid expenses	302,590	—
Total current assets	1,102,398	25,000
Investments held in Trust Account	128,421,215	—
Total Assets	$129,523,613	$25,000
LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$16,862	$—
Accrued expenses	31,749	1,000
Franchise tax payable	65,600	—
Total current liabilities	114,211	1,000
Warrant liabilities	2,036,258	—
Total Liabilities	2,150,469	1,000
Commitments and Contingencies
Common stock, $0.0001 par value; 12,650,000 and 0 shares at redemption value of $10.15 at December 31, 2021 and December 31, 2020, respectively	128,397,500	—
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,162,500 shares issued and outstanding (excluding 12,650,000 and 12,650,000 shares subject to possible redemption) at December 31, 2021 and December 31, 2020, respectively	317	317
Additional paid-in capital	—	24,683
Accumulated deficit	(1,024,673)	(1,000)
Total Stockholders’ Equity (Deficit)	(1,024,356)	24,000
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ (Deficit) Equity	$129,523,613	$25,000
The accompanying notes are an integral part of these financial statements.

CHARDAN NEXTECH ACQUISITION 2 CORP.
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2021	For the period from June 23, 2020 (inception) through December 31, 2020
Operating and formation costs	$292,074	$1,000
Franchise tax expense	65,600	—
Loss from operations	(357,674)	(1,000)
Warrant issuance costs	(18,797)	—
Loss on sale of private warrants	(1,253,928)	—
Net gain on investments held in Trust Account	23,715	—
Change in fair value of warrant liabilities	3,517,171	—
Net income (loss)	$1,910,487	$(1,000)
Basic weighted average shares outstanding	7,732,021	2,750,000
Basic net income (loss) per common share	$0.25	$(0.00)
Diluted weighted average shares outstanding	7,991,952	2,750,000
Diluted net income (loss) per common share	$0.24	$(0.00)
The accompanying notes are an integral part of these financial statements.

CHARDAN NEXTECH ACQUISITION 2 CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2021 AND THE PERIOD FROM JUNE 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at June 23, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor(1)(2)	3,162,500	317	24,683	—	25,000
Net loss	—	—	—	(1,000)	(1,000)
Balance at December 31, 2020	3,162,500	317	24,683	(1,000)	24,000
Proceeds from Initial Public Offering Costs allocated to Public Warrants (net of offering costs)	—	—	15,052,646	—	15,052,646
Accretion of common stock to redemption amount	—	—	(15,077,329)	(2,934,160)	(18,011,489)
Net income	—	—	—	1,910,487	1,910,487
Balance at December 31, 2021	3,162,500	$317	$—	$(1,024,673)	$(1,024,356)

(1)
Includes up to 412,500 shares of common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On August 18, 2021, the underwriters’ exercised the over-allotment option in full, thus these shares are no longer subject to forfeiture (see Note 6).

(2)
On March 4, 2021, the Company effected a 2.875-for-1 stock split, resulting in 2,875,000 shares of common stock outstanding (see Note 5). On August 10, 2021, the Company effectuated a 1.1-for-1 stock split, resulting in an aggregate of 3,162,500 shares of common stock outstanding (see Note 5). All share and per-share amounts have been retroactively restated to reflect the two stock splits.

The accompanying notes are an integral part of these financial statements.

CHARDAN NEXTECH ACQUISITION 2 CORP.
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2021	For the Period from June 23, 2020 (inception) Through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$1,910,487	$(1,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Warrant issuance costs	18,797	—
Net gain on investments held in Trust Account	(23,715)	—
Loss on sale of private warrants	1,253,928	—
Change in fair value of warrant liabilities	(3,517,171)	—
Changes in operating assets and liabilities:
Accounts payable	16,863
Accrued expenses	30,749	$1,000
Prepaid expenses	(302,590)	—
Franchise tax payable	65,600	—
Net cash used in operating activities	(547,052)	—
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(128,397,500)	—
Net cash used in investing activities	(128,397,500)	—
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriter’s discount paid	126,000,000	—
Proceeds from promissory note – related party	155,000	—
Repayment of promissory note – related party	(155,000)	—
Proceeds from issuance of Founder Shares to Sponsor	—	25,000
Proceeds from sale of private warrants	4,299,500	—
Payment of offering costs	(580,140)	—
Net cash provided by financing activities	129,719,360	25,000
Net Change in Cash	774,808	25,000
Cash – beginning of period	25,000	—
Cash – end of period	$799,808	$25,000
The accompanying notes are an integral part of these financial statements.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Chardan NexTech Acquisition 2 Corp (the “Company”) is a blank check company incorporated in Delaware on June 23, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity for the year ended December 31, 2021 and for the period from June 23, 2020 (inception) through December 31, 2020 relates to the Company’s formation and initial public offering (“Initial Public Offering”) described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement on Form S-1 (the “Registration Statement”) for the Company’s Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, the Company consummated the Initial Public Offering of 11,000,000 units (the “Units” and, with respect to the common stock, par value $0.0001 per share, of the Company included in the Units sold, the “Public Shares”, and with respect to the warrants of the Company included in the Units sold, the “Public Warrants”), at $10.00 per Unit, generating gross proceeds of $110,000,000, which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,361,456 warrants (the “Private Warrants”, together with the Public Warrants, the “Warrants”) at a price of $0.93 per Private Warrant in a private placement to Chardan NexTech 2 Warrant Holdings LLC, a Delaware limited liability company (“Holdings”), an affiliate of Chardan NexTech Investments 2 LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $4,052,000, which is described in Note 4.
The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 1,650,000 Units to cover over-allotments, if any (see Note 6). On August 16, 2021, the underwriters fully exercised the over-allotment option and, on August 18, 2021, purchased an additional 1,650,000 Units (the “Over-Allotment Units”) at a purchase price of $10.00 per Over-Allotment Unit, generating gross proceeds of $16,500,000.
Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 266,402 warrants (the “Over-Allotment Private Warrants”) at a purchase price of $0.93 per Over-Allotment Private Warrant in a private placement to the Holdings, generating gross proceeds of $247,500.
Following the closing of the Initial Public Offering and underwriters’ over-allotment option, an amount of $128,397,500 from the net proceeds of the sale of the Units and Over-Allotment Units and a portion of the proceeds from the sale of the Private Warrants and Over-Allotment Private Warrants was placed in a trust account (the “Trust Account”) and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
Transaction costs related to the issuances described above amounted to $1,080,140, consisting of $500,000 of cash underwriting fees and $580,140 of other offering costs.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The Public Shares subject to redemption was recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Company will have 12 months, or August 13, 2022, from the closing of the Initial Public Offering to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate an initial Business Combination within 12 months, the Company’s insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a Business Combination up to two times by an additional three months each time (for a total of up to 18 months, or February 13, 2023, to complete a Business Combination). If the Company is unable to consummate an initial Business Combination within the above time period, the Company will distribute the aggregate amount then on deposit in the Trust Account, pro rata to the Company’s public stockholders, by way of the redemption of their shares and thereafter cease all operations except for the purposes of winding up of the Company’s affairs. In such event, the warrants will expire and be worthless.
The initial stockholders have agreed to waive their redemption rights with respect to any shares they own in connection with the consummation of the initial Business Combination, including their Founder Shares and Public Shares that they purchase during or after the offering, if any. In addition, the initial stockholders have agreed to waive their rights to liquidating distributions with respect to their Founder Shares if the Company fails to consummate an initial Business Combination within 18 months (assuming both of

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
the three-month extensions were executed) from the closing of this offering. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to receive liquidating distributions with respect to such Public Shares if the Company fails to consummate an initial Business Combination within the required time period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.15 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
As of December 31, 2021, the Company had $799,808 in cash held outside of the Trust Account and working capital of $988,186. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In connection with our assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until February 13, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about its ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 13, 2023.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act Registration Statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less,

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in Net income (loss) from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021, 12,650,000 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from the initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Increases or decreases in the carrying amount of redeemable common stock is affected by charges against additional paid in capital and accumulated deficit.
As of December 31, 2021, the common stock reflected in the balance sheet is reconciled in the following table:
Gross proceeds	$126,500,000
Less:
Proceeds allocated to Public Warrants	(15,180,000)
Issuance costs allocated to common stock	(933,989)
Plus:
Accretion of carrying value to redemption value	18,011,489
Common stock subject to possible redemption	$128,397,500
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $1,080,140, consisting of $500,000 of cash

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
underwriting fees and $580,140 of other offering costs. The Company recorded $933,989 of offering costs as a reduction of temporary equity in connection with the redeemable common stock included in the Units. The Company recorded $127,354 as a reduction of permanent equity in connection with the Public Warrants included in the Units and immediately expensed $18,797 of offering costs in connection with the Private Warrants that were classified as liabilities.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants will be recognized as a non-cash gain or loss on the statements of operations.
The Company accounts for the Private Warrants issued concurrently in connection with the Initial Public Offering in accordance with ASC 815-40, under which the Private Warrants will not meet the criteria for equity classification and must be recorded as liabilities. As the Private Warrants meet the definition of a derivative as contemplated in ASC 815, the Private Warrants will be measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement (“ASC 820”), with changes in fair value recognized in the statements of operations in the period of change.
The Public Warrants are not precluded from equity classification, and are accounted for as such on the date of issuance, and each balance sheet date thereafter.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740 — Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The effective tax rate is less than the U.S. statutory corporate tax rate of 21% because of the unrealized change in fair value of warrant liabilities, which was the biggest factor in net income and is not

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
taxable. The Company had a loss from operations during the year ended December 31, 2021. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) Per Share of Common Stock
Net income (loss) per common share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the Warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 14,115,358 shares in the calculation of diluted income per share, since the exercise of the Warrants are contingent upon the occurrence of future events.
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	For the year ended December 31, 2021	For the period from June 23, 2020 (inception) through December 31, 2020
Basic and diluted net income (loss) per share:
Numerator:
Net income (loss)	$1,910,487	$(1,000)
Denominator:
Basic weighted average shares outstanding	7,732,021	2,750,000
Basic net income (loss) per common share	$0.25	$(0.00)
Diluted weighted average shares outstanding	7,991,952	2,750,000
Diluted net income (loss) per common share	$0.24	$(0.00)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 10 for additional information on assets and liabilities measured at fair value.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if converted method for all convertible instruments. ASU 2020-06 is effective for the Company on January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021 using the full retrospective method of transition. The adoption of ASU 2020-06 did not have a material impact on the financial statements for the fiscal year ended December 31, 2021.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
The Registration Statement for the Company’s Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, the Company completed its Initial Public Offering of 11,000,000 Units, at $10.00 per Unit, generating gross proceeds of $110,000,000. Each Unit consisted of one Public Share, and three-quarters of one Public Warrant. Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per whole share (see Note 7).
The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 1,650,000 additional Units to cover over-allotments, if any (see Note 6). On August 18, 2021, the underwriters fully exercised the over-allotment option and purchased an additional 1,650,000 Over-Allotment Units, generating gross proceeds of $16,500,000.
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, Holdings purchased an aggregate of 4,361,456 private warrants at a price of $0.93 per Private Warrant ($4,052,000 in the aggregate). Each Private Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 7).
The proceeds from the Private Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within 12 months

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
(or up to 18 months if the Company’s time to complete a Business Combination is extended), the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. The Company classifies the outstanding Private Warrants as warrant liabilities on the balance sheet in accordance with the guidance contained in ASC 815-40.
Simultaneously with the closing of the exercise of the over-allotment option (see Note 6), the Company consummated the sale of 266,402 Over-Allotment Private Warrants at a purchase price of $0.93 per Over-Allotment Private Warrant in a private placement to Holdings, generating gross proceeds of $247,500.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On June 23, 2020, the Company issued 1,000,000 shares of common stock for an aggregate price of $25,000 (the “Founder Shares”). On March 4, 2021, the Company effected a 2.875-for-1 stock split of its issued and outstanding shares of common stock, resulting in an aggregate of 2,875,000 shares of common stock issued and outstanding. On August 10, 2021, the Company effectuated a 1.1-for-1 stock split, resulting in an aggregate of 3,162,500 shares of common stock outstanding. Shares and the associated amounts have been retroactively restated in these financial statements to reflect the two stock splits. The Founder Shares include an aggregated of up to 412,500 shares of common stock subject to forfeiture by the initial stockholders to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the initial stockholders would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering.
On August 18, 2021, the underwriters’ exercised the over-allotment option in full, thus these shares are no longer subject to forfeiture (see Note 6).
With certain limited exceptions, of the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination (the “Escrow Period”) or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any ten trading days within any 30-trading day period commencing after the consummation of a Business Combination. The remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until the expiration of the Escrow Period. In either case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property, and either (1) before the expiration of the Escrow Period, then the Founder Shares will be canceled, or (2) after the expiration of the Escrow Period, release the Founder Shares to the initial stockholders.
Promissory Note — Related Party
On July 23, 2020, the Sponsor agreed to loan the Company an aggregate of up to $250,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The promissory note was non-interest bearing, unsecured and was repaid at August 19, 2021. As of December 31, 2021 and December 31, 2020, there was no outstanding balance under the note. The Company cannot make any additional draws under this promissory note.
Administrative Support Agreement
The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
support services. Upon completion of a Business Combination or liquidation, the Company will cease paying these monthly fees. To date, the Company has not exercised its option to use such services.
Related Party Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Company’s initial stockholders, officers and directors or any of their respective affiliates may, but are not obligated to, loan the Company funds as may be required from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would be paid upon consummation of an initial Business Combination, without interest. Loans made by Chardan Capital Markets, LLC or any of its related persons will not be convertible into any of the Company’s securities and Chardan Capital Markets, LLC and its related persons will have no recourse with respect to their ability to convert their loans into any of the Company’s securities. As of December 31, 2021 and December 31, 2020, the Company had no working capital loans outstanding.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration and Stockholder Rights Agreement
The holders of the Founder Shares and Private Warrants (and any shares of common stock issuable upon the exercise of the Private Warrants) will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants (and underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to Registration Statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such Registration Statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 1,650,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On August 18, 2021, the underwriters fully exercised the over-allotment option to purchase an additional 1,650,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $16,500,000. In addition, the underwriters were paid a cash underwriting discount of $500,000 upon the closing of the Initial Public Offering.
Business Combination Marketing Agreement
The Company has engaged Chardan Capital Markets, LLC as an advisor in connection with the Company’s Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination. The Company will pay Chardan Capital Markets, LLC a cash fee for such services upon the consummation of the Company’s initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering. As a result, Chardan Capital Markets, LLC will not be entitled to such fee unless the Company consummates the initial Business Combination.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Related Party Extension Loans
As discussed in Note 1, the Company may extend the period of time to consummate an initial Business Combination two times, for an additional three months each time (for a total of up to 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the initial stockholders or their affiliates or designees must deposit into the Trust Account $1,265,000 ($0.10 per share, or an aggregate of $2,530,000) if extended for each of the full three months), on or prior to the date of the applicable deadline. Any such payments would be made in the form of a loan. The terms of the promissory note to be issued in connection with any such loans have not yet been negotiated. If the Company completes an initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete an initial Business Combination, the Company will not repay such loans. The initial stockholders and their affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete an initial Business Combination.
NOTE 7.   WARRANTS
As of December 31, 2021 and December 31, 2020 there was 9,487,500 and no Public Warrants and 4,627,858 and no Private Warrants outstanding, respectively. Each whole Public Warrant will entitle the holder to purchase one share of common stock at an exercise price of $11.50 per whole share. Each of the Private Warrants is exercisable to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. The proceeds from the sale of the Private Warrants were added to the net proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (and the Private Warrants will expire worthless). The Warrants provide for a cashless exercise which the Company’s management determined to be a net settlement feature with no obligation to settle in cash. The net shares issued in a cashless exercise are based on the fair value of the Company’s common stock at the time the Warrants are exercised.
Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder to purchase from the Company the number of shares of common stock at $11.50 per share. The Public Warrants may only be exercised for a whole number of Warrant Shares by a Registered Holder. No fractional shares will be issued.
A Warrant may be exercised only during the period (“Exercise Period”) commencing 30 days after the completion of the Company’s initial business combination and terminating at 5:00 p.m., New York City time, on the earlier to occur of (i) (A) five years following the completion of the Company’s initial business combination with respect to the Public Warrants, and (B) five years from the effective date of the Registration Statement with respect to the Private Warrants purchased by Chardan NexTech 2 Warrant Holdings LLC, provided that once the Private Warrants are not beneficially owned, directly or indirectly, by Chardan Capital Markets, LLC or any of its related persons anymore, the Private Warrants may not be exercised five years following the completion of the Company’s initial business combination, and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price, each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company (i) may not extend the duration of the Private Warrants by delaying the Expiration Date and (ii) will provide written notice of not less than 10 days to Registered Holders of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.
The Company is not required to issue any fraction of a Warrant Share in connection with the exercise of Warrants, and in any case where the Registered Holder would be entitled under the terms of the Warrants to receive a fraction of a Warrant Share upon the exercise of such Registered Holder’s Warrants, issue or

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
cause to be issued only the largest whole number of Warrant Shares issuable on such exercise (and such fraction of a Warrant Share will be disregarded); provided, that if more than one Warrant certificate is presented for exercise at the same time by the same Registered Holder, the number of whole Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares issuable on exercise of all such Warrants.
The Private Warrants: (i) will be exercisable either for cash or on a cashless basis at the holders option and (ii) will not be redeemable by the Company, in either case as long as the Private Warrants are held by the initial purchasers or any of their permitted transferees (as prescribed in the Subscription Agreement). The Private Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, the Private Warrants (or any securities underlying the Private Warrants) for a period of one hundred eighty (180) days following the effective date of the Registration Statement to anyone other than any member participating in the Public Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period.
All (and not less than all) of the outstanding Warrants may be redeemed, in whole and not in part, at the option of the Company, at any time from and after the Warrants become exercisable, and prior to their expiration, at the office of the Warrant Agent, at the price of $.01 per Warrant (“Redemption Price”); provided that the last sales price of the common stock has been equal to or greater than $16.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) (the “Redemption Trigger Price”), for any ten (10) trading days within a thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given and provided further that there is a current Registration Statement in effect with respect to the shares of common stock underlying the Warrants for each day in the aforementioned 30-day trading period and continuing each day thereafter until the Redemption Date. For avoidance of doubt, if and when the warrants become redeemable by the Company, the Company may exercise its redemption right, even if it is unable to register or qualify the Warrant Shares for sale under all applicable state securities laws.
The Company accounts for the 4,627,858 Private Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the private warrants do not meet the criteria for equity treatment thereunder, each private warrant must be recorded as a liability. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
The Public Warrants are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.
NOTE 8.   STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and December 31, 2020, the Company had no issued or outstanding shares of preferred stock.
Common stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. On December 31, 2021 and December 31, 2020, there were 15,812,500 shares of common stock issued and outstanding, including 12,650,000 shares of common stock subject to possible redemption. Of the 15,812,500 shares of common stock outstanding, up to 412,500 shares were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On August 16, 2021, the underwriters’ exercised the over-allotment option in full (see Note 6), thus these shares are no longer subject to forfeiture.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended and Restated Certificate of Incorporation or bylaws, or as required by applicable law or stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders (other than the election of directors).
NOTE 9.   INCOME TAX
The Company’s net deferred tax assets (liabilities) as of December 31, 2021 is as follows:
Deferred tax assets:
Start-up costs	$61,335
Net operating loss carryforwards	298,437
Total deferred tax assets	359,772
Valuation allowance	(354,792)
Deferred tax liabilities:
Unrealized gain on investments	(4,980)
Total deferred tax liabilities	(4,980)
Deferred tax assets, net of allowance	$—
The income tax provision for the year ended December 31, 2021 consists of the following:
Federal
Current	$—
Deferred	(354,792)
State
Current	—
Deferred	—
Change in valuation allowance	354,792
Income tax provision	$—
As of December 31, 2021, the Company has available U.S. federal operating loss carry forwards of approximately $357,674 that may be carried forward indefinitely.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the valuation allowance was $354,792.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of derivative warrant liabilities	(40.8)%
Non-deductible transaction costs	0.2%
Change in valuation allowance	19.6%
Income tax provision	0.0%
Deferred tax assets were deemed to be de minimis as of December 31, 2020.
NOTE 10.   FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Investments held in Trust Account:
Money Market investments	$128,421,215	$128,421,215	$—	$—
Liabilities
Warrant liabilities – Private warrants	$2,036,258	$—	$—	$2,036,258
The Company did not have any assets or liabilities measured at fair value as of December 31, 2020.
The Company utilizes a Black-Scholes method to value the Private Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liabilities is determined using Level 3 inputs. Inherent in a Black-Scholes model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the Private Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The following table provides the significant inputs to the Black-Scholes method for the fair value of the Private Warrants:
	Initial Measurement	As of December 31, 2021
Stock price	$10.00	$9.97
Strike price	$11.50	$11.50
Dividend yield	—%	—%
Remaining term (in years)	5.00	4.61
Volatility	19.0%	9.1%
Risk-free rate	0.81%	1.20%
Fair value of warrants	$1.20	$0.44

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:
Warrant Liabilities
Fair value as of June 23, 2020 (inception)	—
Initial measurement	5,553,429
Change in valuation inputs or other assumptions	(3,517,171)
Fair value as of December 31, 2021	2,036,258
Transfers to/from Levels 1, 2, and 3 are recognized the beginning of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy for the period from June 23, 2020 (inception) through December 31, 2021.
The Company recognized gains in connection with changes in the fair value of warrant liabilities of $3,517,171 within change in fair value of warrant liabilities in the Statements of Operations for the year ended December 31, 2021 and $0 for the period from June 23, 2020 (inception) through December 31, 2020.
NOTE 11.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

CHARDAN NEXTECH ACQUISITION 2 CORP.
CONDENSED BALANCE SHEETS
	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash	$316,023	$799,808
Prepaid expenses	171,026	302,590
Total Current Assets	487,049	1,102,398
Assets held in Trust Account	31,995,703	128,421,215
Total Assets	$32,482,752	$129,523,613
LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$990,587	$16,862
Accrued expenses	32,759	31,749
Franchise tax payable	150,000	65,600
Promissory note – related party	400,000	—
Income tax payable	39,340	—
Total Current Liabilities	1,612,686	114,211
Warrant liabilities	1,989,979	2,036,258
Total Liabilities	3,602,665	2,150,469
Commitments and Contingencies
Common stock subject to possible redemption, $0.0001 par value; 3,093,348 and 12,650,000 shares at approximately $10.25 and $10.15 per share at September 30, 2022 and December 31, 2021, respectively	31,706,363	128,397,500
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,162,500 shares issued and outstanding (excluding 3,093,348 and 12,650,000 shares subject to possible redemption) at September 30, 2022 and December 31, 2021, respectively	317	317
Additional paid-in capital	—	—
Accumulated deficit	(2,826,593)	(1,024,673)
Total Stockholders’ Deficit	(2,826,276)	(1,024,356)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$32,482,752	$129,523,613
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHARDAN NEXTECH ACQUISITION 2 CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
Operating and formation costs	$999,216	$92,234	$1,623,500	$93,068
Franchise tax expense	50,000	24,034	150,656	24,034
Loss from operations	(1,049,216)	(116,268)	(1,774,156)	(117,102)
Warrant issuance costs	—	(18,797)	—	(18,797)
Loss on sale of private warrants	—	(1,253,929)	—	(1,253,929)
Net gain on investments held in Trust Account	279,627	7,023	469,109	7,023
Change in fair value of warrant liability	(1,110,686)	4,072,514	46,279	4,072,514
Net income (loss) before income taxes	$(1,880,275)	$2,690,543	$(1,258,768)	$2,689,709
Income tax expense	(39,340)	—	(39,340)	—
Net income (loss)	$(1,919,615)	$2,690,543	$(1,298,108)	$2,689,709
Basic weighted average shares outstanding	10,307,037	9,453,125	13,957,179	5,008,929
Basic net income (loss) per common share	$(0.19)	$0.28	$(0.09)	$0.54
Diluted weighted average shares outstanding	10,307,037	9,672,826	13,957,179	5,356,456
Diluted net income (loss) per common share	$(0.19)	$0.28	$(0.09)	$0.50
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHARDAN NEXTECH ACQUISITION 2 CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Three and Nine Months Ended September 30, 2022
	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 2021	3,162,500	$317	$—	$(1,024,673)	$(1,024,356)
Net income	—	—	—	1,191,840	1,191,840
Balance at March 31, 2022 (unaudited)	3,162,500	317	—	167,167	167,484
Net loss	—	—	—	(570,333)	(570,333)
Balance at June 30, 2022 (unaudited)	3,162,500	317	—	(403,166)	(402,849)
Accretion of common stock to redemption amount	—	—	—	(503,812)	(503,812)
Net loss	—	—	—	(1,919,615)	(1,919,615)
Balance at September 30, 2022 (unaudited)	3,162,500	$317	$—	$(2,826,593)	$(2,826,276)
For the Three and Nine Months Ended September 30, 2021
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 2020	3,162,500	$317	$24,683	$(1,000)	$24,000
Net income	—	—	—	—	—
Balance at March 31, 2021 (unaudited)	3,162,500	317	24,683	(1,000)	24,000
Net loss	—	—	—	(834)	(834)
Balance at June 30, 2021 (unaudited)	3,162,500	317	24,683	(1,834)	23,166
Proceeds from Initial Public Offering Costs allocated to Public Warrants (net of offering costs)	—	—	15,052,646	—	15,052,646
Accretion of common stock to redemption amount	—	—	(15,077,329)	(2,934,160)	(18,011,489)
Net income	—	—	—	2,690,543	2,690,543
Balance at September 30, 2021 (unaudited)	3,162,500	$317	$—	$(245,451)	$(245,134)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHARDAN NEXTECH ACQUISITION 2 CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	For the Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$(1,298,108)	$2,689,709
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Warrant issuance costs	—	18,797
Net gain on investments held in Trust Account	(469,109)	(7,023)
Loss on sale of private warrants	—	1,253,928
Change in fair value of warrant liability	(46,279)	(4,072,514)
Changes in operating assets and liabilities:
Accounts payable	973,726	—
Accrued expenses	1,010	—
Prepaid expenses	131,564	(366,584)
Income tax payable	39,340	—
Franchise tax payable	84,400	24,034
Net cash used in operating activities	(583,456)	(459,653)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for payment of taxes	99,671	—
Cash withdrawn from Trust Account for payment to redeeming stockholders	97,194,950	—
Cash deposited into Trust Account	(400,000)	(128,397,500)
Net cash provided by (used in) investing activities	96,894,621	(128,397,500)
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriter’s discount paid	—	126,000,000
Proceeds from promissory note – related party	400,000	155,000
Payment to redeeming stockholders	(97,194,950)	—
Repayment of promissory note – related party	—	(155,000)
Proceeds from sale of private warrants	—	4,299,500
Offering costs paid	—	(580,139)
Net cash provided by (used in) financing activities	(96,794,950)	129,719,361
Net Change in Cash	(483,785)	862,208
Cash – Beginning of Period	799,808	25,000
Cash – End of Period	$316,023	$887,208
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Chardan NexTech Acquisition 2 Corp (the “Company” or “Chardan”) is a blank check company incorporated in Delaware on June 23, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2022, the Company had not yet commenced any operations. All activity for the period from June 23, 2020 (Inception) through September 30, 2022 relates to the Company’s formation and initial public offering (“Initial Public Offering”) described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement on Form S-1 (the “Registration Statement”) for the Company’s Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, the Company consummated the Initial Public Offering of 11,000,000 units (the “Units” and, with respect to the common stock, par value $0.0001 per share, of the Company included in the Units sold, the “Public Shares”, and with respect to the warrants of the Company included in the Units sold, the “Public Warrants”), at $10.00 per Unit, generating gross proceeds of $110,000,000, which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,361,456 warrants (the “Private Warrants”, together with the Public Warrants, the “Warrants”) at a price of $0.93 per Private Warrant in a private placement to Chardan NexTech 2 Warrant Holdings LLC, a Delaware limited liability company (“Warrant Holdings” or “Holdings”), an affiliate of Chardan NexTech Investments 2 LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $4,052,000, which is described in Note 4.
The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 1,650,000 Units to cover over-allotments, if any (see Note 6). On August 16, 2021, the underwriters fully exercised the over-allotment option and, on August 18, 2021, purchased an additional 1,650,000 Units (the “Over-Allotment Units”) at a purchase price of $10.00 per Over-Allotment Unit, generating gross proceeds of $16,500,000.
Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 266,402 warrants (the “Over-Allotment Private Warrants”) at a purchase price of $0.93 per Over-Allotment Private Warrant in a private placement to the Holdings, generating gross proceeds of $247,500.
Following the closing of the Initial Public Offering and underwriters’ over-allotment option, an amount of $128,397,500 from the net proceeds of the sale of the Units and Over-Allotment Units and a portion of the proceeds from the sale of the Private Warrants and Over-Allotment Private Warrants was placed in a trust account (the “Trust Account”) and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
Transaction costs related to the issuances described above amounted to $1,080,140, consisting of $500,000 of cash underwriting fees and $580,140 of other offering costs.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The Public Shares subject to redemption was recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Company had 12 months, or until August 13, 2022, from the closing of the Initial Public Offering to consummate an initial Business Combination. However, prior to such date, the Stockholders (as defined in this Note 1) approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), to extend the date by which the Company must complete a Business Combination, as further discussed in this Note 1.
The initial stockholders have agreed to waive their redemption rights with respect to any shares they own in connection with the consummation of the initial Business Combination, including their Founder Shares and Public Shares that they purchase during or after the offering, if any. In addition, the initial stockholders have agreed to waive their rights to liquidating distributions with respect to their Founder Shares if the Company fails to consummate an initial Business Combination within 18 months (assuming both of the three-month extensions were executed) from the closing of this offering. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to receive liquidating distributions with respect to such Public Shares if the Company fails to consummate an initial Business Combination within the required time period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.15 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Business Combination Agreement
On May 15, 2022, Chardan entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dragonfly Energy Corp., a Nevada corporation (“Dragonfly”), and Bronco Merger Sub, Inc., a Nevada corporation and a direct, wholly owned subsidiary of Chardan (“Merger Sub”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:
(i)
at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions of the Merger Agreement, in accordance with applicable provisions of the Nevada Revised Statutes (“NRS”) and the Delaware General Corporation Law (“DGCL”), Merger Sub will merge with and into Dragonfly, the separate corporate existence of Merger Sub ceased and Dragonfly was the surviving corporation and a wholly owned subsidiary of Chardan (the “Merger”);

(ii)
at the Closing, Chardan changed its name to “Dragonfly Energy Holdings Corp.” and is referred to herein as “New Dragonfly”;

(iii)
as a result of the Merger, among other things, all shares of capital stock of Dragonfly outstanding as of immediately prior to the effective time of the Merger were canceled in exchange for the right to receive shares of common stock, par value $0.0001 per share, of New Dragonfly (“New Dragonfly Common Stock”);

(iv)
as a result of the Merger, each Dragonfly option outstanding as of immediately prior to the effective time of the Merger converted into the right to receive a New Dragonfly option, subject to certain exceptions and conditions as set forth in the Merger Agreement;

(v)
at the Closing, 40,000,000 shares of New Dragonfly Common Stock became issuable to existing holders of Dragonfly capital stock or pursuant to the aforementioned converted options; and

(vi)
following the Closing, existing holders of Dragonfly capital stock will have the right to receive up to an aggregate of 40,000,000 additional shares of New Dragonfly Common Stock in three tranches as follows:

(A)
New Dragonfly shall issue 15,000,000 shares of New Dragonfly common stock in the aggregate, if, as disclosed in the Annual Report on Form 10-K for the fiscal year ending December 31, 2023 for New Dragonfly filed with the United States Securities and Exchange Commission (the “SEC”), New Dragonfly’s (x) total audited revenue for the year ended December 31, 2023 is equal to or greater than $250,000,000, and (y) audited operating income for the year ended December 31, 2023 is equal to or greater than $35,000,000;

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(B)
New Dragonfly shall issue an additional 12,500,000 shares of New Dragonfly common stock, in the aggregate (the “Second Earnout”), if at any time during the period beginning on the Closing Date and ending on December 31, 2026, the VWAP of the New Dragonfly common stock over any 20 Trading Days (which may or may not be consecutive) within any 30 consecutive Trading Day period is greater than or equal to $22.50 per share of New Dragonfly common stock (the “Second Milestone”); and

(C)
New Dragonfly shall issue an additional 12,500,000 shares of New Dragonfly common stock, in the aggregate (the “Third Earnout”), if at any time during the period beginning on the Closing Date and ending on December 31, 2028, the VWAP of the New Dragonfly common stock over any 20 Trading Days (which may or may not be consecutive) within any 30 consecutive Trading Day period is greater than or equal to $32.50 per share of New Dragonfly common stock (the “Third Milestone”).

Upon the occurrence of the Third Milestone, if the Second Milestone has yet to occur, the Second Milestone will be deemed to have occurred simultaneously with the Third Milestone and the holders of Dragonfly capital stock shall be entitled to receive the Second Earnout as if the Second Milestone had occurred on or prior to December 31, 2026, provided, however, that such date shall only occur once, if at all, and in no event shall such holders be collectively entitled to receive more than an aggregate of 40,000,000 additional shares of New Dragonfly Common Stock.
The Board of Directors of Chardan (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Chardan.
Upon the consummation of the business combination, the Board will be composed of seven members, five of whom will be designated by Dragonfly and two of whom will be designated by Chardan.
On May 15, 2022, concurrently with the execution of the Merger Agreement, Chardan entered into a subscription agreement (the “Subscription Agreement”) with the Sponsor (the “PIPE Investor”). Pursuant to and subject to the terms and conditions contained in the Subscription Agreement, the PIPE Investor has subscribed to purchase up to 500,000 shares of New Dragonfly Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of up to $5,000,000 (the “PIPE Investment”).
The Merger Agreement contains customary representations and warranties by Chardan, Merger Sub, and Dragonfly. The representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.
The Merger Agreement contains additional covenants, including, among others, providing for (i) the parties to conduct their respective businesses in the ordinary course through the Closing, (ii) the parties to not initiate any negotiations or enter into any agreements for certain alternative transactions, (iii) Dragonfly to prepare and deliver to Chardan certain audited and unaudited consolidated financial statements of Dragonfly, (iv) Chardan to prepare and file a proxy statement/registration statement on Form S-4 and take certain other actions to obtain the requisite approval of Chardan stockholders of certain proposals regarding the Merger, (v) the parties to use commercially reasonable efforts to obtain necessary approvals from governmental agencies and (vi) to the extent Closing has not occurred by August 10, 2022, then, pursuant to Chardan’s organizational documents, Chardan shall extend the deadline to consummate its initial business combination by an additional three months from the Termination Date (as defined in Chardan’s Amended and Restated Certificate of Incorporation as in effect on May 15, 2022) (such date, the “Extended Termination Date”); provided that if the Closing has not occurred by the date that is two business days prior to the Extended Termination Date, Chardan shall extend the deadline to consummate its initial business combination by an additional three months from the Extended Termination Date.
On July 12, 2022, the Company, Dragonfly and Merger Sub entered into that certain Amendment to the Agreement and Plan of Merger, between the Company, Dragonfly and Merger Sub (the “Amendment”),

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
which amended the Merger Agreement to, among other things, reflect a $15 million increase in the consideration to be issued in the business combination in connection with Dragonfly entering into a Stock Purchase Agreement with THOR Industries, Inc. (“THOR”), dated as of July 12, 2022, whereby for $15 million in cash, THOR purchased 1,267,502 shares of Dragonfly common stock (the “THOR Investment”). In connection with the THOR Investment, THOR and Dragonfly will enter into a commercial arrangement pursuant to which (i) THOR and certain of THOR’s affiliates will, among other things, transition to lithium-ion batteries manufactured and sold by Dragonfly, and (ii) Dragonfly will, among other things, grant certain board observer rights (with customary limitations) to THOR. Other than as expressly modified by the Amendment, the Merger Agreement remains in full force and effect.
Special Meeting to Amend Charter and Investment Management Trust Agreement
On August 5, 2022, Chardan held a special meeting (the “Special Meeting”), at which holders of 11,331,512 shares of common stock of Chardan, par value $0.0001 per share (“Chardan Common Stock”), were present in person or by proxy, representing approximately 71.66% of the voting power of the 15,812,500 shares of Chardan Common Stock issued and outstanding entitled to vote at the Special Meeting at the close of business on July 11, 2022, which was the record date (the “Record Date”) for the Special Meeting. Stockholders of record as of the close of business on the Record Date are referred to herein as “Stockholders.”
At the Special Meeting, the Stockholders approved the proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to provide the Company’s officers, directors, initial stockholders and Chardan NexTech 2 Warrant Holdings, LLC (collectively, the “Insiders”) the ability to extend the date by which the Company must complete a business combination up to three (3) times for an additional one (1) month each time (for a maximum of three (3) one-month extensions) upon the deposit into the trust account (the “Trust Account”) by the Insiders, their affiliates or designees of $200,000 upon five days’ advance notice prior to August 13, 2022 (or such other applicable deadline) (the “Extension,” and such proposal, the “Charter Amendment”). On July 29, 2022, to effectuate the Charter Amendment, the board of directors of the Company (the “Board”) approved and adopted the Second Amended and Restated Memorandum and Articles of Association of the Company (the “Second A&R Charter”).
In connection with the Charter Amendment, Stockholders elected to redeem 9,556,652 shares of Chardan Common Stock, representing approximately 60.44% of the issued and outstanding shares of Chardan Common Stock and 75.55% of the issued outstanding Chardan Common Stock sold in the IPO, resulting in the distribution of $97,194,950 from the Trust Account to the redeeming Stockholders. Following such redemptions, approximately $31,460,579 remains in the Trust Account and 6,255,848 shares of Chardan Common Stock will remain issued and outstanding.
In addition, at the Special Meeting, the Stockholders approved the proposal to amend the Investment Management Trust Agreement, dated August 10, 2021 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Company (the “Trustee”) to authorize the Extension and its implementation by the Company (the “Trust Amendment Proposal”). On July 29, 2022, to effectuate the Trust Amendment Proposal, the Board approved and adopted Amendment No. 1 to the Investment Management Trust Agreement (the “Trust Agreement Amendment”).
Other Agreements
The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:
Registration Rights & Certain Restrictions on Transfer
The Merger Agreement contemplates that, at the Closing, New Dragonfly, Chardan NexTech Investments 2 LLC, a Delaware limited liability company (the “Sponsor”), Chardan’s initial stockholders, certain stockholders of Dragonfly and certain of each of their respective affiliates, as applicable, and the other

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
parties thereto, will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which New Dragonfly will agree to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of New Dragonfly Common Stock and other equity securities of New Dragonfly that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights. Additionally, the Registration Rights Agreement and the Bylaws of New Dragonfly contain certain restrictions on transfer with respect to (i) shares of New Dragonfly Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of New Dragonfly Common Stock held by the Dragonfly Stockholders immediately following the Closing (other than any shares purchased in the public market or in the PIPE Investment) and (ii) any Earnout Shares (as defined in the Merger Agreement) issued within six (6) months of the closing date and any shares of New Dragonfly Common Stock issued with respect to or in exchange for such Earnout Shares (the “Lock-up Shares”). Such restrictions begin at the Closing and end on the date that is six months after Closing.
Sponsor Support Agreement
On May 15, 2022, the Sponsor, Chardan and Dragonfly entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and against any proposal that would reasonably be expected to result in (x) a breach of any of Chardan’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or in any Ancillary Agreements or (y) any Closing conditions set forth in Section 9.1 or 9.3 or the Merger Agreement not being satisfied, (ii) retain and not redeem its holdings in Chardan prior to the Closing, (iii) be subject to certain transfer restrictions with respect to its holdings in Chardan and (iv) be bound by certain provisions of the Merger Agreement as if it were an original signatory thereto, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
Subscription Agreement
On May 15, 2022, concurrently with the execution of the Merger Agreement, Chardan entered into a subscription agreement (the “Subscription Agreement”) with the Sponsor (the “PIPE Investor”). Pursuant to and subject to the terms and conditions contained in the Subscription Agreement, the PIPE Investor has subscribed to purchase up to 500,000 shares of New Dragonfly Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of up to $5,000,000 (the “PIPE Investment”).
As set forth in the Subscription Agreement, the PIPE Investor may purchase shares of the Chardan common stock, par value $0.0001 per share (“Chardan Common Stock”) in the open market, and reduce (i) its purchase price under the Subscription Agreement by an amount equal to the number of shares that the PIPE Investor purchased in the open market multiplied by the per share redemption amount received by public stockholders who elect to redeem their shares prior to the Closing and (ii) the number of shares it subscribed for by an amount equal to the number of Shares Subscriber purchased in the open market and not redeemed as contemplated above. The PIPE Investor agreed that it will not exercise its right to vote any shares it may purchase in the open market following the date of the Subscription Agreement and prior to the Closing, in connection with any vote to approve the Merger.
The PIPE Investment was consummated substantially concurrently with the Closing.
Debt Commitment Letter
On May 15, 2022, Chardan and Dragonfly entered into a commitment letter (the “Debt Commitment Letter”), with EICF Agent LLC (“EIP”) and CCM Investments 5 LLC, an affiliate of the Sponsor (“CCM 5”, and collectively with EIP, the “Initial Lenders”), pursuant to which the Initial Lenders have agreed to provide Dragonfly with a senior secured term loan facility in an aggregate principal amount of $75,000,000 (the “Term Loan Facility”) subject to the satisfaction of a number of specified conditions set

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
forth in the Debt Commitment Letter. CCM 5 intends to backstop its commitment under the Debt Commitment Letter by entering into a backstop commitment letter (the “Backstop Commitment Letter”) with certain third party financing sources prior to the Closing Date.
The proceeds of the Term Loan Facility will be used (i) to support the Merger, (ii) to repay all outstanding PIUS Debt and other obligations of Dragonfly, (iii) to pay for fees and expenses in connection with the foregoing, (iv) to provide additional growth capital and (v) for other general/corporate purposes. The Term Loan Facility must be fully drawn on the Closing Date, will mature four years from the Closing Date and will be subject to quarterly amortization of 5% per annum beginning 24 months after the Closing Date. Chardan will be a guarantor under the Term Loan Facility.
As part of the consideration for the Term Loan Facility, New Dragonfly will also issue to the Initial Lenders (but not CCM 5 to the extent it has not backstopped its commitment pursuant to the Backstop Commitment Letter) on the Closing Date: (i) penny warrants (the “Penny Warrants”) exercisable to purchase 3.6% of New Dragonfly’s common stock on a fully-diluted basis, calculated as of the Closing Date, and (ii) warrants (the “$10 Per Share Warrants”) exercisable to purchase 1.6 million shares of New Dragonfly’s common stock at $10 per share. The Penny Warrants will have an exercise period of ten years from the date of issuance. The $10 Per Share Warrants will have an exercise period of five years from the date of issuance and will have customary cashless exercise provisions. The warrants will have standard anti-dilution protections. The shares of New Dragonfly common stock issuable upon exercise of the warrants shall have customary registration rights requiring New Dragonfly to file and keep effective a registration statement registering the resale of such shares.
Equity Facility Letter Agreement
On May 15, 2022, Chardan, Dragonfly and CCM 5 (the “Equity Facility Investor”) entered into a letter agreement (together with the Summary of Indicative Terms attached as an exhibit thereto, the “Equity Facility Letter Agreement”) pursuant to which Chardan and Dragonfly agreed to enter into definitive documentation (the “Equity Facility Definitive Documentation”) to establish a committed equity facility (the “Equity Facility”) prior to the Closing. The Equity Facility Definitive Documentation will contain terms that are consistent with the Equity Facility Letter Agreement and customary for documentation of this nature. Pursuant to and subject to the conditions to be set forth in the Equity Facility Definitive Documentation, New Dragonfly will have the right from time to time at its option to direct the Equity Facility Investor to purchase up to a specified maximum amount of shares of New Dragonfly common stock, up to a maximum aggregate purchase price of $150,000,000 over the 36-month term of the Equity Facility Letter Agreement.
The foregoing descriptions of the Merger Agreement, form of the Registration Rights Agreement, the Sponsor Support Agreement, the Subscription Agreement, the Debt Commitment Letter and the Equity Facility Letter Agreement and the transactions and documents contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, form of the Registration Rights Agreement, the Sponsor Support Agreement, the Subscription Agreement, the Debt Commitment Letter and the Equity Facility Letter Agreement, copies of which were filed on Form 8-K, as filed on May 16, 2022.
The Merger Agreement, the Registration Rights Agreement, the Sponsor Support Agreement, the Subscription Agreement, the Debt Commitment Letter and the Equity Facility Letter Agreement have been included to provide investors with information regarding their terms. They are not intended to provide any other factual information about Chardan, Dragonfly, or their affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement, the Registration Rights Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Subscription Agreement, the Debt Commitment Letter and the Equity Facility Letter Agreement and the other documents related thereto were made only for purposes of such agreements as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, the Registration Rights Agreement, the Sponsor Support Agreement,

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
the Subscription Agreement, the Debt Commitment Letter and the Equity Facility Letter Agreement, as applicable, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement, the Sponsor Support Agreement, the Subscription Agreement, the Debt Commitment Letter or the Equity Facility Letter Agreement, as applicable, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, the Registration Rights Agreement, the Sponsor Support Agreement, the Subscription Agreement, the Debt Commitment Letter or the Equity Facility Letter Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, the Registration Rights Agreement, the Sponsor Support Agreement, the Subscription Agreement, the Debt Commitment Letter or the Equity Facility Letter Agreement, as applicable, which subsequent information may or may not be fully reflected in Chardan’s public disclosures.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.
NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s annual report on Form 10-K as filed with the SEC on March 29, 2022. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act Registration Statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.
Cash and Investments Held in Trust Account
The Company’s portfolio of investments is comprised of cash and U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in Net income from investments held in Trust

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. At September 30, 2022, cash held in the Trust Account was $31,995,703. As of December 31, 2021, investments held in the Trust Account were $128,421,215.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. On August 5, 2022, in connection with the Charter Amendment, 9,556,652 shares of Chardan common stock were redeemed, resulting in the distribution of $97,194,950 from the Trust Account to the redeeming stockholders. Following such redemptions, approximately $31,460,579 million remained in the Trust Account and 6,255,848 shares of Common Stock remained issued and outstanding. Accordingly, as of September 30, 2022 and December 31, 2021, 3,093,348 and 12,650,000 shares of common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s unaudited condensed consolidated balance sheets. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from the initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and retained earnings (accumulated deficit).
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Increases or decreases in the carrying amount of redeemable common stock is affected by charges against additional paid -in capital and retained earnings (accumulated deficit).
As of September 30, 2022 and December 31, 2021, the common stock reflected in the unaudited condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds	$126,500,000
Less:
Proceeds allocated to Public Warrants	(15,180,000)
Issuance costs allocated to common stock	(933,989)
Plus:
Accretion of common stock to redemption amount	18,011,489
Common stock subject to possible redemption at December 31, 2021	128,397,500
Less:
Redemption of common stock by stockholders	(97,194,950)
Plus:
Accretion of common stock to redemption amount	503,812
Common stock subject to possible redemption at September 30, 2022	$31,706,363
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $1,080,140, consisting of $500,000 of cash underwriting fees and $580,140 of other offering costs. The Company recorded $933,989 of offering costs as a reduction of temporary equity in connection with the redeemable common stock included in the Units. The Company recorded $127,354 as a reduction of permanent equity in connection with the Public Warrants included in the Units and immediately expensed $18,797 of offering costs in connection with the Private Warrants that were classified as liabilities.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants will be recognized as a non-cash gain or loss on the unaudited condensed consolidated statements of operations.
The Company accounts for the Private Warrants issued concurrently in connection with the Initial Public Offering in accordance with ASC 815-40, under which the Private Warrants will not meet the criteria for equity classification and must be recorded as liabilities. As the Private Warrants meet the definition of a derivative as contemplated in ASC 815, the Private Warrants will be measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement (“ASC 820”), with changes in fair value recognized in the unaudited condensed consolidated statements of operations in the period of change.
The Public Warrants are not precluded from equity classification, and are accounted for as such on the date of issuance, and each balance sheet date thereafter.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the unaudited condensed consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
amounts accrued for interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) Per Share of Common Stock
The Company complies with accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per common share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period.
The Company has not considered the effect of the Warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 14,115,358 shares in the calculation of diluted income (loss) per share, since the exercise of the Warrants are contingent upon the occurrence of future events.
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
Basic and diluted net income (loss) per share:
Numerator:
Net income (loss)	$(1,919,615)	$2,690,543	$(1,298,108)	$2,689,709
Denominator:
Basic weighted average shares outstanding	10,307,037	9,453,125	13,957,179	5,008,929
Basic net income (loss) per share	$(0.19)	$0.28	$(0.09)	$0.54
Diluted weighted average shares outstanding	10,307,037	9,672,826	13,957,179	5,356,456
Diluted net income (loss) per share	$(0.19)	$0.28	$(0.09)	$0.50
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The carrying amounts reflected in the unaudited condensed consolidated balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 10 for additional information on assets and liabilities measured at fair value.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
The Registration Statement for the Company’s Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, the Company completed its Initial Public Offering of 11,000,000 Units, at $10.00 per Unit, generating gross proceeds of $110,000,000. Each Unit consisted of one Public Share, and three-quarters of one Public Warrant. Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per whole share (see Note 7).
The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 1,650,000 additional Units to cover over-allotments, if any (see Note 6). On August 18, 2021, the underwriters fully exercised the over-allotment option and purchased an additional 1,650,000 Over-Allotment Units, generating gross proceeds of $16,500,000.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, Holdings purchased an aggregate of 4,361,456 Private Warrants at a price of $0.93 per Private Warrant ($4,052,000 in the aggregate). Each Private Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 7).
The proceeds from the Private Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within 12 months (or up to 18 months if the Company’s time to complete a Business Combination is extended), the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. The Company classifies the outstanding Private Warrants as warrant liabilities on the unaudited condensed consolidated balance sheet in accordance with the guidance contained in ASC 815-40.
Simultaneously with the closing of the exercise of the over-allotment option (see Note 6), the Company consummated the sale of 266,402 Over-Allotment Private Warrants at a purchase price of $0.93 per Over-Allotment Private Warrant in a private placement to Holdings, generating gross proceeds of $247,500.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On June 23, 2020, the Company issued 1,000,000 shares of common stock for an aggregate price of $25,000 (the “Founder Shares”). On March 4, 2021, the Company effected a 2.875-for-1 stock split of its

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
issued and outstanding shares of common stock, resulting in an aggregate of 2,875,000 shares of common stock issued and outstanding. On August 10, 2021, the Company effectuated a 1.1-for-1 stock split, resulting in an aggregate of 3,162,500 shares of common stock outstanding. Shares and the associated amounts have been retroactively restated in these unaudited condensed consolidated financial statements to reflect the two stock splits. The Founder Shares include an aggregated of up to 412,500 shares of common stock subject to forfeiture by the initial stockholders to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the initial stockholders would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering.
On August 18, 2021, the underwriters’ exercised the over-allotment option in full, thus these shares are no longer subject to forfeiture (see Note 6).
With certain limited exceptions, 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination (the “Escrow Period”) or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any ten trading days within any 30-trading day period commencing after the consummation of a Business Combination. The remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until the expiration of the Escrow Period. In either case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property, and either (1) before the expiration of the Escrow Period, then the Founder Shares will be canceled, or (2) after the expiration of the Escrow Period, release the Founder Shares to the initial stockholders.
Promissory Note — Related Party
On July 23, 2020, the Sponsor agreed to loan the Company an aggregate of up to $250,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The promissory note was non-interest bearing, unsecured and was repaid at August 19, 2021. As of September 30, 2022 and December 31, 2021, there was no outstanding balance under the note. The Promissory Note is no longer available to the Company.
On August 8, 2022, the Company notified the Trustee that it was extending the time available to the Company to consummate its initial business combination for an additional one (1) month from August 13, 2022 to September 13, 2022 (“Extension No. 1”). Extension No. 1 provides the Company with additional time to complete its proposed business combination with Dragonfly Energy Corp. (“Dragonfly”), a leader in energy storage and producer of deep cycle lithium-ion storage batteries. Extension No. 1 is the first of up to three (3) one-month extensions permitted under the Company’s Second A&R Charter.
In connection with Extension No. 1, the Company’s officers, directors, initial stockholders and Chardan NexTech 2 Warrant Holdings, LLC (collectively, the “Insiders”), their affiliates or designees will deposit an aggregate of $200,000 (the “First Extension Payment”) into the Trust Account prior to August 13, 2022, on behalf of the Company. In connection with its First Extension Payment, the Insiders will receive a non-interest bearing, unsecured promissory note equal to the First Extension Payment that will not be repaid if the Company is unable to close a business combination, unless there are funds available outside its Trust Account to do so.
On September 6, 2022, the Company notified Continental Stock Transfer & Trust Company that it was extending the time available to the Company to consummate its initial business combination for an additional one (1) month from September 13, 2022 to October 13, 2022 (“Extension No. 2”). Extension No. 2 provides the Company with additional time to complete its proposed business combination with Dragonfly. Extension No. 2 is the second of up to three (3) 1-month extensions permitted under the Company’s Second A&R Charter.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
In connection with Extension No. 2, the Company’s officers, directors, initial stockholders and Chardan NexTech 2 Warrant Holdings, LLC, their affiliates or designees will deposit an aggregate of $200,000 (the “Second Extension Payment”) into the Trust Account prior to September 12, 2022, on behalf of the Company. In connection with its Second Extension Payment, the Insiders will receive a non-interest bearing, unsecured promissory note equal to the Second Extension Payment that will not be repaid if the Company is unable to close a business combination, unless there are funds available outside its Trust Account to do so.
As of September 30, 2022 , the Company had an outstanding balance in promissory note — related party of $400,000 in relation to Extension No 1 and Extension No 2.
Administrative Support Agreement
The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or liquidation, the Company will cease paying these monthly fees. As of September 30, 2022, the Company has not exercised its option to use such services.
Related Party Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Company’s initial stockholders, officers and directors or any of their respective affiliates may, but are not obligated to, loan the Company funds as may be required from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would be paid upon consummation of an initial Business Combination, without interest. Loans made by Chardan Capital Markets LLC or any of its related persons will not be convertible into any of the Company’s securities and Chardan Capital Markets LLC and its related persons will have no recourse with respect to their ability to convert their loans into any of the Company’s securities. As of September 30, 2022 and December 31, 2021, the Company had no working capital loans outstanding.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration and Stockholder Rights Agreement
The holders of the Founder Shares and Private Warrants (and any shares of common stock issuable upon the exercise of the Private Warrants) will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants (and underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to Registration Statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such Registration Statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 1,650,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On August 18, 2021, the underwriters fully exercised the over-allotment option to purchase an additional 1,650,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $16,500,000. In addition, the underwriters were paid a cash underwriting discount of $500,000 upon the closing of the Initial Public Offering.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Business Combination Marketing Agreement
The Company has engaged Chardan Capital Markets LLC as an advisor in connection with the Company’s Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination. The Company will pay Chardan Capital Markets LLC a cash fee for such services upon the consummation of the Company’s initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering. As a result, Chardan Capital Markets LLC will not be entitled to such fee unless the Company consummates the initial Business Combination.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
NOTE 7. WARRANTS
As of September 30, 2022 and December 31, 2021 there were 9,847,500 Public Warrants and 4,627,858 Private Warrants outstanding, respectively. Each whole Public Warrant will entitle the holder to purchase one share of common stock at an exercise price of $11.50 per whole share. Each of the Private Warrants is exercisable to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. The proceeds from the sale of the Private Warrants were added to the net proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (and the Private Warrants will expire worthless). The Warrants provide for a cashless exercise which the Company’s management determined to be a net settlement feature with no obligation to settle in cash. The net shares issued in a cashless exercise are based on the fair value of the Company’s common stock at the time the Warrants are exercised.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder to purchase from the Company the number of shares of common stock at $11.50 per share. The Public Warrants may only be exercised for a whole number of Warrant Shares by a Registered Holder. No fractional shares will be issued.
A Warrant may be exercised only during the period (“Exercise Period”) commencing 30 days after the completion of the Company’s initial business combination and terminating at 5:00 p.m., New York City time, on the earlier to occur of (i) (A) five years following the completion of the Company’s initial business combination with respect to the Public Warrants, and (B) five years from the effective date of the Registration Statement with respect to the Private Warrants purchased by Chardan NexTech 2 Warrant Holdings LLC, provided that once the Private Warrants are not beneficially owned, directly or indirectly, by Chardan Capital Markets LLC or any of its related persons anymore, the Private Warrants may not be exercised five years following the completion of the Company’s initial business combination, and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price, each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company (i) may not extend the duration of the Private Warrants by delaying the Expiration Date and (ii) will provide written notice of not less than 10 days to Registered Holders of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.
The Company is not required to issue any fraction of a Warrant Share in connection with the exercise of Warrants, and in any case where the Registered Holder would be entitled under the terms of the Warrants to receive a fraction of a Warrant Share upon the exercise of such Registered Holder’s Warrants, issue or cause to be issued only the largest whole number of Warrant Shares issuable on such exercise (and such fraction of a Warrant Share will be disregarded); provided, that if more than one Warrant certificate is presented for exercise at the same time by the same Registered Holder, the number of whole Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares issuable on exercise of all such Warrants.
The Private Warrants: (i) will be exercisable either for cash or on a cashless basis at the holders option and (ii) will not be redeemable by the Company, in either case as long as the Private Warrants are held by the initial purchasers or any of their permitted transferees (as prescribed in the Subscription Agreement). The Private Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, the Private Warrants (or any securities underlying the Private Warrants) for a period of one hundred eighty (180) days following the effective date of the Registration Statement to anyone other than any member participating in the Public Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period.
All (and not less than all) of the outstanding Warrants may be redeemed, in whole and not in part, at the option of the Company, at any time from and after the Warrants become exercisable, and prior to their expiration, at the office of the Warrant Agent, at the price of $.01 per Warrant (“Redemption Price”); provided that the last sales price of the common stock has been equal to or greater than $16.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) (the “Redemption Trigger Price”), for any ten (10) trading days within a thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given and provided further that there is a current Registration Statement in effect with respect to the shares of common stock underlying the Warrants for each day in the aforementioned 30-day trading period and continuing each day thereafter until the Redemption Date. For avoidance of doubt, if and when the warrants become redeemable by the Company, the Company may exercise its redemption right, even if it is unable to register or qualify the Warrant Shares for sale under all applicable state securities laws.
The Company accounts for the 4,627,858 Private Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
the Private Warrants do not meet the criteria for equity treatment thereunder, each Private Warrant must be recorded as a liability. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
The Public Warrants are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.
NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2022 and December 31, 2021, the Company had no issued or outstanding shares of preferred stock.
Common stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. On August 5, 2022, in connection with the Charter Amendment, 9,556,652 shares of Chardan common stock were redeemed by certain stockholders. As such, on September 30, 2022 and December 31, 2021, there were 6,255,848 and 15,812,500 shares of common stock issued and outstanding, including 3,093,348 and 12,650,000 shares of common stock subject to possible redemption, respectively. Of the 15,812,500 shares of common stock outstanding, up to 412,500 shares were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On August 16, 2021, the underwriters’ exercised the over-allotment option in full (see Note 6), thus these shares are no longer subject to forfeiture.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended and Restated Certificate of Incorporation or bylaws, or as required by applicable law or stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders (other than the election of directors).
NOTE 9. INCOME TAXES
The Company’s effective tax rate for the three and nine months ended September 30, 2022 was (2.1)% and (3.1)%. The effective tax rate for the three and nine months ended September 30, 2021 was 0.0%.The Company’s effective tax rate differs from the statutory income tax rate of 21% primarily due to the recognition of gains or losses from the changes in the fair value of warrant liabilities and unrealized gains on the investments held in the Trust Account, which are not recognized for tax purposes. The Company has historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to income or loss for the reporting period. The Company has used a discrete effective tax rate method to calculate taxes for the three and nine months ended September 30, 2022. The Company believes that, at this time, the use of the discrete method for the three and nine months ended September 30, 2022 is more appropriate than the estimated annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pretax earnings.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
NOTE 10. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Amount at Fair Value	Level 1	Level 2	Level 3
September 30, 2022
Liabilities
Warrant liabilities – Private Warrants	$1,989,979	$—	$—	$1,989,979
The remaining balance held in the Trust Account of September 30, 2022 was held in cash.
Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Investments held in Trust Account:
Money Market investments	$128,421,215	$128,421,215	$—	$—
Liabilities
Warrant liabilities – Private Warrants	$2,036,258	$—	$—	$2,036,258
The Company utilizes a Black-Scholes method to value the Private Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liabilities is determined using Level 3 inputs. Inherent in a Black-Scholes model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the Private Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The following table provides the significant inputs to the Black-Scholes method for the fair value of the Private Warrants:
	As of September 30, 2022	As of December 31, 2021
Common stock price	$10.29	$9.97
Exercise price	$11.50	$11.50
Dividend yield	—%	—%
Term to Business Combination (years)	3.86	4.61
Volatility	3.3%	9.1%
Risk-free rate	4.17%	1.20%
Fair value	$0.43	$0.44

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:
Fair value as of June 23, 2020 (inception)	$—
Initial measurement	5,553,429
Change in valuation inputs or other assumptions	(3,517,171)
Fair value at December 31, 2021	$2,036,258
Change in valuation inputs or other assumptions	(1,434,636)
Fair value at March 31, 2022	$601,622
Change in valuation inputs or other assumptions	277,671
Fair value at June 30, 2022	$879,293
Change in valuation inputs or other assumptions	1,110,686
Fair value at September 30, 2022	$1,989,979
The Company recognized a gain (loss) in connection with changes in the fair value of warrant liabilities of $(1,110,686) and $4,072,514 within change in fair value of warrant liabilities in the unaudited condensed consolidated statement of operations for the three months ended September 30, 2022 and 2021. The Company recognized a gain in connection with changes in the fair value of warrant liabilities of $46,279 and $4,072,514 within change in fair value of warrant liabilities in the unaudited condensed consolidated statement of operations for the nine months ended September 30, 2022 and 2021.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, except as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.
Business Combination Closing
On October 7, 2022 (the “Closing Date”), Dragonfly Energy Holdings Corp., a Delaware corporation (f/k/a Chardan NexTech Acquisition 2 Corp. (“Chardan”)), consummated the previously announced merger pursuant to the Business Combination Agreement, dated May 15, 2022, as amended by the Amendment to the Business Combination Agreement, dated July 12, 2022, by and among Chardan, Bronco Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Chardan (“Merger Sub”), and Dragonfly Energy Corp., a Nevada corporation (“Legacy Dragonfly”). Chardan’s stockholders approved the Transactions (as defined below) at a special meeting of stockholders held on October 6, 2022.
Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Dragonfly (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with Legacy Dragonfly continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Chardan. On the Closing Date, the registrant changed its name from Chardan NexTech Acquisition 2 Corp. to Dragonfly Energy Holdings Corp.
Merger Consideration
At the Closing, by virtue of the Merger and without any action on the part of Chardan, Merger Sub, Legacy Dragonfly or the holders of any of the following securities:
(a)
Each outstanding share of Legacy Dragonfly’s common stock, par value $0.001 per share(“Legacy Dragonfly Common Stock”), converted into (i) a certain number of shares of the Company’s

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
common stock, par value $0.0001 per share (“Common Stock”), totaling 41,500,000 shares (including the conversion and assumption of the options to purchase shares of Legacy Dragonfly Common Stock described below), which is equal to (x) $415,000,000 divided by (y) $10.00 (the “Merger Consideration”) and (ii) the contingent right to receive Earnout Shares (as defined below) (which may be zero) following the Closing.
(b)
Each option to purchase shares of Legacy Dragonfly Common Stock, was assumed and converted into options to acquire shares of Common Stock. The portion of the Merger Consideration reflecting the conversion of the Legacy Dragonfly options was calculated assuming that all the Company options are net-settled. With respect to the Company options received in respect of Legacy Dragonfly options that are outstanding immediately prior to the Closing and cash exercised after the Closing, up to 627,498 additional shares of Common Stock may be issued. At the Closing, approximately 38,576,648 shares of the Merger Consideration was allocated to holders of outstanding shares of Legacy Dragonfly Common Stock and 3,664,975 shares of the Merger Consideration was allocated to holders of the assumed Legacy Dragonfly options.

Earnout Merger Consideration
In addition to the Merger Consideration set forth above, additional contingent shares (“Earnout Shares”) may be payable to each holder of shares of Legacy Dragonfly Common Stock in the Merger, subject to achieving specified milestones, up to an aggregate of 40,000,000 additional shares of Common Stock in three tranches.
The first tranche of 15,000,000 shares is issuable if the Company’s 2023 total audited revenue is equal to or greater than $250 million and the Company’s 2023 audited operating income is equal to or greater than $35 million. The second tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of Common Stock over any 20 Trading Days (which may or may not be consecutive) within any 30 consecutive Trading Day period of at least $22.50 on or prior to December 31, 2026, and the third tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of Common Stock over any 20 Trading Days (which may or may not be consecutive) within any 30 consecutive Trading Day period of at least $32.50 on or prior to December 31, 2028. To the extent not previously earned, the second tranche is issuable if the $32.50 price target is achieved by December 31, 2028.
Upon the consummation of a change of control transaction during either the second milestone earnout period or the third milestone earnout period, any earnout milestone with respect to such earnout period that has not yet been achieved shall automatically be deemed to have been achieved if a change of control transaction is announced with an imputed share price of Common Stock of at least $22.50 on or prior to the end of second earnout period or $32.50 on prior to the third earnout period.
A description of the Merger and the terms of the Business Combination Agreement are included in the proxy statement/prospectus, dated September 16, 2022 (the “Proxy Statement/Prospectus”) as filed with the SEC in the section entitled “Proposal No. 1 — The Business Combination Proposal” of the Proxy Statement/Prospectus.
PIPE Investment
Pursuant to the subscription agreement, dated as of May 15, 2022 (the “Subscription Agreement”), by and between Chardan and Chardan NexTech Investments 2 LLC (or an affiliate thereof if assigned pursuant to the Subscription Agreement, the “Sponsor”), the Sponsor agreed to purchase, and Chardan agreed to sell to the Sponsor, an aggregate of 500,000 shares of Chardan common stock (“Chardan Common Stock”) for gross proceeds to Chardan of $5 million in a private placement. On September 28, 2022, the Sponsor and Chardan Capital Markets LLC, a New York limited liability company (“CCM LLC”), entered into an assignment, assumption and joinder agreement, pursuant to which the Sponsor assigned all of the Sponsor’s rights, benefits and obligations under the Subscription Agreement to CCM LLC.

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Under the Subscription Agreement, the number of shares of Chardan Common Stock that CCM LLC was obligated to purchase was to be reduced by the number of shares of Chardan Common Stock that CCM LLC purchased in the open market, provided that such purchased shares were not redeemed, and the aggregate price to be paid under the Subscription Agreement was to be reduced by the amount of proceeds received by the Company because such shares are not redeemed (the “Offset”). During the week of September 26, 2022 CCM LLC acquired in the open market in total 485,000 shares of Common Stock at purchase prices per share ranging from $10.33 to $10.38 (such shares, the “Purchased Shares”). The Purchased Shares were not redeemed, resulting in (i) the Company’s receipt of $5,016,547 from the Trust Account (based on a per share redemption price of $10.34) and (ii) a reduction in CCM LLC’s purchase commitment under the Subscription Agreement to zero in accordance with the Offset.
Debt Financing
Loan Agreement
Consistent with the previously disclosed commitment letter (the “Debt Commitment Letter”) between Chardan and Legacy Dragonfly, CCM Investments 5 LLC, an affiliate of CCM LLC (“CCM 5”, and in connection with the Term Loan, the “Chardan Lender”), and EICF Agent LLC (“EIP” and, collectively with the Chardan Lender, the “Initial Term Loan Lenders”), in connection with the Closing, Chardan, Legacy Dragonfly and the Initial Term Loan Lenders entered into the Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $75 million (the “Term Loan”). The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into a backstop commitment letter, dated as of May 20, 2022 (the “Backstop Commitment Letter”), with a certain third-party financing source (the “Backstop Lender” and collectively with EIP, the “Term Loan Lenders”), pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the aggregate amount of the Term Loan held by the Chardan Lender (the “Backstopped Loans”) immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.
Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The proceeds of the Term Loan were used (i) to refinance on the Closing Date prior indebtedness, (ii) to support the Transaction under the Business Combination Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the business combination. The Term Loan amortizes in the amount of 5% per annum beginning 24 months after the Closing Date and matures on the fourth anniversary of the Closing Date (“Maturity Date”). The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted Secured Overnight Financing Rate (“SOFR”) plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.
Warrant Agreements
In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, the Company entered into (i) the penny warrant to issue penny warrants to the Term Loan Lenders under the Term Loan exercisable to purchase 2,593,056 shares, which is equal to approximately 5.6% of Common Stock calculated on an agreed fully diluted outstanding basis on the issuance date (the “Penny Warrants”) and (ii) the $10 warrant to issue warrants to the Term Loan Lenders under the Term Loan

CHARDAN NEXTECH ACQUISITION 2 CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
exercisable to purchase 1,600,000 shares of Common Stock at $10 per share (the “$10 Warrants” and, together with the Penny Warrants, the “Warrants”). The additional shares of Common Stock will dilute the pro forma ownership of the other Company stockholders of proportionately.
ChEF Equity Facility
Consistent with the previously disclosed equity facility letter agreement between Legacy Dragonfly and CCM 5, the Company and CCM LLC entered into a purchase agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “ChEF RRA”) in connection with the Closing. Pursuant to the Purchase Agreement, the Company has the right to sell to CCM LLC an amount of shares of Common Stock, up to a maximum aggregate purchase price of $150 million, from time to time, pursuant to the terms of the Purchase Agreement. In addition, the Company appointed LifeSci Capital, LLC as “qualified independent underwriter” with respect to the transactions contemplated by the Purchase Agreement.
Pursuant to, on the terms of, and subject to the satisfaction of the conditions in the Purchase Agreement, including the filing and effectiveness of a registration statement registering the resale by CCM LLC of the shares of Common Stock issued to it under the Purchase Agreement, the Company will have the right from time to time at its option to direct CCM LLC to purchase up to a specified maximum amount of shares of Common Stock, up to a maximum aggregate purchase price of $150 million, over the term of the equity facility (“ChEF Equity Facility”).
Other Agreements
Related Agreements
Concurrently with the execution of the Business Combination Agreement, Chardan, Legacy Dragonfly and the Sponsor entered into a sponsor support agreement.
Indemnification of Directors and Officers
On the Closing Date, in connection with the consummation of the Transactions, the Company entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, will require the Company to indemnify the Company’s directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or any other company or enterprise to which the person provides services at the Company’s request.
Registration Rights Agreement
On the Closing Date, in connection with the consummation of the Transactions, the Company entered into the Amended and Restated Registration Rights Agreement with the Sponsor, Chardan’s officers, directors, initial stockholders, CCM LLC and Warrant Holdings, an affiliate of the Sponsor (collectively, the “Insiders”) and certain Legacy Dragonfly stockholders.

DRAGONFLY ENERGY CORP.
FINANCIAL STATEMENT FOR THE YEARS ENDED
DECEMBER 31, 2021 AND 2020
DRAGONFLY ENERGY CORP.

Report of Independent Registered Public Accounting Firm
Board of Directors
Dragonfly Energy Corp.
Reno, Nevada
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Dragonfly Energy Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of income, shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/BDO USA, LLP
We have served as the Company’s auditor since 2021.
Spokane, Washington
April 20, 2022

DRAGONFLY ENERGY CORP.
BALANCE SHEETS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
	2021	2020
Current Assets
Cash	$25,586	$6,206
Restricted cash	3,044	—
Accounts receivable, net of allowance for doubtful accounts	783	1,840
Inventory	27,127	5,948
Prepaid expenses	293	351
Prepaid inventory	7,461	1,108
Other current assets	1,787	324
Total Current Assets	66,081	15,777
Property and Equipment
Machinery and equipment	3,615	1,535
Office furniture and equipment	201	157
Leasehold improvements	1,307	635
Vehicle	195	33
	5,318	2,360
Less accumulated depreciation and amortization	(857)	(323)
Property and Equipment, Net	4,461	2,037
Operating lease right of use asset	5,709	993
Total Assets	$76,251	$18,807
Current Liabilities
Accounts payable	11,360	3,091
Accrued payroll and other liabilities	2,608	767
Customer deposits	434	1,779
Uncertain tax position liability	—	19
Income tax payable	631	1,282
Notes payable, current portion	1,875	—
Operating lease liability, current portion	1,082	225
Total Current Liabilities	17,990	7,163
Long-Term Liabilities
Notes payable-noncurrent, net of debt issuance costs	37,053	—
Deferred tax liabilities	453	331
Operating lease liability, net of current portion	4,694	758
Total Long-Term Liabilities	42,200	1,089
Total Liabilities	60,190	8,252
Commitments and Contingencies (See Note 2)
Redeemable Preferred Stock
Preferred stock, 10,000,000 shares at $0.0002 par value, authorized, 10,000,000 shares issued and outstanding	2,000	2,000
Equity
Common stock, 40,000,000 shares at $0.0002 par value, authorized, 20,875,475 shares issued and outstanding as of December 31, 2021, 20,040,470 shares issued and outstanding as of December 31, 2020	4	4
Additional paid in capital	1,619	451
Retained earnings	12,438	8,100
Total Equity	14,061	8,555
Total Liabilities, Redeemable Preferred Stock and Shareholders’ Equity	$76,251	$18,807
The accompanying notes are an integral part of these financial statements.

DRAGONFLY ENERGY CORP.
STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
	2021	2020
Net Sales	$78,000	$47,187
Cost of Goods Sold	48,375	26,580
Gross Profit	29,625	20,607
Operating Expenses
Research and development	2,689	1,239
General and administrative	10,621	4,662
Selling and marketing	9,848	5,960
Total Operating Expenses	23,158	11,861
Income From Operations	6,467	8,746
Other Income (Expense)
Other Income	1	15
Interest Income (expense)	(519)	3
Total Other Income (Expense)	(518)	18
Income Before Taxes	5,949	8,764
Income Tax Expense	1,611	1,886
Net Income	$4,338	$6,878
Earnings Per Share – Basic	$0.15	$0.23
Earnings Per Share – Diluted	$0.13	$0.21
Weighted Average Number of Shares – Basic	20,101,129	20,040,470
Weighted Average Number of Shares – Diluted	21,931,108	21,388,785
The accompanying notes are an integral part of these financial statements.

DRAGONFLY ENERGY CORP.
STATEMENTS OF SHAREHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE DATA)
	Redeemable Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings	Total
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	10,000,000	$2,000	20,000,000	$4	$88	$1,222	$1,314
Net income	—	—	—	—	—	6,878	6,878
Stock compensation expense	—	—	8,200	—	351	—	351
Exercise of stock options	—	—	32,270	—	12	—	12
Balance – December 31, 2020	10,000,000	$2,000	20,040,470	4	451	8,100	8,555
Net income	—	—	—	—	—	4,338	4,338
Stock compensation expense	—	—	—	—	734	—	734
Exercise of stock options	—	—	835,005	—	434	—	434
Balance – December 31, 2021	10,000,000	$2,000	20,875,475	$4	$1,619	$12,438	$14,061
The accompanying notes are an integral part of these financial statements.

DRAGONFLY ENERGY
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2021 AND 2020
(IN THOUSANDS)
	2021	2020
Cash flows from Operating Activities
Net Income	$4,338	$6,878
Adjustments to Reconcile Net Income to Net Cash
(Used in) Provided by Operating Activities
Stock based compensation	734	351
Amortization of debt discount	206	—
Deferred tax liability	122	210
Depreciation and amortization	617	198
Provision for doubtful accounts	50	—
Loss on disposal of property and equipment	124	—
Changes in Assets and Liabilities
Accounts receivable	1,007	(1,640)
Inventories	(21,179)	(3,406)
Prepaid expenses	58	(309)
Prepaid inventory	(6,353)	(630)
Other current assets	(1,214)	(253)
Other assets	1,029	144
Income taxes payable	(651)	1,279
Accounts payable and other liabilities	8,903	2,159
Uncertain tax position liability	(19)	19
Customer deposits	(1,345)	1,640
Total Adjustments	(19,764)	(997)
Net Cash (Used in) Provided by Operating Activities	(13,573)	6,640
Cash Flows From Investing Activities
Purchase of property and equipment	(2,970)	(1,410)
Proceeds from disposal of property and equipment	61	—
Net Cash Used in Investing Activities	(2,909)	(1,410)
Cash Flows From Financing Activities
Proceeds from note payable	45,000	—
Payments of debt issuance costs	(6,278)	—
Proceeds from exercise of options	184	12
Proceeds from revolving note agreement	5,000	—
Repayments of revolving note agreement	(5,000)	—
Net Cash Provided by Financing Activities	38,906	12
Net Increase in Cash and Restricted Cash	22,424	5,242
Beginning cash and restricted cash	6,206	964
Ending cash and restricted cash	$28,630	$6,206
Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$2,390	$292
Cash paid for interest	$313	$—
Supplemental Non-Cash Items
Receivable of options exercised	$250	$—
Purchases of property and equipment, not yet paid	$255	$—
Recognition of right of use asset obtained in exchange for operating lease liability	$5,745	$661
The accompanying notes are an integral part of these financial statements.

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 1 — NATURE OF BUSINESS
Dragonfly Energy Corp., (the “Company”), was organized as a limited liability company in the State of Nevada on October 15, 2012. The Company was reorganized as a corporation under the laws of the State of Nevada on April 11, 2016. The Company sells lithium-ion battery packs for use in a wide variety of applications. The Company sells to distributors under the Dragonfly Energy Corp name and sells direct to consumers under the trade name Battleborn Batteries. In addition, the Company develops technology for improved lithium-ion battery manufacturing and assembly methods.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
These accompanying financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles in the United States of America (“GAAP”).
Reclassifications
Certain amounts disclosed in prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported income, cash flows, total assets, or shareholders’ equity as previously reported.
Recently adopted accounting standards:
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The new standard reduces the complexity of accounting for income taxes by eliminating certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The Company adopted this guidance effective January 1, 2021 which did not have a material impact on the accompanying financial statements.
Recently issued accounting pronouncements:
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2023. These standards replace the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measure at amortized cost to be presented at the net amount expected to be collected. The Company does not expect this change in guidance to have a material impact to its financial statements.
In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt Modifications and Extinguishments (Subtopic 470 50), Compensation Stock Based Compensation (Topic 718), and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity Classified Written Call Options. This ASU provides guidance which clarified an issuer’s accounting for modification or exchanges of freestanding equity classified written call options that remain equity classified after modification or exchange. The provisions of ASU 2021-04 are effective January 1, 2022. This ASU shall be applied on a prospective basis. The Company determined that the change in guidance did not have a material impact to its financial statements.

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Cash, Restricted Cash, and Cash Equivalents
The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2021 or 2020. The Company also maintains a restricted cash balance to satisfy its note payable requirements (Refer to Note 5).
From time to time the Company has amounts on deposit with financial institutions that exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.
Accounts Receivable
The Company’s trade receivables are recorded when billed and represent claims against third parties that will be settled in cash. Generally, payment is due from customers within 30 days of the invoice date and the contracts do not have significant financing components. Trade accounts receivables are recorded gross and are net of any applicable allowance. The Company has an allowance for doubtful accounts as of December 31, 2021 and 2020 of $50 and $0, respectively.
Inventory
Inventories (Note 3), which consist of raw materials, work in process and finished goods, are stated at the lower of cost (weighted average) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2021 and 2020, no such reserves were necessary.
Property and Equipment
Property and equipment are stated at cost, including the cost of significant improvements and renovations. Costs of routine repairs and maintenance are charged to expense as incurred. Depreciation and amortization are calculated by the straight-line method over the estimated useful lives for owned property, or, for leasehold improvements, over the shorter of the asset’s useful life or term of the lease. Depreciation expense for the years ended December 31, 2021 and 2020 was $617 and $198, respectively. The various classes of property and equipment and estimated useful lives are as follows:
Office furniture and equipment	3 to 7 years
Machinery and equipment	3 to 7 years Leasehold improvements Remaining Term of Lease
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Impairment of Long-Lived Assets
The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of these asset may not be recoverable.

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets is less than the assets’ carrying value, the related assets will be written down to fair value. There were no impairments of the Company’s long-lived assets for the periods presented.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Leases
At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, the Company records the associated lease liability and corresponding right-of-use asset upon commencement of the lease using the implicit rate or a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The Company additionally evaluates leases at their inception to determine if they are to be accounted for as an operating lease or a finance lease. A lease is accounted for as a finance lease if it meets one of the following five criteria: the lease has a purchase option that is reasonably certain of being exercised, the present value of the future cash flows is substantially all of the fair market value of the underlying asset, the lease term is for a significant portion of the remaining economic life of the underlying asset, the title to the underlying asset transfers at the end of the lease term, or if the underlying asset is of such a specialized nature that it is expected to have no alternative uses to the lessor at the end of the term. Leases that do not meet the finance lease criteria are accounted for as an operating lease. The Company does not have any finance leases as of December 31, 2021 or 2020. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. Operating lease liabilities with a term greater than one year and their corresponding right-of-use assets are recognized on the balance sheet at the commencement date of the lease based on the present value of lease payments over the expected lease term. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received. As the Company’s leases do not typically provide an implicit rate, the Company utilizes the appropriate incremental borrowing rate, determined as the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment. Lease cost is recognized on a straight-line basis over the lease term and variable lease payments are recognized as operating expenses in the period in which the obligation for those payments is incurred. Variable lease payments primarily include common area maintenance, utilities, real estate taxes, insurance, and other operating costs that are passed on from the lessor in proportion to the space leased by the Company. The Company has elected the practical expedient to not separate between lease and non-lease components.
Revenue Recognition
Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. The Company excludes from the transaction price all taxes that are assessed by a governmental authority and imposed on and concurrent with the Company’s revenue transactions, and therefore presents these taxes (such as sales tax) on a net basis in operating revenues on the Statements of Income.
Revenue is recognized when control of the promised goods is transferred to the customer or distributor, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction. There are no material instances including discounts and refunds where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment when title and risk of loss pass to the customer.
The Company may receive payments at the onset of the contract before delivery of goods for customers in the retail channel. In such instances, the Company records a customer deposit liability. Payment terms for distributors and OEMs are due within 30-60 days after shipment. The Company recognizes these contract liabilities as sales after the revenue criteria are met. As of December 31, 2021 and 2020, the contract liability related to the Company’s customer deposits approximated $434 and $1,779, respectively. The entire contract liability balance as of December 31, 2020 was recognized as revenue during the year ended December 31, 2021.
Disaggregation of Revenue:
The following table present our disaggregated revenues by distribution channel:
Sales	2021	2020
Retail	$59,042	$33,314
Distributor	10,733	10,381
Original equipment manufacture	8,225	3,492
Total	$78,000	$47,187
Shipping and Handling
Shipping and handling fees paid by customers are recorded within net sales, with the related expenses recorded in cost of sales. Shipping and handling costs associated with outbound freight are included in sales and marketing expenses. Shipping and handling costs associated with outbound freight totaled $5,105 and $2,568 for the years ended December 31, 2021 and 2020, respectively.
Product Warranty
The Company offers assurance type warranties from 5 to 10 years on its products. The Company estimates the costs associated with the warranty obligation using historical data of warranty claims and

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
costs incurred to satisfy those claims. The Company estimates, based upon a review of historical warranty claim experience, the costs that may be incurred under our warranties and record a liability in the amount of such estimate at the time a product is sold. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. We periodically assess the adequacy of our recorded warranty liability and adjust the accrual as claims data and historical experience warrants. The Company has assessed the costs of fulfilling its existing assurance type warranties and has determined that the estimated outstanding warranty obligation on December 31, 2021 and 2020 are immaterial to the Company’s financial statements.
Returns and Sales Allowances
The provision for returns and sales allowances is determined by an analysis of the historical rate of returns and sales allowances over recent quarters and adjusted to reflect management’s future expectations. The Company has accrued for sales allowances as of December 31, 2021 in the amount of $170. There was no accrual for sales allowances as of December 31, 2020.
Concentrations
There are no significant revenue concentrations for the years ended December 31, 2021 and 2020.
Receivables from two customers comprised approximately 42% and 16%, respectively, of accounts receivable as of December 31, 2021. Receivables from one customer comprised approximately 22% of accounts receivable as of December 31, 2020. There are no other significant accounts receivable concentrations.
For the year ended December 31, 2021, three vendors accounted for approximately 27%, 10% and 10% of the Company’s total purchases, respectively. For the year ended December 31, 2020, four vendors accounted for approximately 19%, 14%, 11% and 10% of the Company’s total purchases, respectively.
Research and Development
The Company expenses research and development costs as incurred. Research and development expenses include salaries, contractor and consultant fees, supplies and materials, as well as costs related to other overhead such as depreciation, facilities, utilities, and other departmental expenses. The costs we incur with respect to internally developed technology and engineering services are included in research and development expenses as incurred as they do not directly relate to acquisition or construction of materials, property or intangible assets that have alternative future uses.
Advertising
The Company expenses advertising costs as they are incurred and are included in selling and marketing expenses. Advertising expenses amounted to $1,690 and $1,069 for the years ending 2021 and 2020, respectively.
Stock-Based Compensation
The Company accounts for stock-based compensation arrangements with employees and non-employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options (Note 8). The fair value method requires the Company to estimate the fair value of stock-based payment awards to employees and non-employees on the date of grant using an option pricing model.

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Stock-based compensation costs are based on the fair value of the underlying option calculated using the Black Scholes option pricing model and recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company measures equity-based compensation awards granted to non-employees at fair value as the awards vest and recognizes the resulting value as compensation expense at each financial reporting period.
Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, expected dividend yield, expected term, risk free rate of return, and the estimated fair value of the underlying common stock. Due to the lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company and focus on the lithium-ion battery industry. The Company uses the simplified method, which is the average of the final vesting tranche date and the contractual term, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company accounts for forfeitures as they occur.
Income Taxes
Deferred income tax assets and liabilities (Note 7) are determined based on the estimated future tax effects of net operating loss, credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates.
The Company recognizes a tax benefit for an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has a liability of $0 and $19 as of December 31, 2021 and 2020, respectively, of uncertain tax positions.
The Company’s accounting policy is to include penalties and interest related to income taxes if any, in selling, general and administrative expenses.
Earnings per Common Share
We calculate basic earnings per share pursuant to the two-class method as a result of the issuance of Series A Preferred stock in 2016. Our Series A Preferred Stock is considered a participating security because, in the event that we pay a dividend or make a distribution on the outstanding common stock, we shall also pay each holder of the Series Preferred Stock a dividend on an as-converted basis. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities according to dividend and participation rights in undistributed earnings. Under this method, all earnings, distributed and undistributed, are allocated to common shares and participating securities based on their respective rights to receive dividends. Diluted earnings per common share is calculated using the treasury stock method for options.
The following table sets forth the information needed to compute basic and diluted earnings per share for the years ended December 31, 2021 and 2020:

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
	December 31, 2021	December 31, 2020
Basic Earnings per common share
Net Income	$4,338	$6,878
Income available for distribution	4,338	6,878
Income allocated to participating securities, Net	(1,405)	(2,290)
Income available to common shareholders	$2,933	$4,588
	December 31, 2021	December 31, 2020
Basic earnings per common share:
Net Income available to common shareholders	$2,933	$4,588
Weighted average number of common shares-basic	20,101,129	20,040,470
Earnings per share, basic	$0.15	$0.23
Diluted earnings per common share:
Net Income available to common shareholders	$2,933	$4,588
Weighted average number of common shares-basic	20,101,129	20,040,470
Dilutive effect related to stock options	1,829,979	1,348,315
Weighted average diluted shares outstanding	21,931,108	21,388,785
Earnings per share, diluted	$0.13	$0.21
For all periods presented, there were no outstanding shares that were potentially anti-dilutive.
Segment Reporting
Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Executive Officer to make decisions with respect to resource allocation and assessment of performance. To date, the Company has viewed its operations and manages its business as one operating segment.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
COVID-19
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was signed into law. The CARES Act provides a substantial stimulus and assistance package intended to address the impact of COVID-19, including tax relief and government loans, grants, and investments. The CARES Act did not have a material impact on the Company’s financial statements.
The Company is closely monitoring the impact of COVID-19 on its business, including how it will affect its customers, workforce, suppliers, vendors, and production and distribution channels, as well as its financial statements. The extent to which COVID-19 impacts the Company’s business and financial results

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
will depend on numerous evolving factors, including, but not limited to the magnitude and duration of COVID-19, the extent to which it will impact macroeconomic conditions, including interest rates, employment rates and consumer confidence, the speed of the anticipated recovery, and governmental, business, and individual consumer reactions to the pandemic. We have experienced longer lead times in the supply of our components because of global supply chain disruptions caused in-part by the ongoing COVID-19 pandemic, which have led to the build-up in inventory as well as the significant increase in prepaid inventory as suppliers are requiring upfront deposits. While there was not a material impact to the Company’s financial statements as of and for the years ended December 31, 2021 and 2020, respectively, COVID-19 could result in material impacts to the Company’s financial statements in future reporting periods.
NOTE 3 — INVENTORY
Inventory consists of the following as of:
	December 31, 2021	December 31, 2020
Raw material	$22,885	$4,419
Work in process	—	172
Finished goods	4,242	1,357
Total inventory	$27,127	$5,948
NOTE 4 — OPERATING LEASES
The Company has leased premises that expire at various dates through September of 2025 with options to renew for an additional 5 years subject to various operating leases. As of December 31, 2020, the Company had a main office, warehouse space, research and development lab, engineering office, and sales office all located in Reno, Nevada that required annual escalating monthly payments ranging from $4 to $11. In December of 2020, the Company entered a fourth amendment lease and effective April 30, 2021, the Company moved its main office, warehouse, and sales office to a larger premise that is also located in Reno, Nevada that required annual escalating monthly payments ranging from $56 to $63. In December of 2021, the Company entered into another lease for additional warehouse space located in Reno, Nevada that required annual escalating monthly payments ranging from $47 to $55.
The following table presents the breakout of the operating leases as of:
	December 31, 2021	December 31, 2020
Operating lease right-of-use assets	$5,709	$993
Short-term operating lease liabilities	1,082	225
Long-term operating lease liabilities	4,694	758
Total operating lease liabilities	$5,776	$983
Weighted average remaining lease term	4.6 years	3.9 years
Weighted average discount rate	5.2%	6.0%
Assumptions used in determining our incremental borrowing rate include our implied credit rating and an estimate of secured borrowing rates based on comparable market data.
Cash paid for amounts included in the measurement of lease liabilities was $952 and $148 for the years ended December 31, 2021 and 2020, respectively. These amounts are included in operating cash flows.

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 4 — OPERATING LEASES (continued)
At December 31, 2021, the future minimum lease payments under these operating leases are as follows:
2022	$1,357
2023	1,399
2024	1,435
2025	1,440
2026	893
Total lease payments	6,524
Less imputed interest	748
Total operating lease liabilities	5,776
Lease cost	Classification	December 31, 2021	December 31, 2020
Operating lease cost	Cost of goods sold	$633	$179
Operating lease cost	Research and development	103	—
Operating lease cost	General and administration	42	144
Operating lease cost	Selling and marketing	42	—
Total lease cost		$820	$323
All lease costs included in the schedule above are fixed lease costs.
NOTE 5 — LONG TERM DEBT
Financing — Trust Indenture
On November 24, 2021, the Company entered into agreements to issue $45,000 in fixed rate senior notes (Series 2021-6 Notes) pursuant to a Trust Indenture held by UMB Bank, as trustee and disbursing agent, and Newlight Capital, LLC as servicer. The trust and debt documents also require a Lender Collateral Residual Value Insurance Policy (the “Insurance Policy”, with UMB Bank as named insured for $45,000), and a placement agent, which is Tribe Capital Markets, LLC.
On the closing date of the financing, the Company received a wire for $35,474, which is comprised of the gross proceeds of $45,000 less $3,188 in deposits to certain reserve accounts (see “Reserve Accounts” below), and $6,338 in expenses withdrawn from the gross proceeds, which included a prepaid loan monitoring fee of $60, $4,725 in prepaid policy premiums and related costs underlying the Insurance Policy (see “Collateral” below) included in debt issuance costs, and $1,553 in other debt issuance costs.
The obligation for the Series 2021-6 Notes underlying the Trust Indenture is $45,000 in principle on the date of the closing of the financing. The debt bears interest at 5.50% per annum accruing monthly on a 360-day basis. Late payments will be subject to a $50 late fee and default interest based on a rate 5 percentage points above the applicable interest immediately prior to such default. The Company will make interest-only payments on the unpaid principal amount in arrears, commencing December 1, 2021 and ending on November 1, 2022 (for interest accruing from the Closing Date through October 31, 2022). Beginning on December 1, 2022, the Company will repay the debt in twenty-four equal installments of principal in the amount of $1,875, plus accrued interest on the unpaid principal amount. Any remaining obligations will be due and payable on November 1, 2024.

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 5 — LONG TERM DEBT (continued)
The obligations under the Trust Indenture will be deemed to be repaid or prepaid to the same extent, in the same amounts and at the same times, as the Series 2021-6 Notes are redeemed with funds provided except for payments made from the proceeds of the Insurance Policy (see “Collateral” below) as such funds must be reimbursed by the Company to the insurer.
During the year ended December 31, 2021, a total of $390 of interest expense was incurred under the debt. Amortization of the debt issuance costs under the interest method amounted to $77 during the year ended December 31, 2021.
Reserve Accounts
Deposits into the reserve accounts consisted of the following items:
Payment Reserve Fund	$3,044
Capitalized Interest Fund	144
Total	$3,188
The Payment Reserve Fund is a debt service fund to be maintained by UMB Bank, and the initial deposit is equal to the maximum amount of monthly interest and principal debt service payment due on the Series 2021-6 notes, plus interest earned on special redemptions (see Special Redemptions below). These funds may be utilized by UMB Bank to fund certain shortfalls and a special redemption, but otherwise such funds are released pro rata to the Company based on principal payments made by the Company on the Series 2021-6 Notes. Since this is a deposit account maintained by the trustee and restricted for release upon the occurrence of future events, this deposit will be treated as restricted cash.
The Capitalized Interest Fund was created to hold the interest that will accrue from the closing date until the first payment due on December 15, 2021. The initial deposit, therefore, was treated as prepaid interest. These funds were utilized to pay the interest incurred through that first payment date
Both above funds, to the extent that they are deposited into interest-bearing accounts, will earn interest that UMB Bank will transfer into an Interest Earnings Fund, which funds will be held in escrow until the earlier of maturity or when the debt obligations are paid in full (assuming no events of default).  There were no funds deposited into interest-bearing accounts for the period ended December 31, 2021.
Special Redemptions
If the Company fails to make a scheduled payments of principal and interest as required under the loan agreements on the due dates, and fails to cure such non-payment within 10 days, UMB Bank may, upon the direction of the registered noteholders of at least 75% of the principal amount outstanding under the Series 2021-6 Notes, declare that an event of “Special Redemption” has occurred, and such failure shall trigger the provisions of the Insurance Policy. These provisions include filing of a claim notice with the insurer, withdrawal of the unpaid amount from the Payment Reserve Fund and pay such amount to the holders of those Series 2021-6 Notes, and acceleration of the Series 2021-6 Notes that remain outstanding after the payment.
Collateral
As collateral for payment of the debt and certain obligations related to performance under the Trust Indenture and related transaction documents, the Company and the guarantors granted to Newlight Capital,

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 5 — LONG TERM DEBT (continued)
LLC, as representative and for the benefit of UMB Bank a continuing security interest in all substantially all of the assets of the Company.
Under the terms of the Trust Indenture, the Insurance Policy is required as additional collateral guaranteeing the payments under the debt by the Company. The Company determined this was not a direct incremental cost of the financing. The premium costs were recognized as a debt issuance cost. The term of the policy aligns with the term of the debt (three years, unless reduced due to default provisions). The secured party (UMB Bank, as trustee) would not have the right to sell or repledge either the intellectual property or the insurance collateral unless and until the Company defaults and a claim is made.
Loan Monitoring Fees
The Company will incur ongoing monitoring service by NewLight Capital LLC for 24 months at $180 total expense. These services entail monitoring of financial records and information related to collateral enforcement on an ongoing basis. The $60 prepayment funded at closing was recognized as a prepaid expense and will be amortized straight-line over the first 8 months of the agreement.
Financial Covenants
The Company must comply with certain financial covenants, including minimum adjusted EBITDA, capital expenditures and minimum fixed charge coverage ratio. These covenants are not effective as of December 31, 2021 but will begin to take effect with the fiscal quarter ending March 31, 2022.
Long-Term Debt Maturities
At December 31, 2021, the future debt maturities are as follows:
2022	$1,875
2023	22,500
2024	20,625
Total	45,000
Less: Unamortized debt issuance costs	(6,072)
Total debt	38,928
Less: current portion of debt	(1,875)
Total long-term debt	$37,053
NOTE 6 — REVOLVING NOTE AGREEMENT
On October 6, 2021, the Company entered into a revolving note agreement with a lender to borrow up to $8,000. The borrowing amount is limited and based on the lesser of maximum principal amount ($8.0 million) and the sum equal to 80% of eligible accounts receivable and 50% of eligible inventory. Interest on each advance shall accrue at the prime rate announced by Bank from time to time, as and when such rate changes. The revolving credit amount is collateralized by all assets of the Corporation. The Company drew an initial amount of $5,000 under the facility, which it subsequently re-paid and the revolving note was terminated as a closing condition of the Series 2021-6 notes.

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 7 — INCOME TAXES
The income tax expense consists of the following items:
	2021	2020
Current	$1,489	$1,676
Deferred	122	210
Total tax expense	$1,611	$1,886
Components of deferred tax assets (liabilities) are as follows:
	2021	2020
Leases	$14	$(15)
Stock based compensation	35	19
Allowance for bad debt	59	—
Fixed assets and intangibles	(606)	(345)
Inventory (Sec. 263A)	45	10
Net deferred tax liability	$(453)	$(331)
Reconciliation between the effective tax rate on income from continuing operations and the statutory rate for the year ending December 31, 2021, is as follows:
	Tax	Percentage
Federal income tax provision at statutory rates	$1,249	21.00%
Permanent differences (other than tax)	188	3.16%
State taxes, net	128	2.15%
Deferred true-up	56	0.94%
Research and development credits	—	—%
Uncertain tax positions	(19)	(0.32)%
Other	9	0.15%
Total	$1,611
Effective tax rate		27.08%
Reconciliation between the effective tax rate on income from continuing operations and the statutory rate for the year ending December 31, 2020 is as follows:
	Tax	Percentage
Federal income tax provision at statutory rates	$1,840	21.00%
Permanent differences (other than tax)	87	0.99%
State taxes, net	9	0.10%
Deferred true-up	(2)	(0.02)%
Research and development credits	(75)	(0.86)%
Uncertain tax positions	19	0.22%
Other	8	0.11%
Total	$1,886
Effective tax rate		21.52%

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 7 — INCOME TAXES (continued)
The tax returns of the Company are open for three years form the date of filing. At the report date, federal tax returns are open for the Company for 2018, 2019 and 2020.
NOTE 8 — STOCK-BASED COMPENSATION
On August 12, 2019, the Board of Directors approved the 2019 Stock Incentive Plan (the “Plan”) with a term of ten years. The Plan is administered by the Board of Directors, which is authorized to grant, at its discretion, awards to employees, directors, and consultants. The maximum number of common shares reserved for grants of awards under the Plan is 3,000,000 shares. The Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), and the grants and sale of restricted stock units (RSUs). Shares issued under this Plan may be drawn from authorized and unissued shares, or shares reacquired by the Company.
In July of 2021, the Board of Directors approved the 2021 Stock Incentive Plan (the “Plan”) with a term of ten years. The Plan is administered by the Board of Directors, which is authorized to grant, at its discretion, awards to employees, directors, and consultants. The maximum number of common shares reserved for grants of awards under the Plan is 1,000,000 shares. The Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), and the grants and sale of restricted stock units (RSUs). Shares issued under this Plan may be drawn from authorized and unissued shares, or shares reacquired by the Company.
If an incentive award granted under the Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for future awards under the Plan. The number of shares subject to the Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.
A summary of the Company’s option activity and related information follows:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (in years)	Aggregate intrinsic value (in thousands)
Balances, January 1, 2020	2,157,950	$0.39	0.39	8.54	651
Options granted	620,950	0.69	1.92		—
Options forfeited	(183,550)	0.52	0.93		—
Options exercised	(32,270)	0.46	0.64		—
Balances, December 31, 2020	2,563,080	$0.45	0.72	7.92	651
Options granted	1,750,551	3.41	2.03		3,551
Options forfeited	(356,228)	1.44	1.82		—
Options exercised	(835,005)	0.51	0.53		442
Balances, December 31, 2021	3,122,398	$1.98	1.38	8.52	6,550
At December 31, 2021
Vested and Exercisable	550,601	$0.88		7.42	1,762
Vested and expected to vest	3,122,398	$1.98		7.92	6,550

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 8 — STOCK-BASED COMPENSATION (continued)
Share-based compensation expense for options totaling $734 and $324 was recognized in our statements of income for the years ended December 31, 2021 and 2020, respectively. Of the $734 of share-based compensation incurred during the year ended December 31, 2021, $252 is allocated to cost of goods sold, $95 to research and development, $156 to selling and marketing, and $231 to general and administrative expenses. Of the $324 of share-based compensation incurred during the year ended December 31, 2020, $48 is allocated to cost of goods sold, $23 to research and development, $61 to selling and marketing, and $192 to general and administrative expenses. The Company did not receive payment for 615,124 of the 835,005 options exercised during the period ended December 31, 2021 and accordingly a receivable of $250 was recognized and included in other current assets on the balance sheet. This payment was received on January 4, 2022.
As of December 31, 2021, there were 10,327 shares of unissued authorized and available for future awards under the plans.
As of December 31, 2021, the Company had stock-based compensation expense of $3,646, related to unvested stock options not yet recognized that are expected to be recognized over an estimated weighted average period of 2.9 years.
The valuation methodology used to determine the fair value of the options issued during the year was the Black Scholes option pricing model. The Black Scholes model requires the use of a number of assumptions including volatility of the stock price, the fair value of the underlying stock, the average risk-free interest rate, and the weighted average expected life of the options. The fair value of the underlying stock is determined by the Board of Directors. Given the absence of a public trading market, the Board of Directors utilizes a 409A valuation which considers numerous objective and subjective factors to determine the fair value of our common stock. These factors included but are not limited to: (i) the rights, preferences and privileges of convertible preferred stock relative to common stock; (ii) the lack of marketability of common stock; (iii) stage and development of the Company’s business; (iv) general economic conditions; and (v) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework is used to evaluate the fair value of the underlying shares. The expected term was estimated using the simplified method.
	2021	2020
Weighted average fair value of options granted	$1.73 – 2.18	$1.30 – 2.39
Risk-free interest rate	1.08%	0.46%
Volatility	52.6%	52.5%
Expected life (years)	6.02	5.95
Dividend yield	0.00%	0.00%
NOTE 9 — REDEEMABLE PREFERRED STOCK RIGHTS
Dividends
The Company shall not declare, pay, or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A preferred stock in an amount as set forth in the amended and restated certificate of incorporation. No dividends have been declared to date.

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 9 — REDEEMABLE PREFERRED STOCK RIGHTS (continued)
Voting Rights
The holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.
The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series A Director”). The Series A Director shall be given two votes on any action requiring the vote or approval of the Board of Directors.
The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation, the “Common Stock Director A” and the “Common Stock Director B”). The Common Stock Director A shall be given three votes on any action requiring the vote or approval of the Board of Directors and the Common Stock Director B shall be given one vote on any action requiring the vote or approval of the Board of Directors. Any director elected as provided above may be removed without caused by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.
Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Assets Sales
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or deemed liquidation event, as defined, the holders of shares of Series A Preferred Stock then outstanding (the “Series A shareholders”) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders prior to payment to common shareholders, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A preferred Stock been converted into Common Stock immediately prior to such liquidation event. If upon the occurrence of such liquidation event, if the assets of the Corporation available for distribution to its stockholders are insufficient to pay the Series A shareholders the full amount to which they shall be entitled, the Series A shareholders will be entitled to a pro rata distribution of assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Upon the occurrence of such liquidation event, and after the payment of all preferential amounts required to be paid to the Series A holders, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.
Redemption
The preferred shares are subject to mandatory redemption based on the occurrence of certain “deemed liquidation events” as defined which include a merger or consolidation or the sale, exchange, lease, transfer, exclusive license, or other disposition by the Company of all or substantially all of the Company’s assets. If the Company does not affect a dissolution of the Corporation under Nevada Law within ninety days after a deemed liquidation event, then the Company is required to send written notice to each holder of Series A Preferred Stock no later than the ninetieth day after the deemed liquidation event advising such holders of their right to require the redemption of such shares of Preferred Stock. Dissolution of the Corporation under Nevada Law with ninety days after a deemed liquidation event is not within the control of the Company. As such the Preferred Stock is precluded from permanent equity classification and has been presented as mezzanine equity.

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 9 — REDEEMABLE PREFERRED STOCK RIGHTS (continued)
Conversion rights
Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price of $0.20. Such initial conversion price may be converted into common stock, subject to certain adjustments.
Mandatory conversion
Upon either (a) the closing of the sale of shares of Common Stock at a price of at least $1 per share, in a firm- commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000 of gross proceeds to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of more than 50% of the then outstanding shares of Series A Preferred Stock, then (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.
NOTE 10 — COMMON STOCK
The Company is authorized to issue up to 40,000,000 shares of common stock with $0.0002 par value. At December 31, 2021 and 2020, there were 20,875,475 and 20,040,470 shares issued and outstanding.
Common stockholders are entitled to dividends if and when declared by the Board of Directors subject to the rights of the preferred stockholders. As of December 31, 2021 and 2020, no dividends on common stock had been declared by the Company. At December 31, 2021 and 2020, the Company had reserved shares of common stock for issuance as follows:
	2021	2020
Convertible preferred stock outstanding	10,000,000	10,000,000
Options issued and outstanding	3,122,398	2,563,080
Common stock outstanding	20,875,475	20,040,470
Shares available for future issuance	10,327	404,650
Total	34,008,200	33,008,200
In November of 2020, the board of directors approved and granted 8,200 common shares to consultants for historical services provided. The shares were fair valued at $3.41 per share for total compensation of $27. The amount was expensed immediately and is included in selling, general and administrative expenses.
NOTE 11 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events from December 31, 2021 through April 20, 2022, which is the date the financial statements were available for issuance and has determined that there are no subsequent events requiring adjustment to or disclosure in the financial statements, other than as follows:
On January 1, 2022, the Company (the “Buyer”) entered into an asset purchase agreement (the “APA”) with Bourns Production, Inc., a Nevada corporation (the “Seller”) pursuant to which the Buyer acquired machinery and equipment of the Seller as set forth in the APA for a purchase price of $197.

DRAGONFLY ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 11 — SUBSEQUENT EVENTS (continued)
On February 2, 2022, the Company entered into a 124-month lease agreement in Reno, Nevada. The lease calls for monthly base rent of $230, $23 of fix operating expense costs, and estimated monthly property taxes of $21. The monthly base rent and fixed operating expense costs are subject to escalation of 3% and 2.4%, respectively, on an annual basis. The first payment is due upon substantial completion of construction of the building which is expected to be within 2 years from the effective date.

DRAGONFLY ENERGY CORP.
FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021

DRAGONFLY ENERGY CORP.

DRAGONFLY ENERGY CORP.
UNAUDITED CONDENSED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
	September 30, 2022	December 31, 2021
Current Assets
Cash	$10,517	$25,586
Restricted cash	3,044	3,044
Accounts receivable, net of allowance for doubtful accounts	3,820	783
Inventory	39,487	27,127
Prepaid expenses	1,552	293
Prepaid inventory	3,729	7,461
Prepaid income tax	296	—
Other current assets	3,901	1,787
Total Current Assets	66,346	66,081
Property and Equipment
Machinery and equipment	9,004	3,615
Office furniture and equipment	275	201
Leasehold improvements	1,709	1,307
Vehicle	234	195
	11,222	5,318
Less accumulated depreciation and amortization	(1,406)	(857)
Property and Equipment, Net	9,816	4,461
Operating lease right of use asset	4,878	5,709
Deferred tax asset	1,254	—
Total Assets	$82,294	$76,251
Current Liabilities
Accounts payable	6,477	11,360
Accrued payroll and other liabilities	4,374	2,608
Customer deposits	287	434
Income tax payable	—	631
Notes payable- current portion net of debt issuance costs	16,529	1,875
Operating lease liability, current portion	1,157	1,082
Total Current Liabilities	28,824	17,990
Long-Term Liabilities
Notes payable-noncurrent, net of debt issuance costs	24,182	37,053
Deferred tax liabilities	—	453
Operating lease liability, net of current portion	3,821	4,694
Total Long-Term Liabilities	28,003	42,200
Total Liabilities	56,827	60,190
Commitments and Contingencies (See Note 2)
Redeemable Preferred Stock
Preferred stock, 10,000,000 shares at $0.0002 par value, authorized, 10,000,000 shares issued and outstanding	2,000	2,000
Equity
Common stock, 40,000,000 shares at $0.0002 par value, authorized, 22,634,276 shares issued and outstanding as of September 30, 2022, 20,875,475 shares issued and outstanding as of December 31, 2021	5	4
Additional paid in capital	18,480	1,619
Retained earnings	4,982	12,438
Total Equity	23,467	14,061
Total Liabilities, Redeemable Preferred Stock and Shareholders’ Equity	$82,294	$76,251
The accompanying notes are an integral part of these financial statements.

DRAGONFLY ENERGY CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
	Nine Months Ended September 30,
	2022	2021
Net Sales	$66,042	$57,821
Cost of Goods Sold	46,481	34,314
Gross Profit	19,561	23,507
Operating Expenses
Research and development	1,951	1,899
General and administrative	13,716	8,428
Selling and marketing	9,331	6,654
Total Operating Expenses	24,998	16,981
(Loss) Income From Operations	(5,437)	6,526
Other Expense
Interest expense	(3,657)	—
Loss on disposition of assets	(62)	(124)
Total Other Expense	(3,719)	(124)
(Loss) Income Before Taxes	(9,156)	6,402
(Benefit) Provision for Income Taxes	(1,700)	1,981
Net (Loss) Income	$(7,456)	$4,421
(Loss) Earnings Per Share- Basic	$(0.35)	$0.15
(Loss) Earnings Per Share- Diluted	$(0.35)	$0.13
Weighted Average Number of Shares-Basic	21,131,993	20,063,211
Weighted Average Number of Shares-Diluted	21,131,993	21,926,105
The accompanying notes are an integral part of these financial statements.

DRAGONFLY ENERGY CORP.
UNAUDITED CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE DATA)
	Redeemable Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)
	Shares	Amount	Shares	Amount			Total
Balance – January 1, 2021	10,000,000	$2,000	20,040,470	$4	$451	$8,100	$8,555
Net income	—	—	—	—	—	4,421	4,421
Stock compensation expense	—	—	—	—	428	—	428
Exercise of stock options	—	—	49,727	—	26	—	26
Balance – September 30, 2021	10,000,000	$2,000	20,090,197	$4	$905	$12,521	$13,430
Balance – January 1, 2022	10,000,000	$2,000	20,875,475	$4	$1,619	$12,438	$14,061
Net loss	—	—	—	—	—	(7,456)	(7,456)
Stock compensation expense	—	—	—	—	1,155	—	1,155
Stock purchase agreement	—	—	1,267,502	1	14,999	—	15,000
Exercise of stock options	—	—	491,299	—	707	—	707
Balance – September 30, 2022	10,000,000	$2,000	22,634,276	$5	$18,480	$4,982	$23,467
The accompanying notes are an integral part of these financial statements.

DRAGONFLY ENERGY CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS)
	For the Nine Months Ended September, 30
	2022	2021
Cash flows from Operating Activities
Net (Loss) Income	$(7,456)	$4,421
Adjustments to Reconcile Net (Loss) Income to Net Cash
(Used in) Provided by Operating Activities
Stock based compensation	1,155	428
Amortization of debt discount	1,783	—
Deferred tax liability	(1,707)	(148)
Depreciation and amortization	648	432
Loss on disposal of property and equipment	62	124
Changes in Assets and Liabilities
Accounts receivable	(3,037)	402
Inventories	(12,360)	(11,183)
Prepaid expenses	(1,259)	206
Prepaid inventory	3,732	(5,254)
Other current assets	(2,114)	170
Other assets	831	880
Income taxes payable	(927)	(57)
Accounts payable and accrued expenses	(3,915)	7,602
Uncertain tax position liability	—	(19)
Customer deposits	(147)	(737)
Total Adjustments	(17,255)	(7,154)
Net Cash Used in Operating Activities	(24,711)	(2,733)
Cash Flows From Investing Activities
Purchase of property and equipment	(6,065)	(2,540)
Proceeds from disposal of property and equipment	—	61
Net Cash Used in Investing Activities	(6,065)	(2,479)
Cash Flows From Financing Activities
Proceeds from exercise of options	707	26
Proceeds from stock purchase agreement	15,000	—
Net Cash Provided by Financing Activities	15,707	26
Net Decrease in Cash and Restricted Cash	(15,069)	(5,186)
Beginning cash and restricted cash	28,630	6,206
Ending cash and restricted cash	$13,561	$1,020
Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$981	$2,077
Cash paid for interest	$1,873	$—
Supplemental Non-Cash Items
Recognition of right of use asset obtained in exchange for operating lease liability	$—	$3,120
The accompanying notes are an integral part of these financial statements.

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 1 — NATURE OF BUSINESS
Dragonfly Energy Corp., (the “Company”), was organized as a limited liability company in the State of Nevada on October 15, 2012. The Company was reorganized as a corporation under the laws of the State of Nevada on April 11, 2016. The Company sells lithium-ion battery packs for use in a wide variety of applications. The company sells to distributors under the Dragonfly Energy Corp name, and sells direct to consumers under the trade name Battleborn Batteries. In addition, the Company develops technology for improved lithium-ion battery manufacturing and assembly methods.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2021.
Recently adopted accounting standards:
In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt Modifications and Extinguishments (Subtopic 470 50), Compensation Stock Based Compensation (Topic 718), and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815 40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity Classified Written Call Options. This ASU provides guidance which clarified an issuer’s accounting for modification or exchanges of freestanding equity classified written call options that remain equity classified after modification or exchange. The provisions of ASU No. 2021-04 are effective January 1, 2022. This ASU shall be applied on a prospective basis. The adoption of this guidance did not have a material impact on the accompanying consolidated financial statements.
Recently issued accounting pronouncements:
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2023. These standards replace the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measure at amortized cost to be presented at the net amount expected to be collected. The Company does not expect this change in guidance to have a material impact to its financial statements.
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
guidance, including the requirement to use the if-converted method for all convertible instruments. The amendments in this update will be effective for the Company on January 1, 2024 and may be early adopted at the beginning of fiscal year 2023. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Immaterial error correction
The Company corrected an immaterial error and recognized $857 in expenses during the third quarter ending September 30, 2022 related to costs previously incorrectly deferred within other current assets on the balance sheet. Of this amount, $450 is related to costs incurred during the fourth quarter ending December 31, 2021 and the remaining $407 were incurred during the nine months ended September 30, 2022.
Cash, Restricted Cash, and Cash Equivalents
The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents as of September 30, 2022 and December 31, 2021. The Company also maintains a restricted cash balance to satisfy its note payable requirements (Refer to Note 5).
From time to time the Company has amounts on deposit with financial institutions that exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.
Accounts Receivable
The Company’s trade receivables are recorded when billed and represent claims against third parties that will be settled in cash. Generally, payment is due from customers within 30 days of the invoice date and the contracts do not have significant financing components. Trade accounts receivables are recorded gross and are net of any applicable allowance. The Company has an allowance for doubtful accounts as of September 30, 2022 and December 31, 2021 of $54 and $50, respectively.
Inventory
Inventories (Note 3), which consist of raw materials, work in process and finished goods, are stated at the lower of cost (weighted average) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of September 30, 2022 and December 31, 2021, no such reserves were necessary.
Property and Equipment
Property and equipment are stated at cost, including the cost of significant improvements and renovations. Costs of routine repairs and maintenance are charged to expense as incurred. Depreciation and amortization are calculated by the straight line method over the estimated useful lives for owned property, or, for leasehold improvements, over the shorter of the asset’s useful life or term of the lease. Depreciation expense for the Nine months ended September 30, 2022 and 2021 was $648 and $432, respectively. The various classes of property and equipment and estimated useful lives are as follows:

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Office furniture and equipment	3 to 7 years
Vehicles	5 years
Machinery and equipment	3 to 7 years
Leasehold improvements	Remaining Term of Lease
Use of Estimates
The preparation of financial statements in conformity with “GAAP” requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Revenue Recognition
Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. The Company excludes from the transaction price all taxes that are assessed by a governmental authority and imposed on and concurrent with the Company’s revenue transactions, and therefore presents these taxes (such as sales tax) on a net basis in operating revenues on the Statements of Operations.
Revenue is recognized when control of the promised goods is transferred to the customer or reseller, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction. There are no material instances including discounts and refunds where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment when title and risk of loss pass to the customer.
The Company may receive payments at the onset of the contract before delivery of goods for customers in the retail channel. Payment terms for distributors and OEMs are due within 30-60 days after shipment. In such instances, the Company records a customer deposit liability. The Company recognizes these contract liabilities as sales after the revenue criteria are met. The company had $1,779 of contract liabilities as of January 1, 2021. As of September 30, 2022 and December 31, 2021, the contract liability related to the

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Company’s customer deposits approximated $287 and $434, respectively. The entire contract liability balance as of December 31, 2021 was recognized as revenue during the Nine months ended September 30, 2022.
Disaggregation of Revenue
The following table presents our disaggregated revenues by distribution channel:
	For the Nine Months Ended September 30,
Sales	2022	2021
Retail	$35,211	$44,221
Distributor	6,544	6,910
Original equipment manufacture	24,287	6,690
Total	66,042	57,821
Shipping and Handling
Shipping and handling fees paid by customers are recorded within net sales, with the related expenses recorded in cost of sales. Shipping and handling costs associated with outbound freight are included in Sales and marketing expenses. Shipping and handling costs associated with outbound freight totaled $4,042 and $3,912 for the Nine months ended September 30, 2022 and 2021, respectively.
Concentrations
Receivables from one customer comprised approximately 43% of accounts receivable as of September 30 2022. Receivables from two customers comprised approximately 42% and 16%, respectively, of accounts receivable as of December 31, 2021.
For the nine months ended September 30, 2022, one customer accounted for approximately 20% of the Company’s total revenue. There are no significant revenue concentrations for the nine months ended September 30, 2021.
Payables to one vendor comprised approximately 45% of accounts payable as of September 30, 2022. There are no significant payable concentrations as of December 31, 2021
For the nine months ended September 30, 2022, one vendor accounted for approximately 24% of the Company’s total purchases. For the nine months ended September 30, 2021, two vendors accounted for approximately 20% and 12% of the Company’s total purchases.
Research and Development
The Company expenses research and development costs as incurred. Research and development expenses include salaries, contractor and consultant fees, supplies and materials, as well as costs related to other overhead such as depreciation, facilities, utilities, and other departmental expenses. The costs we incur with respect to internally developed technology and engineering services are included in research and development expenses as incurred as they do not directly relate to acquisition or construction of materials, property or intangible assets that have alternative future uses.
Advertising
The Company expenses advertising costs as they are incurred and are included in selling and marketing expenses. Advertising expenses amounted to $1,777 and $1,069 for the nine months ended September 30, 2022 and 2021, respectively.

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Stock-Based Compensation
The Company accounts for stock based compensation arrangements with employees and non employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock based payments, including stock options (Note 6). The fair value method requires the Company to estimate the fair value of stock based payment awards to employees and non employees on the date of grant using an option pricing model. Stock based compensation costs are based on the fair value of the underlying option calculated using the Black Scholes option pricing model and recognized as expense on a straight line basis over the requisite service period, which is the vesting period. The Company measures equity based compensation awards granted to non employees at fair value as the awards vest and recognizes the resulting value as compensation expense at each financial reporting period.
Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, expected dividend yield, expected term, risk free rate of return, and the estimated fair value of the underlying common stock. Due to the lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the lithium ion battery industry. The Company uses the simplified method, which is the average of the final vesting tranche date and the contractual term, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company accounts for forfeitures as they occur.
Earnings per Common Share
We calculate basic earnings per share pursuant to the two-class method as a result of the issuance of Series A Preferred stock in 2016. Our Series A Preferred Stock is considered a participating security because, in the event that we pay a dividend or make a distribution on the outstanding common stock, we shall also pay each holder of the Series Preferred Stock a dividend on an as-converted basis. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities according to dividend and participation rights in undistributed earnings. Under this method, all earnings, distributed and undistributed, are allocated to common shares and participating securities based on their respective rights to receive dividends. Diluted earnings per common share is calculated using the treasury stock method for options.
The following table sets forth the information needed to compute basic and diluted earnings per share for the Nine months ended September 30, 2022 and 2021:
	September 30, 2022	September 30, 2021
Basic (Loss) Earnings per common share
Net (Loss) Income	$(7,456)	$4,421
(Loss) Income available for distribution	(7,456)	4,421
Income allocated to participating securities	—	(1,469)
Net (Loss) Income available to common shareholders	$(7,456)	$2,952

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
	September 30, 2022	September 30, 2021
Basic (loss) Earnings per common share:
Net (Loss) Income available to common shareholders	$(7,456)	$2,952
Weighted average number of common shares-basic	21,384,734	20,063,211
(Loss) Earnings per share, basic	$(0.35)	$0.15
Diluted (loss) earnings per common share:
Net (Loss) Income available to common shareholders	$(7,456)	$2,952
Weighted average number of common shares-basic	21,384,734	20,063,211
Dilutive effect related to stock options	—	1,862,894
Weighted average diluted shares outstanding	21,384,734	21,926,105
(Loss) Earnings per share, diluted	$(0.35)	$0.13
The following table sets forth the number of potential shares of common stock that have been excluded from diluted net (loss) income per share net (loss) income per share because their effect was anti-dilutive:
	September 30, 2022	September 30, 2021
Options	3,100,524	—
Weighted average number of common shares-basic	3,100,524	—
Income Taxes
Deferred income tax assets and liabilities (Note 5) are determined based on the estimated future tax effects of net operating loss, credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates.
The Company recognizes a tax benefit for an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position.
The Company’s accounting policy is to include penalties and interest related to income taxes if any, in selling, general and administrative expenses.
Segment Reporting
Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Executive Officer to make decisions with respect to resource allocation and assessment of performance. To date, the Company has viewed its operations and manages its business as one operating segment.
COVID-19
The Company is closely monitoring the impact of COVID-19 on its business, including how it will affect its customers, workforce, suppliers, vendors, and production and distribution channels, as well as its financial statements. The extent to which COVID-19 impacts the Company’s business and financial results will depend on numerous evolving factors, including, but not limited to: the magnitude and duration of COVID-19, the extent to which it will impact macroeconomic conditions, including interest rates, employment rates and consumer confidence, the speed of the anticipated recovery, and governmental, business and

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
individual consumer reactions to the pandemic. While there was not a material impact to the Company’s financial statements as of September 30, 2022 and December 31, 2021 and for the nine months ended September 30, 2022 and 2021, respectively, COVID-19 could result in material impacts to the Company’s financial statements in future reporting periods.
NOTE 3 — INVENTORY
On September 30, 2022 and December 31, 2021 inventory consists of the following:
	September 30, 2022	December 31, 2021
Raw material	$29,631	$22,885
Finished goods	9,856	4,242
Total inventory	$39,487	$27,127
NOTE 4 — OPERATING LEASES
The Company has leased premises that expire at various dates through September of 2025 with options to renew for an additional 5 years subject to various operating leases. The Company originally had leases related to the main office, warehouse space, research and development lab, engineering office, and sales office, all located in Reno, Nevada. The original leases required annual escalating monthly payments ranging from $4 to $11. In December of 2020, the Company entered a fourth amendment lease and effective April 30, 2021, the Company terminated its original main office, warehouse and sales office lease and moved these spaces to a larger premise that is also located in Reno, Nevada that required annual escalating monthly payments ranging from $56 to $63. In December of 2021, the Company entered into another lease for additional warehouse space located in Reno, Nevada that required annual escalating monthly payments ranging from $47 to $55.
On February 2, 2022, the Company entered into a 124-month lease agreement in Reno, Nevada. The lease calls for monthly base rent of $230, $23 of fix operating expense costs, and estimated monthly property taxes of $21. The monthly base rent and fixed operating expense costs are subject to escalation of 3% and 2.4%, respectively, on an annual basis. The first payment is due upon substantial completion of construction of the building which is expected to be within 2 years from the effective date. As of September 30, 2022, the lease has not commenced as the Company does not have control over the asset.
The following table presents the breakout of the operating leases as of:
	September 30, 2022	December 31, 2021
Operating lease right-of-use assets	$4,878	$5,709
Short-term operating lease liabilities	1,157	1,082
Long-term operating lease liabilities	3,821	4,694
Total operating lease liabilities	$4,978	$5,776
Weighted average remaining lease term	3.8 years	4.6 years
Weighted average discount rate	5.2%	5.2%
Assumptions used in determining our incremental borrowing rate include our implied credit rating and an estimate of secured borrowing rates based on comparable market data.

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
At September 30, 2022, the future minimum lease payments under these operating leases are as follows:
2022	$342
2023	1,399
2024	1,435
2025	1,440
2026	893
Total lease payments	5,509
Less imputed interest	531
Total operating lease liabilities	$4,978
NOTE 5 — LONG TERM DEBT
Financing — Trust Indenture
On November 24, 2021, the Company entered into agreements to issue $45,000 in fixed rate senior notes (Series 2021-6 Notes) pursuant to a Trust Indenture held by UMB Bank, as trustee and disbursing agent, and Newlight Capital, LLC as servicer. The trust and debt documents also require a Lender Collateral Residual Value Insurance Policy (the “Insurance Policy”, with UMB Bank as named insured for $45,000), and a placement agent, which is Tribe Capital Markets, LLC.
On the closing date of the financing, the Company received a wire for $35,474, which is comprised of the gross proceeds of $45,000 less $3,188 in deposits to certain reserve accounts (see “Reserve Accounts” below), and $6,338 in expenses withdrawn from the gross proceeds, which included $4,725 in prepaid policy premiums and related costs underlying the Insurance Policy (see “Collateral” below), a prepaid loan monitoring fee of $60 and $1,553 in debt issuance costs.
The obligation for the Series 2021-6 Notes underlying the Trust Indenture is $45,000 in principal on the date of the closing of the financing. The debt bears interest at 5.50% per annum accruing monthly on a 360-day basis. Late payments will be subject to a $50 late fee and default interest based on a rate 5 percentage points above the applicable interest immediately prior to such default. The Company is making interest-only payments on the unpaid principal amount in arrears, commencing December 1, 2021 and ending on November 1, 2022 (for interest accruing from the Closing Date through October 31, 2022). Beginning on December 1, 2022, the Company will repay the debt in twenty-four equal installments of principal in the amount of $1,875, plus accrued interest on the unpaid principal amount. Any remaining obligations will be due and payable on November 1, 2024 (the “Maturity Date”).
Financing — Trust Indenture (continued)
The obligations under the Trust Indenture will be deemed to be repaid or prepaid to the same extent, in the same amounts and at the same times, as the Series 2021-6 Notes are redeemed with funds provided except for payments made from the proceeds of the Insurance Policy (see “Collateral” below) as such funds must be reimbursed by the Company to the insurer.
During the nine months ended September 30, 2022, a total of $1,873 of interest expense was incurred under the debt. Amortization of the debt issuance costs amounted to $1,783 during the nine months ended September 30, 2022. The net balance of $40,712 at September 30, 2022 consists of $45,000 in principal less $4,288 in unamortized debt discount. In connection with the Business Combination on October 7, 2022, the outstanding principal balance of the loan was paid in full.

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Reserve Accounts
Initial deposits into the reserve accounts consisted of the following items:
Payment Reserve Fund	$3,044
Capitalized Interest Fund	144
Total	$3,188
The Payment Reserve Fund is a debt service fund to be maintained by UMB Bank, and the initial deposit is equal to the maximum amount of monthly interest and principal debt service payment due on the Series 2021-6 notes, plus interest earned on special redemptions (redemptions related to certain defaults on the debt). These funds may be utilized by UMB Bank to fund certain shortfalls and a special redemption, but otherwise such funds are released pro rata to the Company based on principal payments made by the Company on the Series 2021-6 Notes. Since this is a deposit account maintained by the trustee and restricted for release upon the occurrence of future events, this deposit will be treated as restricted cash. The balance at September 30, 2022 remained at $3,044.
The Capitalized Interest Fund was created to hold the interest that will accrue from the closing date until the first payment due on December 15, 2021. The initial deposit, therefore, was treated as prepaid interest. These funds were utilized to pay the interest incurred through that first payment date, therefore the balance as of September 30, 2022 was $0.
Both above funds, to the extent that they are deposited into interest-bearing accounts, will earn interest that UMB Bank will transfer into an Interest Earnings Fund, which funds will be held in escrow until the earlier of maturity or when the debt obligations are paid in full (assuming no events of default). There were no funds deposited into interest-bearing accounts at September 30, 2022 or December 31, 2021.
Financial Covenants
The Company is subject to certain financial covenants which include maintaining minimum adjusted EBITDA, Capital Expenditures and Minimum Fixed Charge Coverage Ratio requirements.
The Company was in compliance with all financial covenants as of September 30, 2022 and December 31, 2021.
Long Term Debt Maturities
At September 30, 2022, the future debt maturities are as follows:
For Years Ended December 31,
2022 (3 months)	$1,875
2023	22,500
2024	20,625
Total	45,000
Less: Unamortized debt issuance costs, noncurrent	(4,289)
Total debt	40,711
Less: current portion of debt, net of debt discount	(16,529)
Total long-term debt	$24,182

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 6 — REVOLVING NOTE AGREEMENT
On October 6, 2021, the Company entered into a revolving note agreement with a lender to borrow up to $8,000. The borrowing amount is limited and based on the lesser of maximum principal amount ($8.0 million) and the sum equal to 80% of eligible accounts receivable and 50% of eligible inventory. Interest on each advance shall accrue at the prime rate announced by Bank from time to time, as and when such rate changes. The revolving credit amount is collateralized by all assets of the Corporation. The Company drew an initial amount of $5,000 under the facility, which it subsequently re-paid and the revolving note was terminated as a closing condition of the 2021-6 Notes.
NOTE 7 — ASSET PURCHASE AGREEMENT
On January 1, 2022, the Company (the “Buyer”) entered into an asset purchase agreement (the “APA”) with Bourns Production, Inc., a Nevada corporation (the “Seller”) pursuant to which the Buyer acquired machinery and equipment of the Seller as set forth in the APA for a purchase price of $197 which approximated fair market value.
NOTE 8 — RELATED PARTY
The Company loaned its Chief Financial Officer $469 to repay amounts owed by him to his former employer and entered into a related Promissory Note with a maturity date of March 1, 2026. The loan was forgiven in full in March of 2022 and was recorded within general and administrative expense.
NOTE 9 — COMMON STOCK
Common stockholders are entitled to dividends if and when declared by the Board of Directors subject to the rights of the preferred stockholders. As of September 30, 2022 and December 31, 2021, no dividends on common stock had been declared by the Company.
On July 12, 2022, Dragonfly entered into a Stock Purchase Agreement with THOR Industries, whereby THOR purchased 1,267,502 shares of Dragonfly common stock for $11.8343 per share or $15,000 in cash. The Stock Purchase agreement was issued in connection with a binding agreement among the parties whereby the parties would use commercially reasonable efforts to enter into a mutually agreed distribution and joint development agreement. The final terms of the agreement have not yet been determined.
As of September 30, 2022 and December 31, 2021, the Company had reserved shares of common stock for issuance as follows:
	September 30, 2022	December 31, 2021
Convertible preferred stock outstanding	10,000,000	10,000,000
Options issued and outstanding	3,100,524	3,122,398
Common stock outstanding	22,634,276	20,875,475
Shares available for future issuance(1)	540,902	10,327
Total	36,275,702	34,008,200

(1)
During March 2022, the Company increased the shares authorized under the plan by 1,000,000

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
NOTE 10 — STOCK-BASED COMPENSATION
A summary of the Company’s option activity and related information follows:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Life (in years)	Aggregate intrinsic value
Balances, January 1, 2021	2,563,080	$0.45	$—	7.92	$650,965
Options granted	1,000,538	3.41	1.94		—
Options forfeited	(299,939)	1.21	1.83		—
Options exercised	(49,727)	0.53	—		—
Balances, September 30, 2021	3,213,952	$1.30	$—	7.80	$7,616,691
Balances, January 1, 2022	3,122,398	$1.98	$—	8.52	$6,549,591
Options granted	509,500	4.08	1.81		—
Options forfeited	(40,075)	3.29	2.07		—
Options exercised	(491,299)	1.44	—		—
Balances, September 30, 2022	3,100,524	$2.40	$—	8.22	$5,220,204
At September 30, 2022
Vested and Exercisable	864,984	$1.53		7.83	$2,201,553
Vested and expected to vest	2,235,540	$2.73		8.37	$3,018,651
Share-based compensation expense for options totaling $1,155 and $428 was recognized in our statements of income for the nine months ended September 30, 2022 and 2021, respectively. Of the $1,155 of share-based compensation incurred during the nine months ended September 30, 2022, $189 is allocated to cost of goods sold, $307 to research and development, $326 to selling and marketing, and $333 to general and administrative expenses. Of the $428 of share-based compensation incurred during the nine months ended September 30, 2021, $145 is allocated to cost of goods sold, $55 to research and development, $89 to selling and marketing, and $139 to general and administrative expenses.
As of September 30, 2022, there were 540,902 shares of unissued authorized and available for future awards under the plans.
NOTE 11 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through November 14, 2022, the date that the condensed financial statements were available to be issued. Based upon this review, other than noted below, the Company did not identify any subsequent events that would have required adjustment to or disclosure in the condensed financial statements.
On October 7, 2022, the Company’s stockholders approved the Business Combination, by and among the company formerly known as CNTQ, Dragonfly Energy Corp., and Bronco Merger Sub, Inc., pursuant to which Bronco Merger Sub, Inc. was merged with and into Dragonfly, with Dragonfly surviving the merger.
As a result of the Merger, and upon consummation of the Merger and other transactions contemplated by the Business Combination Agreement, Dragonfly became a wholly owned subsidiary of CNTQ. Upon the closing of the Business Combination the Company changed it’s name to Dragonfly Energy Holdings Corp. (“New Dragonfly”), with stockholders of Dragonfly becoming stockholders of New Dragonfly.

DRAGONFLY ENERGY CORP.
UNAUDITED NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
The following transactions at closing of the Merger included:
•
Merger sub merged with and into Dragonfly, with Dragonfly surviving as a wholly owned subsidiary of New Dragonfly;

•
each issued and outstanding share of capital stock of Dragonfly converted into a number of shares of New Dragonfly Common Stock equal to the product of (x) the conversion ratio applicable to such share, under Dragonfly’s certificate of incorporation multiplied by (y) 1.182, which is the quotient obtained by dividing (a) 41,500 by (b) the number of Fully-Diluted Shares as defined in the Business Combination Agreement;

•
each Dragonfly Option converted into an option to purchase a number of shares of New Dragonfly Common Stock in Accordance with the terms and subject to the conditions of the Business Combination Agreement;

•
each Dragonfly Warrant, to the extent outstanding and unexercised, converted into a warrant to acquire shares of New Dragonfly Common Stock in accordance with the terms and subject to the conditions of the Business Combination Agreement, and

•
each share of CNTQ Class A Common Stock that was issued and outstanding immediately prior to the Merger became one share of New Dragonfly Common Stock.

In connection with the term loan agreement issued in the PIPE financing (as described in note 1 of the financial statements), the Company entered into (i) the penny warrant to issue penny warrants to the Term Loan Lenders under the Term Loan exercisable to purchase 2,593,056 shares, which is equal to approximately 5.6% of Common Stock calculated on an agreed fully diluted outstanding basis on the issuance date (the “Penny Warrants”) and (ii) the $10 warrant to issue warrants to the Term Loan Lenders under the Term Loan exercisable to purchase 1,600,000 shares of Common Stock at $10 per share (the “$10 Warrants” and, together with the Penny Warrants, the “Warrants”). The additional shares of Common Stock will dilute the pro forma ownership of the other Company stockholders of proportionately.
On October 7, 2022, the Company entered into a purchase agreement and registration rights agreement with CCM LLC. Pursuant to the purchase agreement, the Company has the right to sell to CCM LLC an amount of shares of common stock, up to a maximum aggregate purchase price of $150 million, from time to time, pursuant to the terms of the Purchase Agreement. In addition, the Company appointed LifeSci Capital, LLC as a “qualified independent underwriter” with respect to the transactions contemplated by the Purchase agreement.
On November 4, 2022, the Board of the Company announced that Sean Nichols, the Company’s Chief Operating Officer, would be leaving the Company. Mr. Nichols and the Company have entered into a separation and release agreement (the “Separation Agreement”) on November 2, 2022. Pursuant to the Separation Agreement, Mr. Nichols will receive a cash payment of $100,000 in one installment in December 2022 and a cash payment of $1,000,000 in 24 monthly installments commencing in December 2022. Mr. Nichols’ outstanding equity awards granted by the Company will fully vest and, in the case of options, will be exercisable for 12 months following his termination date. The Separation Agreement also provides the Company will pay a portion of Mr. Nichols’ premiums to continue participation in the Company’s health insurance plans for up to 18 months following his termination. The Separation Agreement includes a general release of claims by Mr. Nichols and certain restrictive covenants in favor of the Company, including non-competition and non-solicitation covenants for 12 months following his termination date.